As filed with the Securities and Exchange Commission on July 11, 2003

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Murdock Communications Corporation

(Exact Name of Registrant as Specified in its Governing Instrument)

Iowa	6770	42-1339746
(State of Incorporation)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

701 Tama Street

Marion, Iowa 52302

(319) 447-4239

(Address and Telephone Number of Principal Executive Offices)

Nancy C. Davis

701 Tama Street

Marion, Iowa 52302

(319) 447-4239

(Name, Address and Telephone Number of Agent for Service)

Copies To:

Garth B. Jensen	Benjamin G. Lombard
J. Gregory Holloway	Reinhart Boerner Van Deuren s.c.
Holme Roberts & Owen LLP	1000 North Water Street, Suite 2100
1700 Lincoln Street, Suite 4100	Milwaukee, Wisconsin 53202
Denver, Colorado 80203	(414) 298-1000
(303) 861-7000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, no par value (1)	10,975,610 shares	$0.70(2)	$7,682,927	$621.55

Common Stock, no par value (3)	7,315,152 shares	$0.70(2)	$5,120,606.40	$414.26

(1)	Shares of common stock held by selling stockholders or to be issued to selling stockholders upon consummation of the registrant’s pending merger with Polar Molecular Corporation.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the bid and asked prices per share of the registrant’s common stock as reported on the Over-the-Counter Bulletin Board on July 8, 2003.
(3)	Shares of common stock issuable upon exercise of currently outstanding warrants held by selling stockholders.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (SUBJECT TO COMPLETION) DATED            , 2003

Murdock Communications Corporation

18,290,762 Shares

Common Stock

We are registering 18,290,762 shares of our common stock held by certain of our stockholders including 7,315,152 shares issuable upon exercise of currently outstanding common stock warrants held by the selling stockholders and 4,288,382 shares issuable upon consummation of our pending merger with Polar Molecular Corporation. We will not receive any proceeds from the sale of shares by the selling stockholders.

The selling stockholders may sell the shares to or through broker-dealers. The broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom the broker-dealers may act as agents or to whom they may sell as principals or both. The compensation as to a particular broker-dealer might be in excess of customary discounts, concessions or commissions.

Our common stock, no par value per share, trades on the OTCBB under the symbol “MURC.” The last reported sales price of our common stock on the OTCBB on July 8, 2003 was $0.75 per share. In connection with the proposed merger with Polar Molecular Corporation and reincorporation as a Delaware corporation, we plan to change the symbol for our common stock to “PMHC.”

This investment involves risks. See “ Risk Factors” beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The selling stockholders are not offering to sell, or seeking offers to buy, our common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus.

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SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. To better understand our company, this offering of stock by us and some of our stockholders, and the proposed merger with Polar Molecular Corporation, you should carefully read this entire document and the documents to which we have referred you. See “Where You Can Find More Information” on page 66. On or about July 14, 2003, we expect to complete a merger with Polar Molecular Corporation and to reincorporate in Delaware and change our name to Polar Molecular Holding Corporation. The terms “we,” “us” and “our” refer to the combined company following the merger or, as appropriate, our predecessor companies.

The Merger

Murdock Communications Corporation entered into a merger agreement with Polar on December 19, 2001. The agreement has since been amended four times. The merger agreement provides for the merger of Molecular Corporation a subsidiary of Murdock with and into Polar, with Polar continuing as the surviving corporation. After the merger, Polar will be a wholly owned subsidiary of Polar Molecular Holding Corporation, or Holding, which will be the new name of Murdock after its reincorporation as a Delaware corporation. After the reincorporation and the merger, Holding will remain a publicly traded company.

On June 17, 2003, the stockholders of both Murdock and Polar approved the merger agreement. The parties expect to complete the merger on or about July 14, 2003.

Business
Murdock Communications Corporation 701 Tama Street Marion, Iowa 52302 (319) 447-4239	Murdock Communications Corporation is an Iowa corporation that is not currently engaged in any significant business operations. Following the proposed reincorporation and merger, Murdock will be a Delaware corporation called Polar Molecular Holding Corporation. Murdock’s common stock trades on the OTCBB under the symbol “MURC.” We intend to apply to have the symbol changed to “PMHC” after completion of the merger.

Polar Molecular Corporation 4600 South Ulster Street, Suite 940 Denver, Colorado 80237 (303) 221-1908	Polar Molecular Corporation is a Delaware corporation that develops and markets fuel additives. Polar’s primary product, DurAlt®FC, is a patented fuel additive that has been proven effective at reducing combustion chamber deposits and reducing octane requirement increase in combustion engines. Polar is privately owned, and its common stock does not trade on any stock exchange, Nasdaq or the OTCBB.

MCC Merger Sub Corporation 701 Tama Street Marion, Iowa 52302 (319) 447-4239	MCC Merger Sub Corporation is a recently formed Delaware corporation that is a wholly owned subsidiary of Murdock. At the time of the merger, MCC Merger Sub will have conducted no business other than in connection with the merger agreement. After the merger of MCC Merger Sub with and into Polar, MCC Merger Sub will no longer exist. The merger of MCC Merger Sub with and into Polar is referred to in this document as the “merger.”

Polar Molecular Holding Corporation 701 Tama Street	Polar Molecular Holding Corporation is a recently formed Delaware corporation that is a wholly owned subsidiary of Murdock. At the time of the proposed reincorporation (which will take place immediately before the merger), Holding

Marion, Iowa 52302 (319) 447-4239	will have conducted no business other than in connection with the proposed reincorporation. In the proposed reincorporation, Murdock will merge with and into Holding, and Holding will succeed to all of Murdock’s assets, liabilities, rights and obligations.

Polar is a Delaware corporation based in Denver, Colorado. Polar’s business objective is to commercialize its proprietary additive technologies that improve fuel economy, reduce greenhouse gas emissions, and provide alternatives to leaded gasoline for the global automotive fuel market. DurAlt®FC, Polar’s first commercial product, has been in limited use since 1985 as a retail after-market fuel additive and as a bulk treatment additive in large fleets and marine harbors. Product efficacy has been proven in numerous laboratory and fleet tests performed by major oil companies, independent laboratories, engine manufacturers, and published in two technical papers by the International Society of Automotive Engineers. Retail market customers include Harley Davidson Motorcycle Company, Amway Corporation, and several others. Harley Davidson, after a fleet test of DurAlt®FC, adopted the product under private label in 1986 as Harley Davidson Genuine Fuel Additive Formulated with DurAlt®FC.

Listing

Our common stock is quoted on the OTCBB under the symbol “MURC.” We intend to apply to have the symbol changed to “PMHC” after completion of the merger.

The last reported sales price of our common stock on the OTCBB on July 8, 2003 was $0.75 per share.

The Offering

We are registering 18,290,762 shares of our common stock held by certain of our stockholders including 7,315,152 shares issuable upon exercise of currently outstanding common stock warrants held by the selling stockholders and 4,288,382 shares issuable upon consummation of our pending merger with Polar Molecular Corporation. We will not receive any proceeds from the sale of shares by the selling stockholders.

Summary Pro Forma Combined Financial Data

We are providing the following financial information to aid you in your analysis of an investment in our common stock, and the financial aspects of this offering and the merger with Polar. This information is only a summary and you should read it in conjunction with the pro forma combined financial statements and related notes presented on pages 62 through 65 and the historical financial statements and related notes contained in this document.

The merger of MCC Merger Sub with and into Polar will be treated for accounting and financial reporting purposes as a reverse acquisition of Murdock by Polar, since the current Polar stockholders will control Holding after the reincorporation and merger. Under this accounting treatment, Polar is deemed for accounting purposes to be the acquiring entity and Murdock the acquired entity. The financial statements of Holding after the merger will reflect Polar on a historical basis and will include the results of operations of Murdock from the effective date of the merger. As Murdock has not pursued any revenue generating activity in the last six months, the merger will be treated as a recapitalization of Polar, with no goodwill recorded.

We have presented summary pro forma combined financial data representing the Holding pro forma combined balance sheet as of March 31, 2003 and statements of operations for the three months ended March 31, 2003 and the year ended December 31, 2002.

Our pro forma combined balance sheet data give effect to the transaction as if it occurred on March 31, 2003. Our pro forma combined statements of operations data give effect to the transaction as if it occurred at the beginning of the period indicated. Our pro forma financial statements also include adjustments directly attributable to the transaction and expected to have a continuing impact on the combined company.

Although this pro forma financial information has been prepared in accordance with the rules and regulations of the Securities and Exchange Commission, or SEC, and has been prepared based on currently available information using assumptions we believe are appropriate, you should note that this information may not be indicative of the results that actually would have occurred had the combination been effected at the beginning of the periods presented or of what actual results would be in the future. You should read the notes to the pro forma combined condensed financial statements for further discussion of the assumptions we made to prepare this information.

Polar Molecular Holding Corporation

Pro Forma Combined Summary Financial Data

(Dollars in thousands)

	For Three Months Ended March 31, 2003 (Adjusted for the Merger)	For Twelve Months Ended December 31, 2002 (Adjusted for the Merger)
Statements of Operations Data
Revenues	$47	$239
Loss From Continuing Operations	$(579)	$(3,449)
Balance Sheet Data at Period End
Total Assets	1,327
Notes Payable	1,378
Long Term Debt	2
Total Other Liabilities	4,196
Total Stockholders’ Deficit	(4,249)

Summary Financial Data

We are providing the following financial information to aid you in your analysis of an investment in our common stock. This information is only a summary and you should read it in conjunction with the historical financial statements and related notes of both Murdock and Polar contained in this document.

Murdock Communications Corporation

Summary Financial Data

(Dollars in Thousands)

	Three Months Ended	Years Ended
	March 31, 2003	December 31, 2002	December 31, 2001	December 31, 2000
Statement of Operations Data:
Revenues	$—	$—	$22	$191
Income (loss) from continuing operations	(711)	(2,941)	(3,033)	152	(1)
Balance Sheet Data at Period End:
Total assets	$7	$9	$15	$277
Notes payable	13,844	13,800	8,766	8,783
Long-term debt	—	—	4,632	4,632
Total liabilities	23,177	22,468	19,537	18,030
Total stockholders’ deficiency	(23,170)	(22,459)	(19,522)	(17,753)

(1)	Includes a $2.6 million charge for the impairment of certain investments and a gain of $7.0 million in connection with a debt restructuring plan.

Polar Molecular Corporation

Summary Financial Data

(Dollars in Thousands)

	Nine Months Ended	Year Ended	Three Months Ended March 31,
	December 31, 2002	March 31, 2002	2003	2002
Statement of Operations Data
Revenues	$184	$162	$47	$55
Net Loss	(1,592)	(1,946)	(465)	(617)
Net Loss Attributable to Common Stockholders	(1,592)	(1,997)	(465)	(617)
Balance Sheet Data at Period End
Total Assets	$234	$193	$237	$193
Notes Payable	2,552	1,149	2,736	1,149
Long term debt	6	15	2	15
Total Other Liabilities	2,296	2,116	2,417	2,116
Redeemable preferred stock	—	—	—	—
Total Stockholders’ deficit	(4,620)	(3,087)	(4,918)	(3,087)

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider carefully the following risks, along with the more detailed descriptions cross-referenced in this section and all of the other information in this prospectus, before deciding to buy our common stock. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also impair our business operations. The occurrence of any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows and may cause our stock price to decline. In that case, you may lose all or a part of your investment in our common stock.

Despite a history of niche market retail sales, we are essentially a development company with no assurances of profitability.

Polar has added to its previous strategy of marketing its products to niche retail markets and has embarked on a new strategy to pursue nationwide and worldwide bulk sales of its products to gasoline suppliers for incorporation into commercial grade gasoline. Following the proposed merger, we will continue to pursue this strategy as a combined company. While such strategy is aimed at achieving sales of a greater volume of product, it is also subject to inherent risks that may prove to be beyond our ability to control. The pool of retail gasoline providers is fairly small and is controlled by a handful of highly institutionalized decision makers. Polar has not received a purchase order from any retail gasoline supplier, and there can be no assurance that we will receive any purchase orders from any of these companies in the future. If we are unable to obtain purchase orders from our potential customers and begin producing net income, we may not be able to continue as a going concern. Throughout our history of operation, we have never produced net income and there can be no assurance that we will produce net income in the future.

We have significant capital requirements and a continuing need for additional financing.

We believe that our capital requirements will continue to be significant, and our cash requirements may exceed our cash flow from operations. Based on agreements reached by Murdock with its creditors as of June 26, 2003, we expect that approximately $910,000 will be needed at or after the closing of the merger to make required payments to Murdock’s creditors. We also expect that Polar will have approximately $3.2 million of outstanding debt following the closing of the merger due before the end of 2003. We do not anticipate that existing stockholders will provide any portion of our future financing requirements, other than exercising outstanding warrants that by their terms will not survive the merger, to purchase up to 3,732,653 shares of Polar common stock. As of June 30, 2003, warrants to purchase 3,195,918 shares of Polar common stock had been exercised. Consequently, we cannot be sure that any additional financing will be available to us when needed, on commercially reasonable terms, or at all. Failure to obtain additional financing when needed would have a material adverse effect on us, requiring us to curtail and possibly cease our operations. The terms of future debt or equity financings may involve the following risks to us and our stockholders:

•	the holdings of our stockholders may be diluted if we sell shares of our common stock at a discount to the market price of our common stock or issue warrants with an exercise price or convertible securities with a conversion rate less than the market price of our common stock;

•	we may issue equity securities with dividend rights, liquidation preferences, voting rights or other rights and preferences superior to those of our common stock; or

•	we may issue debt securities with substantial debt service requirements, high interest rates or other terms that limit our ability to obtain additional financing or to take advantage of business opportunities.

As a result of net working capital deficiencies and indebtedness, we may not be able to continue as a going concern.

The consolidated financial statements of both Murdock and Polar have been prepared assuming the company will continue as a going concern. On a consolidated basis, we have a net working capital deficiency as a result of recurring losses from operations and indebtedness. Although Murdock has negotiated settlements of substantial amounts of its indebtedness contingent upon the closing of the merger, we will continue to have outstanding debt following the merger. We cannot assure you that we will be able to repay this debt on its terms or negotiate extensions or changes in the payment terms with our other creditors. Accordingly, there is substantial doubt regarding our ability to continue as a going concern. Each of Murdock’s and Polar’s independent auditors has included in its audit report an explanatory paragraph relating to the company’s ability to continue as a going concern. Our consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should we not be able to continue as a going concern. We may need to raise capital through debt or equity financings and/or restructure the terms of our debt in order to meet our commitments over the next year. We cannot assure you that we will be able to raise such capital and/or restructure the terms of our debt on favorable terms or at all. To the extent our operations continue to experience financial difficulty, the value of our common stock may decline.

We operate in a highly competitive industry, competing against numerous companies that enjoy substantially greater resources and well established market presence.

There are numerous other companies, including Lubrisol, Ethyl Corporation, Infineum, Oronite, BASF and Octel, that are engaged in the business of manufacturing and selling detergent additives for petroleum products. All of these companies have substantially greater resources than we do and enjoy well established market presence, distribution networks and market share. It is likely that any or all of these other companies are in the process of, and have allocated substantially more resources than we have, in developing their own products that are or would be competitive with Polar’s chemical additive products. If any of these companies is successful in its efforts to develop competitive chemical additive products, such a company would have substantially greater resources to market its competing products. Increased competition or our failure to compete successfully is likely to result in price reductions, fewer customer orders, reduced gross margins, increased marketing costs, failure to acquire or retain market share, or any combination of these problems.

Substantially all of our tangible assets, including our intellectual property, are subject to liens by our creditors, and these creditors could foreclose on substantially all of our assets if we default on our obligations.

Polar granted a first priority lien on substantially all of its assets as collateral for a promissory note in favor of Affiliated Investments, L.L.C., or Affiliated, in the original principal amount of $600,000, which originally became due and payable as of December 26, 2001. In January 2003, the principal amount of this note was increased by $75,000. While Affiliated has entered into several agreements waiving defaults under the original note and extending the due date of the original note, Polar has not been able to repay this debt. An amount equal to $75,000, together with related accrued and unpaid interest, is due on the closing of the merger with Murdock. The remaining principal and interest under the note is currently due December 31, 2003 (or earlier, to the extent that Polar receives the benefit of net proceeds from Holding’s sale of securities after the date of the merger). Any subsequent default under the note would allow Affiliated to foreclose on substantially all of our assets, subjecting those assets to foreclosure proceedings. There can be no assurance that we will be in a position to repay this debt and free our assets of the related lien in the near future.

Our patents and trademarks are subject to a second priority lien in favor of Lockhart Holdings, Inc., or Lockhart. Polar issued a convertible promissory note in favor of Lockhart in the original principal amount of $200,000, which note originally became due October 19, 2002, but was extended to July 19, 2003. Polar and Lockhart are currently negotiating an additional extension of the due date to December 31, 2003. In January 2003, the principal amount of this note was increased by $25,000. Any default under the Lockhart note would also constitute a default under the Affiliated note, and would allow Affiliated and Lockhart to foreclose on substantially all of our assets. There can be no assurance that we will be in a position to pay off the Lockhart note and free our assets of the related lien in the near future, or that Lockhart will agree to extend further the maturity date of the Lockhart note.

Furthermore, our patents and trademarks are subject to a lien in favor of certain of Polar’s employees and advisors for deferred wages or services rendered without compensation, now existing or incurred in the future. Polar entered into a security agreement with these employees and advisors that conveys a security interest in substantially all of our assets. This lien will become effective upon the earlier of repayment of the Affiliated note or consent by Affiliated to the grant of the security interest. The security agreement provides that these employees and advisors are secured on an equal priority with the holders of $1,829,000 of convertible debt issued in Polar’s recent private placement. The agreement further provides that Polar may not grant any liens in its assets with superior rights or priority, other than those granted to Affiliated and Lockhart (including the January 2003 increases in principal amount) and liens securing up to an additional $400,000 in new debt. There can be no assurance that we will be in a position to pay our obligations to the employees and advisors under this agreement and free our assets of the related lien in the near future.

Finally, our patents and trademarks are subject to a lien in favor of investors holding equity investments in the form of convertible notes in the aggregate principal amount of $1,829,000. The security interest granted to these investors is subordinated to the security interest of both Affiliated and Lockhart and ranks equal to the security interest granted to the employees and advisors described immediately above. Each of these notes becomes immediately convertible into shares of Polar’s common stock upon consummation of the merger, and the related security interest will be extinguished at the same time. In the event that the merger is not consummated, each of the notes becomes due and payable upon the two-year anniversary of its issuance. There can be no assurance that we will be in a position to repay the debt under the investor notes on their terms.

Future sales of shares of our common stock by our stockholders could cause our stock price to fall.

If our stockholders sell substantial amounts of shares of our common stock in the public market, the market price of our common stock could fall. The perception among investors that these sales will occur could also produce this effect.

Based upon the number of shares of Murdock common stock (assuming conversion of certain Murdock debt and other Murdock obligations) and Polar common stock outstanding as of June 1, 2003, and assuming that all of the convertible debt issued by Polar in its recent private placement is converted to shares of Polar common stock in accordance with its terms and 3,195,918 warrants issued in connection with this convertible debt are exercised, we will have 88,978,735 shares of Holding common stock outstanding after the merger, consisting of 71,182,988 shares to be issued to the Polar stockholders in the merger, and 17,795,747 shares to be held by the Murdock stockholders. All of the shares of Holding common stock to be issued to the current Polar stockholders in the merger will generally be immediately available for resale in the public markets, except for shares issued to Polar’s affiliates and except for shares subject to the lock-up agreements. All of the shares of Holding common stock held by the current Murdock stockholders will generally be immediately available for resale in the public markets, except for shares held by Murdock’s affiliates and except for shares subject to the lock-up agreements. The registration statement of which this prospectus is a part would register 18,290,762 shares of Murdock common stock held by certain of its stockholders, including a total of 7,315,152 shares of Murdock common stock issuable upon exercise of currently outstanding warrants held by the selling stockholders and 4,288,382 shares issuable upon consummation of our pending merger with Polar. Some of the selling stockholders are affiliates of Murdock. When the registration statement becomes effective, these stockholders may sell their registered shares immediately, subject to the provisions of the Murdock lock-up agreements with respect to some of these registered shares.

Certain Murdock stockholders have entered into lock-up agreements in connection with the merger. Based upon the number of shares of Murdock common stock outstanding as of June 30, 2003 (assuming conversion of certain Murdock debt and other Murdock obligations), these lock-up agreements will restrict the transfer of approximately 7,984,897 shares of Murdock’s outstanding common stock for six months after the merger, approximately 5,323,325 shares of Murdock’s outstanding common stock for nine months after the merger and approximately 2,661,662 shares of Murdock’s outstanding common stock for twelve months after the merger. These shares will convert into shares of Holding common stock on a one-for-one basis in the reincorporation. Polar has also entered into lock-up agreements with some of its stockholders. These lock-up agreements will restrict the transfer of approximately 16,780,438 shares of Polar (which will become 39,440,520 shares of Holding) for six months after the merger, approximately 11,186,959 shares of Polar (which will become 26,293,681 shares of Holding) for nine months after the merger and approximately 5,593,479 shares of Polar (which will become 13,146,839 shares of Holding) for twelve months after the merger.

Conversely, approximately 41,553,318 shares of Holding will not be subject to a lock-up agreement for six months after the merger, approximately 57,361,729 shares of Holding will not be subject to a lock-up agreement for between six and nine months after the merger and approximately 73,170,234 shares will not be subject to a lock-up agreement for between nine and twelve months after the merger.

Additional shares of our common stock issuable upon the exercise of Polar and/or Murdock stock options will be available for public sale once we file a registration statement covering shares issued under the stock option plans of Polar and Murdock. The sale of these additional shares into the public market may further adversely affect the market price of our common stock.

We rely on patents and similar protections for its proprietary technology, but still may not be able to fully protect these key assets.

We rely primarily on a combination of U.S. and foreign patent and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights, which are our key assets. There can be no assurance that Polar’s existing patents and trademarks will not be invalidated, circumvented or challenged. There can also be no assurance that any of our pending or future patent applications, whether or not being currently challenged by applicable governmental patent examiners, will be issued with the scope of the claims sought, if at all. Furthermore, there can be no assurance that others will not develop technologies that are similar or superior to Polar’s fuel additive technology or design around any patents owned by us. Unauthorized parties may attempt to copy aspects of our products or to obtain and use information we regard as proprietary. In addition, the laws of some foreign countries do not protect proprietary rights as fully as do the laws of the United States. There can be no assurance that our means of protecting our proprietary rights in the United States or abroad will be adequate or that others will not independently develop similar or superior technology.

The limited life of Polar’s patents may allow other competitors to reproduce and sell Polar’s products within a decade.

Because patents have a limited life span, Polar will be able to retain exclusive rights to its patented technology only for a limited period of time. Polar’s current patent protection on most of its technology will expire on or before 2023. We cannot assure you that Polar will be able to extend its patent protection beyond that time.

We may not meet the listing requirements to list our common stock on the Nasdaq SmallCap Market or the American Stock Exchange.

The combined company may not be able to meet the listing requirements for the Nasdaq SmallCap Market, which requires an issuer to have net tangible assets of at least $2 million, a public float valued at $1 million or more, and a minimum bid price of $1 per share. The American Stock Exchange has several different options for listing standards, each of which is stricter than the Nasdaq SmallCap Market listing requirements.

If our common stock is listed on the OTCBB, rather than the Nasdaq SmallCap Market or the American Stock Exchange, holders of our common stock may find that the liquidity of our securities is significantly impaired—not only in the number of securities that can be bought and sold, but also through delays in the timing of transactions, reduction in security analysts’ and the news media’s coverage of Holding, and lower prices for our securities than might otherwise be attained. In addition, companies whose stock is listed on the Nasdaq SmallCap Market or the American Stock Exchange must adhere to the rules of that market. These rules include various corporate governance procedures which, among other items, require a company to:

•	obtain stockholder approval before completing various types of important transactions, including:

—	issuances of common stock equal to 20% or more of the company’s then outstanding common stock for less than the greater of book or market value, or

—	most issuances of stock options;

•	maintain a board of directors consisting of a majority of members that qualify as independent from the company; and

•	maintain an audit committee, compensation committee and nominating committee consisting solely of independent directors.

If our common stock is listed on the OTCBB, we will not be subject to many of those rules.

Our common stock is subject to risks relating to low priced stocks.

Currently our common stock is considered a penny stock for purposes of SEC regulations. Those regulations define a “penny stock” to be any security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share (subject to certain exceptions), other than securities which are traded on the New York Stock Exchange or American Stock Exchange or quoted on Nasdaq. Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, impose sales practice and disclosure requirements on brokers and dealers who engage in certain transactions involving a “penny stock.” The additional sales practice and disclosure requirements imposed on brokers and dealers could impede the sale of our common stock in the secondary market. In addition, the market liquidity for our common stock may be severely adversely affected, which could have related adverse effects on the price of our common stock. Under the penny stock regulations, a broker or dealer selling penny stock to anyone other than an established customer or an “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction before the sale, unless the broker, the dealer or the transaction is otherwise exempt. In addition, the penny stock regulations require the broker or dealer to deliver, in advance of any transaction involving penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker, the dealer, or the transaction is otherwise exempt. A broker or dealer is also required to disclose commissions payable to the broker or dealer and the registered representative and current quotation for the securities. In addition, a broker or dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks. These requirements may have the effect of reducing the level of trading activity of our common stock, if any, in the secondary market, and our stockholders may find it difficult to sell their shares of our common stock.

The market price and marketability of our common stock may not improve after the merger, and may even decrease.

Currently, Murdock common stock is thinly traded on the OTCBB, and there is no public market for Polar common stock. The market price and marketability of our common stock following the merger will depend on many factors, some of which will be outside our control. We cannot assure you that the market price per share of our common stock after the merger will be equal to the market price per share of Murdock common stock before the merger, or that the marketability of our common stock will improve or remain consistent with the marketability of Murdock common stock before the merger.

We rely on outside contractors to manufacture our products.

We rely on outside contractors to produce our products. Execution of our business plan will require us to purchase much greater quantities of those products in the future. If we are unable to arrange for outside contractors to produce product as needed due to strikes, labor or supply shortages or for any other reason, shipment of our products will be interrupted and our business may be materially adversely affected.

Furthermore, our products are manufactured by a cold blending process, which combines certain chemicals. While these chemicals are widely available in bulk from multiple potential suppliers, if a shortage of any of these chemicals should arise, we may not be able to obtain adequate supplies on a timely basis or at a reasonable cost, and our business would be materially adversely affected.

Sales of our products may suffer if demand for gasoline and diesel fuel falls.

All of our current products are intended to be used as additives to gasoline and diesel fuel. Because of this, demand for and sales of our products are likely to depend largely on the demand for gasoline and diesel fuel. Fuel prices historically have been volatile and have fluctuated based on many factors that are outside the control of us and our potential customers, including:

•	crude oil prices;

•	oil production levels;

•	consumer travel patterns; and

•	economic and political considerations.

Increases in the price of gasoline may reduce consumer demand for gasoline and diesel fuel and may adversely affect the potential market for our products.

We will incur significant charges and expenses as a result of the merger.

We expect to incur costs of approximately $1.6 million related to the merger. These costs include investment banking fees and related expenses, legal and accounting fees, and printing, mailing and other costs directly related to the merger. These costs also include indirect merger-related costs associated with Murdock’s debt restructuring activities and Polar’s loans to Murdock. The companies may also incur additional unanticipated costs in connection with the merger. Also, any delays or increased costs of combining the two companies could adversely affect us and disrupt our operations.

If key personnel resign after the merger, we may experience operational delays.

Certain Polar employees have technical expertise that we believe is necessary for the success of the combined company. Competition for employees with the technical skills we require is high. If these employees do not view the merger favorably, or for any other reason, they resign, we may be unable to recruit replacement employees with the technical skills we require on commercially reasonable terms, if at all. Although we are seeking to retain certain Polar employees following the merger, these employees may choose not to remain employed by us. If we are unable to replace these individuals, we may experience operational delays that could impact our future financial performance.

A limited number of stockholders will collectively continue to own a substantial percentage of our common stock after the merger and could significantly influence matters requiring stockholder approval.

Immediately after the merger, our seven largest stockholders will beneficially own more than 40% of our outstanding common stock. These stockholders may, if they act together, exercise significant influence over all matters requiring stockholder approval after the merger, including the election of directors and the determination of significant corporate actions. This concentration of ownership could depress our stock price or delay or prevent a change in control that could be otherwise beneficial to our stockholders.

Our certificate of incorporation and bylaws and Delaware law contain provisions that could discourage a takeover.

Provisions of our certificate of incorporation and bylaws and Delaware law may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. These provisions include the following:

•	authorizing the board to issue preferred stock;

•	prohibiting cumulative voting in the election of directors; and

•	limiting the persons who may call special meetings of stockholders.

Our certificate of incorporation and bylaws also provide for a classified board in which only a third of the total board members will be elected at each annual stockholders meeting.

We have not paid any dividends on our common stock in the past three years.

We have not paid any cash dividends on our common stock in the last three years. Some of our current financing agreements contain restrictions on the payment of dividends. We do not anticipate paying any cash dividends in the foreseeable future.

Protecting directors and officers from liability may expose us to potential large expenses.

Our certificate of incorporation allows us to reimburse our officers and directors for damages they may be subject to, resulting from a breach of their fiduciary duties to stockholders. These charter documents also require us to advance money to any officer or director for costs in connection with suits brought against the officer or director in their capacity as such if the law does not prevent us from doing so. Any officer or director requesting advance money must first sign a written undertaking to reimburse us in the event that it is ultimately determined that the officer or director is not entitled to indemnification. We may experience significant cash flow problems if we are required to either reimburse, or advance money, to our officers or directors for such purposes.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus and in the documents referred to in this prospectus, which are based on current expectations and subject to risks and uncertainties. All statements other than statements of historical fact included in this prospectus, including without limitation, statements contained in the “Summary,” “Risk Factors,” “Business and Financial Information of Murdock” and “Business and Financial Information of Polar” sections regarding the financial condition, operating results, business prospects, or any other aspect of future operations of Polar or the combined company, are forward-looking statements. Although Murdock and Polar believe that the forward-looking statements are reasonable, neither Murdock nor Polar can assure you that such forward-looking statements will prove to have been correct. We generally identify forward-looking statements in this prospectus using words like “believe,” “intend,” “expect,” “estimate,” “may,” “should,” “plan,” “project,” “contemplate,” “anticipate,” “predict” or similar expressions. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, level of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. Accordingly, to the extent that this prospectus contains forward-looking statements regarding the financial condition, operating results, business prospects, or any other aspect of the companies, please be advised that the companies’ actual financial condition, operating results, and business performance may differ materially from that projected by the companies in forward-looking statements. The differences may be caused by a variety of factors, including but not limited to our ability to integrate the companies after the merger, higher than anticipated costs associated with the merger, failure to receive product orders, changes in general economic conditions, competition, equipment failures and business interruptions, government regulatory changes, changes in key personnel, lack of sources of additional financing, and other specific risks described in this prospectus under “Risk Factors.” In addition, the business and operations of the companies are subject to substantial risks which increase the uncertainty inherent in the forward-looking statements. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the companies or any other person that the objectives or plans of the companies will be achieved.

Except for the ongoing obligation of the companies to disclose material information as required by the federal securities laws, we do not have any intention or obligation to update forward-looking statements after we distribute this document.

USE OF PROCEEDS

This prospectus covers 10,975,610 shares held by the selling stockholders, including 4,288,382 shares issuable upon consummation of our pending merger with Polar. We will not receive any proceeds from the sale of these shares by the selling stockholders. The selling stockholders will receive all net proceeds from their sales of Murdock common stock under this prospectus.

This prospectus also covers 7,315,152 shares underlying currently outstanding warrants to acquire our common stock held by the selling stockholders. We would receive proceeds, if and when received, of up to approximately $14.0 million upon payment of the exercise price of these warrants, although certain of these warrants allow for cashless exercise and we would not receive any proceeds from a warrant exercised under the cashless exercise provisions. We intend to use these proceeds to repay Polar’s outstanding debt to Affiliated and, following full repayment of this debt, for general corporate purposes. As of June 26, 2003, Polar owes Affiliated an aggregate principal amount of $649,000. The interest rate on this debt is 12% per annum. $75,000 of principal amount was borrowed in January 2003 and must be repaid, together with related accrued interest, on the closing of the merger. The remaining principal amount, together with related accrued interest, is due December 31, 2003, or earlier to the extent we receive proceeds from the exercise of warrants or other sales of securities.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Murdock

The Murdock common stock trades on the OTCBB under the symbol “MURC” and Murdock’s redeemable common stock purchase warrants trade on the OTCBB under the symbol “MURCW.” We intend to apply to have the symbols changed to “PMHC” and “PMHCW” after the completion of the merger. The following table sets forth the high and low bid quotations for the Murdock common stock and redeemable common stock purchase warrants as reported on the OTCBB. Such transactions reflect interdealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	Common Stock		Warrants
Quarter	High	Low	High	Low
FISCAL 2000
First	$2.63	$0.88	$0.69	$0.15
Second	1.63	0.31	0.19	0.13
Third	0.69	0.25	0.13	0.13
Fourth	0.52	0.09	0.06	0.02
FISCAL 2001
First	0.25	0.05	0.05	0.02
Second	0.10	0.03	0.05	0.01
Third	0.45	0.03	0.10	0.01
Fourth	0.18	0.05	0.045	0.005
FISCAL 2002
First	0.18	0.08	0.01	0.01
Second	0.18	0.08	0.01	0.008
Third	0.23	0.06	0.008	0.008
Fourth	0.48	0.18	0.02	0.005
FISCAL 2003
First	0.47	0.21	0.02	0.01
Second	1.65	0.23	0.20	0.06

At May 7, 2003, there were approximately 138 holders of record of Murdock common stock. Murdock has not paid any cash dividends on the common stock in the last three years. Certain of Murdock’s current financing agreements contain restrictions on the payment of dividends. Murdock does not anticipate paying any cash dividends in the foreseeable future.

Polar

Currently there is no trading market for Polar common stock. As of June 1, 2003, there were 24,545,201 shares of Polar common stock outstanding. In addition, there were options to purchase an aggregate of 5,011,355 shares of Polar common stock and warrants to purchase an aggregate of 3,732,653 shares of Polar common stock outstanding. There were 677 holders of Polar common stock.

Polar has never paid any cash dividends on its common stock.

THE MERGER

The following is a summary of certain material terms of the merger agreement, the lock-up agreements being entered into among Polar and certain of its stockholders and the lock-up agreements being entered into among Murdock and certain of its stockholders. This summary may not include all of the information that is important to you and you are urged to read each agreement in its entirety.

Introduction

Murdock, MCC Merger Sub and Polar have entered into the merger agreement providing for the merger. The merger agreement was approved by the stockholders of both Murdock and Polar at special stockholders’ meetings held on June 17, 2003. Under the merger agreement, at the time specified in the agreement, MCC Merger Sub will merge with and into Polar, with Polar to be the surviving corporation.

Primary Terms of the Merger Agreement

The merger and timing of the merger.    Immediately before the merger, Murdock will be reincorporated as Holding, a Delaware corporation. Subject to the terms and conditions of the merger agreement, MCC Merger Sub will then be merged with and into Polar, with Polar to survive the merger and to become a wholly owned subsidiary of Holding. The merger agreement provides that the closing will take place on a date specified by the parties no later than the second business day after the conditions to closing have been satisfied or waived. The parties intend to effect the merger on or about July 14, 2003. The merger will become effective when the plan of merger is duly filed with the Secretary of State of the State of Delaware.

Treatment of Polar common stock.    The number of shares of Holding common stock to be issued for each share of Polar common stock is not fixed and will be adjusted based upon the conversion ratio established by the merger agreement. Under the merger agreement, the conversion ratio is calculated so that each share of Polar common stock outstanding immediately before the effective time of the merger will be converted into the number of shares of Holding common stock equal to (1) four times the number of shares of Holding common stock outstanding immediately before the effective time of the merger (which will be the same as the number of Murdock common shares outstanding before the reincorporation), divided by (2) the number of shares of Polar common stock outstanding immediately before the effective time of the merger. Based on the number of shares of Murdock common stock and Polar common stock outstanding as of June 1, 2003 (and including up to approximately 302,856 shares to be issued to Houlihan Smith & Company Inc. as part of their financial advisory fees), Polar common stockholders would receive approximately 2.35 shares of Holding common stock for each share of Polar common stock they own. However, the final conversion ratio will not be determined until immediately before the effective time of the merger. The assumed conversion ratio assumes that 5,144,970 shares of Murdock common stock are issued in conversion of certain Murdock debt and other Murdock obligations, that all $1,829,000 of the convertible debt issued by Polar in its recent private placement is converted to 2,054,394 shares of Polar common stock in accordance with its terms, that warrants to purchase 3,195,918 shares of Polar’s common stock, which were issued in connection with Polar’s convertible debt, are exercised prior to the effective time of the merger. Polar common stockholders will not receive fractional shares in the merger. Any fractional shares will be rounded up to the nearest whole share of Holding common stock.

Holding will not issue fractional shares of its common stock in the merger. If a fractional interest results from the conversion calculation, such fractional interest will be rounded up to the nearest whole share of Holding common stock.

At June 1, 2003, there were outstanding 24,545,201 shares of Polar common stock. At June 1, 2003, there were outstanding 12,304,967 shares of Murdock common stock. After the closing, stockholders of Polar will own approximately 80%, in the aggregate, of all of the issued and outstanding shares of our common stock, and current stockholders of Murdock will own approximately 20%, in the aggregate, of all issued and outstanding shares of our common stock.

THERE CAN BE NO ASSURANCE THAT THE MARKET PRICE PER SHARE OF OUR COMMON STOCK AFTER THE MERGER WILL BE EQUAL TO THE MARKET PRICE PER SHARE

OF MURDOCK COMMON STOCK BEFORE THE MERGER, OR THAT THE MARKETABILITY OF OUR COMMON STOCK WILL IMPROVE OR REMAIN CONSISTENT WITH THE MARKETABILITY OF MURDOCK STOCK BEFORE THE MERGER.

Treatment of Polar options and warrants.    Upon completion of the merger, each outstanding option or warrant to purchase shares of Polar common stock that by its terms survives the merger will be converted into an option or warrant to purchase shares of Holding common stock based on the conversion ratio applicable to Polar common stock under the merger agreement. Any warrant or option to purchase Polar common stock that by its terms survives the merger will be deemed to constitute an option or warrant to purchase Holding common stock on the same terms and conditions as were applicable under the option or warrant immediately before the effective time of the merger at a price per share equal to:

•	the aggregate exercise price for shares of Polar common stock otherwise purchasable under such Polar option or warrant, divided by

•	the aggregate number of shares of Holding common stock for which such option or warrant is exercisable immediately following the effective time of the merger.

Any fractional interest that results from the conversion calculation will be rounded up to the nearest whole share of Holding common stock.

After the effective time of the merger, all Polar options that by their terms survive the merger will continue to vest according to the terms of the option in effect immediately before the effective time. After the effective time of the merger, we will comply with the terms of the warrant agreements pursuant to which the Polar warrants were issued and stock option plans pursuant to which the Polar stock options were granted, in each case to the extent such agreements or plans survive the merger. We will maintain a sufficient number of shares of our common stock for delivery on exercise of the converted Polar warrants or options. After the merger, we will seek to register our common stock issuable under these stock options and warrants, to the extent required by the respective option or warrant agreements, or to the extent held by employees and certain consultants of Polar and Holding, and use our best efforts to cause this registration to remain effective for as long as these options or warrants remain outstanding.

Conditions to the merger; waiver.    The respective obligations of Murdock, Polar and MCC Merger Sub to consummate the merger are subject to the satisfaction or waiver of a number of conditions. The board of directors of either Murdock or Polar may choose to complete the merger even though a condition to that company’s obligations has not been satisfied if the Polar stockholders and the Murdock stockholders have approved the merger and the law allows the respective board of directors to do so. Each of Murdock and Polar is willing to complete the merger and waive conditions to their obligations that are not satisfied.

The waived conditions may include the following conditions to the obligations of Murdock and MCC Merger Sub to complete the merger:

•	holders of no more than 1,000 shares of Polar’s outstanding common stock shall have exercised appraisal rights in connection with the merger under applicable Delaware law;

•	the adverse effects on Polar’s business, operations, properties and financial condition resulting from any breaches of Polar’s representations and warranties in the merger agreement must not exceed $500,000, except for certain specified representations and warranties which must be true and correct in all respects;

•	Polar shall have performed all of its agreements contained in the merger agreement required to be performed at or before the effective time of the merger, subject to a 20-day cure period following written notice of breach, other than any failure which would not reasonably be expected to have a material adverse effect on the parties’ ability to complete the merger;

•	Polar shall have obtained all consents or approvals of governmental authorities and other third parties necessary for the completion of the merger; and

•	Before the effective date of the merger, Polar shall have delivered to Murdock lock-up agreements executed by Polar stockholders, which cover at least 90% of Polar’s outstanding common stock as of May 7, 2003, and which restrict the transfer of all of the covered shares for six months following the merger, two-thirds of the covered shares for nine months following the merger, and one-third of the covered shares for twelve months following the merger.

The waived conditions may include the following conditions to the obligations of Polar to complete the merger:

•	holders of no more than 1,000 shares of Polar’s outstanding common stock shall have exercised appraisal rights in connection with the merger under applicable Delaware law.

•	the adverse effects on Murdock’s and its subsidiaries’ business, operations, properties and financial condition resulting from any breaches of Murdock’s and MCC Merger Sub’s representations and warranties in the merger agreement must not exceed $500,000, except for certain specified representations and warranties which must be true and correct in all respects;

•	Murdock and MCC Merger Sub shall have performed all of their agreements contained in the merger agreement required to be performed at or before the effective time of the merger, subject to a 20-day cure period following written notice of breach, other than any failure which would not reasonably be expected to have a material adverse effect on the parties’ ability to complete the merger;

•	Murdock and MCC Merger Sub shall have obtained all consents or approvals of governmental authorities and other third parties necessary for the completion of the merger;

•	Murdock shall have caused its creditors to forgive and/or convert into equity sufficient liabilities so that Holding’s liabilities (as successor to Murdock), excluding from liabilities amounts of loans from Polar to Murdock or MCC Merger Sub and the amounts of professional fees directly related to the merger, do not exceed its assets at the effective time of the merger; and

•	Before the effective date of the merger, Murdock shall have delivered to Polar lock-up agreements executed by Murdock stockholders, which cover at least 90% of Murdock’s common stock outstanding as of May 7, 2003, other than shares held in “street” name, assuming conversion of certain Murdock debt and other Murdock obligations) of Murdock’s outstanding common stock, and which restrict the transfer of all of the covered shares for six months following the merger, two-thirds of the covered shares for nine months following the merger, and one-third of the covered shares for twelve months following the merger.

Termination of the merger agreement.    The merger agreement may be terminated at any time before the effective time of the merger, whether before or after approval of the merger by Polar’s stockholders or Murdock’s stockholders, for specified reasons, including but not limited to:

•	by mutual written consent of Murdock and Polar;

•	by either party if any governmental authority shall have issued an order, judgment or ruling prohibiting the merger;

•	by either party if the merger is not consummated on or before July 31, 2003;

•	by Murdock, if Polar has breached any of its covenants or agreements in the merger agreement, and such breach materially and adversely affects the parties’ ability to complete the merger and reincorporation and is not cured by Polar within 20 days of receipt of notice of the breach; or

•	by Polar, if Murdock has breached any of its covenants or agreements in the merger agreement, and such breach materially and adversely affects the parties’ ability to complete the merger and reincorporation and is not cured by Murdock within 20 days of receipt of notice of the breach.

Lock-Up Agreements

Polar and certain of its stockholders, and Murdock and certain of its stockholders have entered into lock-up agreements with respect to the shares of Holding common stock they will receive in the merger and reincorporation.

Transfer Restrictions.    The Polar lock-up agreements cover approximately 16,780,438 shares owned by current Polar stockholders, which will be converted into approximately 39,440,520 shares of Holding common stock in the merger. In the lock-up agreements, these stockholders agree not (except in limited circumstances) to transfer or otherwise dispose of:

•	all of the covered shares for a period of six months after the closing of the merger;

•	two-thirds of the covered shares for a period of nine months after the closing of the merger; and

•	one-third of the covered shares for a period of twelve months after the closing of the merger.

The Murdock lock-up agreements cover approximately 7,984,897 shares of Murdock’s outstanding common stock owned by current Murdock stockholders (assuming conversion of certain Murdock debt and other Murdock obligations). These stockholders have agreed not (except in limited circumstances) to transfer or otherwise dispose of:

•	all of the covered shares for a period of six months after the merger;

•	two-thirds of the covered shares for a period of nine months after the merger; and

•	one-third of the covered shares for a period of twelve months after the merger.

Termination.    The lock-up agreements will automatically terminate if the merger agreement is terminated in accordance with its terms before the closing of the merger. If the lock-up agreements are terminated, their provisions will cease to have effect.

BUSINESS AND FINANCIAL INFORMATION OF MURDOCK

General

Murdock previously operated as a holding company with Murdock’s principal assets as of December 31, 2000 being the Priority International Communications, Inc., or PIC, business segment and its investment in Actel Integrated Communications, Inc., or Actel. PIC was largely a reseller of call processing services. Actel, based in Mobile, Alabama, was a facilities-based competitive local exchange carrier of advanced voice and data communications services to small and medium sized enterprises. Actel offered advanced end-user services in the Southeastern United States. Actel filed for bankruptcy under Chapter 11 on April 11, 2001. As a result, Murdock recorded an impairment charge of $1.6 million in 2000, due to the uncertainty of ultimate recovery of its investment in Actel. On September 14, 2001, Actel’s case was converted to a case under Chapter 7.

Effective July 31, 2001, Murdock sold all the shares of PIC to Dartwood, LLC for a total purchase price of $196,000, comprised of $100,000 cash and a non-interest bearing promissory note of $96,000 payable in 24 monthly installments of $4,000. Murdock assigned the cash payment of $100,000 and the promissory note to MCC Investment Company, L.L.C., or MCCIC, to repay $196,000 of outstanding debt. MCCIC is owned by Berthel Fisher & Company and Larry A. Cahill, two significant stockholders of Murdock. Wayne Wright, a director, executive officer and stockholder of Murdock, is the father of the owner of Dartwood, LLC. The disposition was recorded in the third quarter of 2001 and resulted in a gain of approximately $1.3 million to Murdock.

Murdock currently has no operating activities and no reportable segments. Murdock’s current strategic direction is to continue to negotiate with its creditors to restructure indebtedness and to explore potential merger transactions, such as the proposed merger with Polar. Due to Murdock’s large amount of past-due debt, Murdock has continued its restructuring efforts through 2002 and into 2003. If Murdock is unable to restructure its past-due debt, or if the holders of Murdock’s past-due debt seek to enforce their rights, Murdock will not be able to complete the proposed merger with Polar or to continue operating as a going concern. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below. Murdock was incorporated as an Iowa corporation in 1989.

Employees

As of June 30, 2003, Murdock had one employee. Murdock’s employee is not subject to a collective bargaining agreement.

Murdock’s sole employee will receive a severance payment of $3,115 in connection with the termination of her employment upon the closing of the merger. Murdock also granted this employee stock options for 10,000 shares of common stock at an exercise price of $0.40 per share, contingent upon the closing of the merger.

Properties

Murdock’s corporate office is located in Marion, Iowa. Murdock leases this office on a month to month basis.

Legal Proceedings

Murdock’s past-due debt at March 31, 2003 includes approximately $13.1 million of notes and accrued interest. Murdock believes that the holders of these notes have pledged the notes to a bank as collateral for loans made by the bank to such holders. This bank was liquidated by the Federal Depositary Insurance Corporation, or FDIC, during 2000. Murdock was notified in December 2000 that the FDIC sold significantly all the loans and related collateral to Republic Credit Corporation I, or Republic. In March 2001, Murdock received a demand letter from Republic for approximately $575,000 of principal plus accrued interest on certain notes it held, and on July 5, 2001, Republic obtained a default judgment against Murdock for $781,252 plus interest at the rate of 18% per year from and after February 6, 2001 related to those notes. On June 20, 2002, Murdock and Republic agreed to settle approximately $10.8 million of principal and accrued interest related to the notes as of September 30, 2002 for $500,000. The terms of the settlement required $15,000 to be paid to Republic upon the signing of the agreement, and the remaining $485,000 is due upon consummation of the merger with Polar. The settlement initially provided that if the merger was not completed for any reason on or before December 31, 2002, the agreement with Republic would be terminated except that Republic would retain the $15,000 paid by Murdock. In November 2002, Murdock and Republic entered into an extension agreement, which was amended in January 2003. Murdock paid $10,000 to Republic in connection with these extensions.

Murdock defaulted on its prior settlement agreement with Republic on March 7, 2003. On or about May 5, 2003, Republic and Murdock agreed to reinstate the settlement agreement through an amendment. The amendment added significant new terms and conditions which include:

•	Murdock paying Republic a non-refundable payment of $35,000 upon execution of the amended settlement agreement;

•	Murdock providing Republic with 350,000 shares of Murdock’s common stock at the closing of the merger;

•	Murdock paying Republic a non-refundable payment of $200,000 in cash at the closing of the merger;

•	Murdock providing Republic with Murdock’s or Polar’s promissory note in the amount of $500,000 at the closing of the merger, provided that the note is discountable to $300,000 according to its terms;

•	Republic receiving waivers and releases from Murdock related to Republic’s sale of collateral notes on June 20, 2002, and Murdock’s release of the FDIC;

•	Republic receiving releases from each payee of Murdock’s promissory notes within a short period after the amendment is executed, and those payees must place a portion of the Murdock common stock owned by them into escrow, pending a settlement of the dispute between those parties and Republic;

•	Murdock’s agreement to use its best efforts to register the resale of the 350,000 shares by the closing of the merger; and

•	the closing of the merger must occur prior to October 31, 2003.

Effective as of June 30, 2003, Republic and Murdock entered into an amendment to the settlement agreement permitting the registration statement covering the resale of the 350,000 shares to become effective after the merger. The amendment provides that Murdock will enter into a registration rights agreement with Republic granting certain rights to demand that we register the resale in an underwritten offering the 350,000 shares of common stock to be issued in the settlement.

The shares offered under this prospectus include the 350,000 shares to be issued to Republic at the closing of the merger.

Murdock was notified by the FDIC of discrepancies between the amount of Murdock’s notes payable pledged as collateral by a note holder and the amount of notes payable recorded by Murdock. The FDIC originally indicated to Murdock that an additional $1,125,000 is outstanding representing various notes with a significant stockholder and creditor. The FDIC notified Murdock on May 10, 2000, that the discrepancies total only $770,000. Also, in July 2001, Murdock was notified that Peoples Bank had obtained a judgment against Guy O. Murdock, a Murdock director and stockholder, in the amount of $350,000, and that the collateral was a Murdock promissory note in the principal amount of $350,000. Murdock’s management believes that no funds were received by Murdock with respect to these notes and that it has other defenses. No assurance can be given that Murdock’s defenses are valid or that Murdock will not be liable for any part or all of the amounts allegedly due under these notes. No loss, if any, has been recorded in Murdock’s consolidated financial statements with respect to these matters.

On November 23, 2001, three individuals, one of whom was a former officer and director of Murdock, and who along with another of the individuals purchased Incomex, a former subsidiary of Murdock, filed suit against Murdock, several former officers and directors of Murdock and several related parties. These lawsuits allege that the named individuals and entities devised a scheme to defraud the three plaintiffs to personally borrow funds from a financial institution, invest the proceeds in Murdock as a note payable with the promise of stock options and repayment of the notes, and give the financial institution a security interest in the notes under the Uniform Commercial Code. Unspecified damages sought by the plaintiffs include actual, punitive, and treble damages and court costs and attorney costs. One of the plaintiffs, John S. Rance, also asserted that he was entitled to $500,000 allegedly outstanding under a note payable. Murdock’s director and officer, or D&O, insurance carrier has notified Murdock that because one of the plaintiffs was a former director of Murdock, the D&O policy will not provide coverage for the claims by that plaintiff. Murdock believes that its D&O policy may provide coverage, up to the policy limit, in this lawsuit related to the other two plaintiffs. In November 2002, Murdock entered into a settlement agreement providing for the issuance by Murdock of 517,000 shares of common stock to the three plaintiffs, John S. Rance, Steven E. Rance and Robert Michael Upshaw, as well as Fernando Ficachi, who did not file suit. The effectiveness of the settlement is contingent on the closing of the merger.

with Polar. The shares offered under this prospectus include the 517,000 shares to be issued under the settlement agreement at the closing of the merger. No loss, if any, has been recorded in Murdock’s consolidated financial statements with respect to these matters.

The settlement agreement originally required that a registration statement covering the resale of 517,000 shares of common stock be declared effective prior to the merger with Polar. Effective as of June 27, 2003, an amendment to the settlement agreement was executed permitting the resale registration statement to become effective after the merger. The amendment added significant new terms and conditions which include:

•	Murdock’s agreement to an exchange of warrants to purchase a total of 542,936 shares of Murdock’s common stock, with exercise prices ranging from $1.4375 to $3.25 per share, held by John S. Rance, Steven E. Rance, Robert Michael Upshaw and Fernando Ficachi for new warrants covering the same number of shares with an exercise price of $0.70 per share (if the resale registration statement is effective on or before September 15, 2003) or $0.60 per share (if the registration statement is effective after September 16, 2003), an expiration date of September 15, 2005 and a cashless exercise provision for two-thirds of the new warrants;

•	Murdock’s agreement to offer to the other former stockholders of Incomex the right to exchange warrants to purchase a total of 27,450 shares of Murdock’s common stock, with an exercise price of $3.25 per share, for new warrants covering the same number of shares with terms identical to those issued to John S. Rance, Steven E. Rance, Robert Michael Upshaw and Fernando Ficachi; and

•	Murdock’s agreement to enter into a registration rights agreement with John S. Rance, Steven E. Rance, Robert Michael Upshaw and Fernando Ficachi granting certain rights to demand that we register the resale in an underwritten offering the 517,000 shares of common stock to be issued in the settlement.

The amendment to the settlement agreement is contingent on receipt of several additional documents which we expect will be received before the closing of the merger.

As of March 31, 2003, Murdock had been notified by several state taxing authorities that approximately $46,000 of past-due taxes and penalties is allegedly owed. Some of the states have assigned the alleged amounts due to collection agencies or filed tax warrants. Murdock’s management believes that it has meritorious defenses against these amounts. No assurance can be given that Murdock’s defenses are valid or that Murdock will not be liable for any part of the amounts. No loss, if any, has been recorded in Murdock’s consolidated financial statements with respect to these matters.

Selected Financial Data

The following sets forth selected consolidated financial data in respect of Murdock’s continuing operations. The selected financial information set forth in the table below is not necessarily indicative of the results of future operations of Murdock and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements, related notes and independent auditors’ report, contained herein. The statement of operations data for each of the five years for the period ended December 31, 2002 and the related balance sheet data have been derived from the audited consolidated financial statements of Murdock. The statement of operations data and related balance sheet data presented within selected quarterly financial data have been derived from the unaudited consolidated financial statements of Murdock included in this document. These financial statements were prepared on a going concern basis.

	Years Ended December 31,
	2002	2001	2000(a)	1999(b)	1998(c)
	(In thousands, except per share data)
Statement of Operations Data:
Total revenues	$—	$22	$191	$4,313	$5,263
Income (loss) from continuing operations	(2,941)	(3,033)	152	(9,161)	(1,967)
Basic and diluted net loss per common share from continuing operations	(0.24)	(0.25)	—	(0.90)	(0.40)
Balance Sheet Data: (at end of year)
Total assets	$9	$15	277	10,462	12,911
Notes payable	13,800	8,766	8,783	14,426	2,487
Long-term debt	0	4,632	4,632	3,820	5,347
Total liabilities	22,468	19,537	18,030	24,226	8,834
Redeemable preferred stock	—	—	—	1,868	1,837
Stockholders’ equity (deficit)	(22,459)	(19,522)	(17,753)	(15,632)	2,240

(a)	Includes: a $1.0 million charge for the write-down of Murdock’s investment in the AcNet entities; a $1.6 million charge for impairment of investment in Actel, and a gain of $7.0 million recorded in connection with a debt restructuring plan.
(b)	Includes: a $3.7 million charge for the write-down of Murdock’s investment in the AcNet entities.
(c)	Includes a gain of $0.5 million relating to the termination of Murdock’s agreement with AT&T.

Selected Quarterly Financial Data

2003
First Quarter
Statement of Operations Data:
Revenues	$—
Income (loss) from continuing operations	(711)
Income (loss) from continuing operations per share	(0.06)

	2002
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(In thousands except per share data)
Statement of Operations Data:
Revenues	$—	$—	$—	$—
Income (loss) from continuing operations	(749)	(763)	(733)	(696)
Income (loss) from continuing operations per share	(0.06)	(0.06)	(0.06)	(0.06)

	2001
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Statement of Operations Data:
Revenues	$—	$—	$1	$21
Income (loss) from continuing operations	(978)	(546)	(776)	(733)
Income (loss) from continuing operations per share	(0.09)	(0.04)	(0.06)	(0.06)

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following is a discussion of Murdock’s financial condition, results of operations and capital resources. The discussion and analysis should be read in conjunction with Murdock’s consolidated financial statements and related notes included elsewhere within this prospectus.

Results of Operations

Comparison of Three Months Ended March 31, 2003 and 2002

Revenues and Cost of Sales—Murdock no longer has any revenue producing activity as it sold its remaining operating entity during the third quarter of 2001.

Selling, General and Administrative Expense—Selling, general and administrative expense increased $5,000 to $149,000 for the three months ended March 31, 2003 from $144,000 for the three months ended March 31, 2002. The increase in selling, general and administrative expense is primarily related to legal and other professional fees related to the proposed merger with Polar.

Interest Expense—Interest expense, including amortization of debt discount, increased $10,000 to $563,000 for the three months ended March 31, 2003 from $553,000 for the three months ended March 31, 2002. The increase is due to additional debt borrowings used to fund operations.

Other Income—There was no change in other income for the three months ended March 31, 2003 from the three months ended March 31, 2002.

Comparison of Years Ended December 31, 2002 and 2001

Selling, General and Administrative Expense—Consolidated selling, general and administrative expense decreased $33,000 to $709,000 for the year ended December 31, 2002 from $742,000 for the year ended December 31, 2001. The decrease is primarily related to lower rents and consulting fees.

Depreciation and Amortization Expense—Consolidated depreciation and amortization expense declined $6,000 to $0 for the year ended December 31, 2002. The decline is due to all assets being fully depreciated at December 31, 2001.

Interest Expense—Consolidated interest expense, including amortization of debt discount, declined $69,000 to $2,235,000 for the year ended December 31, 2002 from $2,304,000 in 2001. The decrease is due to the reduction of debt associated with the sale of PIC.

Other Income (Expense)—Consolidated other income (expense) increased $6,000 to $3,000 income for the year ended December 31, 2002 from a $3,000 expense for the year ended December 31, 2001. The increase is due to funds from workers compensation insurance received in 2002.

Comparison of Years Ended December 31, 2001 and 2000

Selling, General and Administrative Expense—Consolidated selling, general and administrative expense increased $167,000 to $742,000 for the year ended December 31, 2001 from $575,000 for the year ended December 31, 2000. The increase is primarily related to employee severance.

Depreciation and Amortization Expense—Consolidated depreciation and amortization expense declined $30,000, to $6,000 for the year ended December 31, 2001 from $36,000 for year ended December 31, 2000. The decline is due to impairments recorded in 1999 and 2000. All assets were fully depreciated at December 31, 2001.

Interest Expense—Consolidated interest expense, including amortization of debt discount, declined $1,127,000 to $2,304,000 for the year ended December 31, 2001 from $3,431,000 in 2000. The decline is due to the reduction of debt associated with the sale of the two business segments and the Debt Restructuring Plan.

Other Income (Expense)—Consolidated other income (expense) declined $7.0 million to a $3,000 expense for the year ended December 31, 2001 from a $7,001,000 income for the year ended December 31, 2000. The decrease was primarily due to a pre-tax gain of $7.0 million recorded in connection with the Debt Restructuring Plan completed in the second quarter of 2000 (see Note 6 to Murdock’s Notes to Financial Statements included in this document).

Discontinued Operations

PIC—Effective July 31, 2001, Murdock sold all the shares of PIC to Dartwood, LLC for a total purchase price of $196,000, comprised of $100,000 cash and a non-interest bearing promissory note of $96,000 payable in 24 monthly installments of $4,000. Murdock assigned the cash payment of $100,000 and the promissory note to MCCIC to repay $196,000 of outstanding debt. Wayne Wright, a director, executive officer and stockholder of Murdock is the father of the owner of Dartwood, LLC. The disposition was recorded in the third quarter of 2001 and resulted in a gain of approximately $1.3 million for Murdock.

Incomex—Effective June 30, 2000 Murdock sold all the shares of Incomex, Inc., a wholly owned subsidiary, to three of the former shareholders of Incomex, for (a) transfer to Murdock by the purchasers of 250,000 shares of Murdock’s common stock originally issued by Murdock pursuant to Murdock’s acquisition of Incomex, (b) cancellation and forgiveness of all amounts outstanding under promissory notes in the aggregate principal amount of $684,919, and related accrued interest, originally issued by Murdock to the shareholders of Incomex, and (c) the cancellation of all employment compensation and employment contracts between Murdock and the purchasers. The parties also executed mutual releases relating to liabilities between Murdock and Incomex and claims that Murdock may have against the former shareholders of Incomex. Incomex is primarily engaged in the business of providing billing and collections services to the hospitality industry from Mexico to the United States.

As a result of the sale of Incomex described above, Murdock recorded a loss on disposition of $332,000 in the second quarter of 2000.

Liquidity and Capital Resources

At March 31, 2003, Murdock’s current liabilities of $23.2 million exceeded current assets of $6,000 resulting in a working capital deficit of $23.2 million. During the three months ended March 31, 2003, Murdock used $44,000 in cash for operating activities. Murdock received proceeds from new debt financing of $44,000.

At December 31, 2002, Murdock’s current liabilities of $22.5 million exceeded current assets of $8,000, resulting in a working capital deficit of $22.5 million. During the year ended December 31, 2002, Murdock used $404,000 in cash for operating activities of continuing operations. Murdock’s principal source of cash during 2002 were loans from Polar. During 2002, Murdock received loans in the aggregate amount of $394,787 from Polar. Murdock also received advances in the aggregate amount of $7,083 from MCCIC. Murdock issued warrants to purchase a total of 14,166 shares of common stock to MCCIC in connection with these advances. The warrants were issued at exercise prices ranging from $0.08 per share to $0.17 per share with five year terms. MCCIC has no commitment to make any future advances to Murdock.

Murdock must raise sufficient funds to make payments that may be required under agreements with Murdock’s creditors. Murdock also must fund its current operations which average $50,000 per month and expenses associated with completing the proposed merger with Polar. Murdock’s only future source of cash is expected to come from Polar. Murdock has no operating activities and no source of operating cash flow. If Murdock is unsuccessful in continuing to obtain financing from Polar, Murdock may not be able to continue as a going concern.

Murdock’s debt totaled $13.8 million as of March 31, 2003 compared with $13.8 million at December 31, 2002. As of March 31, 2003, Murdock was past due in the payment of approximately $15.1 million in principal and accrued interest payments. Murdock was also past due with its trade vendors in the payment of approximately $1.2 million as of March 31, 2003.

During the three month period ended March 31, 2003, Murdock borrowed approximately $44,000 from Polar. As of March 31, 2003, Murdock had $439,540 principal outstanding under all loans from Polar. The borrowings are one-year notes bearing interest at 10%. One note for $125,000 is past due.

Murdock’s past due debt at March 31, 2003 includes approximately $13.1 million of notes and accrued interest which are believed to have been pledged by the holders of the notes to a bank as collateral for loans made by the bank to such holders. The FDIC liquidated this bank during 2000. Murdock was notified in December 2000 that the FDIC sold substantially all the loans and related collateral to Republic. In March 2001, Murdock received a demand letter from Republic for approximately $575,000 of principal plus accrued interest on several of the notes, and on July 5, 2001 Republic obtained a default judgment against Murdock for $781,252 plus interest at the rate of 18% per year from and after February 6, 2001. A settlement was reached on June 20, 2002 with Republic to settle approximately $11.4 million of principal and accrued interest related to the notes as of March 31, 2003 for $500,000. The terms of the settlement required $15,000 to be paid to Republic upon signing of the agreement and the remaining $485,000 is due upon consummation of Murdock’s pending merger transaction with Polar. The settlement initially provided that if the merger transaction with Polar was not completed for any reason on or before December 31, 2002, the agreement with Republic would be terminated except that Republic would retain the $15,000 paid by Murdock. During November 2002, Murdock entered into the first extension agreement with Republic. Under the terms of the first extension agreement Murdock could request up to three additional one-month extensions of the original settlement deadline of December 31, 2002. Each one-month extension would be granted to Murdock provided that Murdock pay $10,000 prior to the first day of the month of any such extension to Republic. Murdock made an extension payment of $10,000 for January 2003. During January 2003, Murdock entered into the second extension agreement. Under the terms of the second extension agreement, Murdock could request one additional one-month extension to April 30, 2003. Additionally, under the terms of the second extension agreement, Murdock postponed payment of the February extension fee in exchange for an extension fee of $25,000 which was due prior to March 1, 2003 for the February and March extension fees. Murdock was unable to make the $25,000 payment and received notification from Republic that Murdock had defaulted on the agreement. On or about May 5, 2003, Murdock entered into an amendment with Republic to cure the default. Under the terms of the amended settlement agreement, Republic agreed to accept payment of $235,000 in cash, a note payable for $500,000 due one year from the closing of the proposed merger with Polar, and 350,000 shares of Murdock’s common stock in full satisfaction of all principal and interest due of approximately $11.4 million as of March 31, 2003, contingent upon the closing of the proposed merger with Polar prior to October 31, 2003. The terms of the settlement required Murdock to use its best efforts to register the resale of the 350,000 shares by the closing of the merger. Effective as of June 30, 2003, Republic and Murdock entered into an amendment to the settlement agreement permitting the registration statement covering the resale of the 350,000 shares to become effective after the merger. The amendment provides that Murdock will enter into a registration rights agreement with Republic granting certain rights to demand that we register the resale in an underwritten offering the 350,000 shares of common stock to be issued in the settlement. The shares offered under this prospectus include the 350,000 shares to be issued to Republic at the closing of the merger. Until such time as Murdock satisfies all of the conditions of the settlement agreement, the notes and related interest will remain on the books of Murdock and interest will continue to be accrued.

Buckeye Retirement Co., L.L.C., or Buckeye, acquired loans and related collateral from the FDIC and on September 1, 2002 agreed to accept payment of $100,000 in cash and 475,000 shares of Murdock’s common stock in full satisfaction of all principal and interest due under these notes which totaled $992,010 as of March 31, 2003. The shares to be received by Buckeye include 225,000 shares to be issued by Murdock, 100,000 shares to be transferred by Guy O. Murdock, 75,000 shares to be transferred by Larry A. Cahill and 75,000 shares to be transferred by Wayne Wright. The terms of the settlement required $25,000 to be paid to Buckeye upon signing the agreement, and $75,000 and the shares are due upon consummation of Murdock’s pending merger transaction with Polar. The shares offered by this prospectus include the 475,000 shares to be issued to Buckeye at the closing of the merger. The terms of the settlement provided that if the merger transaction with Polar was not completed for any reason on or before March 31, 2003, the agreement with Buckeye would be terminated except that Buckeye would retain the $25,000 paid by Murdock. As the merger transaction with Polar was not completed by March 31, 2003, the settlement agreement with Buckeye terminated. An extension agreement has been signed to extend the settlement agreement to the closing date of the merger. The settlement agreement originally required that a registration statement covering the resale of the 475,000 shares of common stock be effective prior to the merger with Polar. Effective as of June 27, 2003, Buckeye and Murdock entered into an amendment to the settlement agreement permitting the registration statement covering the resale of the 475,000 shares to become effective after the merger. The amendment provides that Murdock will enter into a registration rights agreement with Buckeye granting certain rights to demand that we register the resale in an underwritten offering the 475,000 shares of common stock to be issued in the settlement. Until such time as Murdock satisfies all of the conditions of the settlement agreement, the notes and related interest will remain on the books of Murdock and interest will continue to be accrued.

Murdock continues to engage in discussions with its other creditors to restructure indebtedness. The obligation of Polar to complete the merger is subject to the condition that at the effective time of the merger Murdock’s liabilities will not exceed its assets, each as determined in accordance with generally accepted accounting principles, consistent with past practice. Any loans extended by Polar to Murdock and liabilities for professional fees incurred directly related to the merger will be excluded from the amount of liabilities for purposes of this net worth test and Murdock will also be entitled to a credit against its liabilities for purposes of the net worth test equal to any portion of certain amounts Polar is required to loan to Murdock that Murdock does not receive or chooses not to accept. As of March 31, 2003, Murdock’s liabilities exceeded its assets by approximately $22.5 million, excluding loans from Polar and professional fees directly related to the merger. As of June 26, 2003, Murdock had reached agreements with the holders of Murdock’s debt or other obligations in the aggregate amount of approximately $22.3 million for the satisfaction of such obligations in exchange for the issuance by Murdock of an aggregate of 5,142,299 shares of common stock and the payment by Murdock of an aggregate of $910,000, contingent on the closing of the merger. To satisfy the net worth test by closing, Murdock must reach additional agreements with its creditors to forgive or convert into equity a sufficient amount of liabilities to cause Murdock’s liabilities not to exceed its assets as of the closing of the merger. Any conversions of liabilities to equity will dilute the outstanding common stock held by current Murdock stockholders. Murdock also must raise sufficient funds to make all of the payments that may be required under the agreements with Murdock’s creditors, and there can be no assurance that such funds will be available from Polar or otherwise. If Murdock is not able to satisfy the net worth test, Polar will have the right to terminate the merger agreement.

If the merger is not completed for any reason, Murdock will continue to be subject to a significant amount of past-due debt and other liabilities, including the costs related to the proposed merger, without any source of operating cash flow to satisfy its liabilities. Murdock also would not be able to continue to borrow from Polar, which has been Murdock’s principal source of cash since the beginning of 2002. Most of the agreements that Murdock has reached with creditors to forgive debt or convert debt to equity are contingent on the completion of the merger with Polar. Murdock can make no assurance that it would be able to identify another merger transaction or to reach new agreements with its creditors if the merger is not completed, and in such event Murdock would not be able to continue as a going concern.

Based on agreements reached by Murdock with its creditors as of June 26, 2003, Murdock expects that approximately $910,000 will be needed at or after the closing of the merger to make required payments to Murdock’s creditors. Murdock also has other outstanding debt which Murdock is attempting to restructure before the closing of the merger, and any agreements that Murdock may reach with these creditors may require additional payments at or after the closing of the merger.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported expenses during the reporting period. Management bases its estimates on historical experience and on various other assumptions and information that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from estimates under different assumptions or conditions.

Management believes that there are not any particular accounting policies that are more significant than others that are used in the preparation of the consolidated financial statements as Murdock does not currently have any continuing operations. Accounting policies are further disclosed in Note 1 to the consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Murdock does not have any foreign currency exchange risk or commodity price risk. All of Murdock’s debt, including past due debt with carrying value at March 31, 2003 of $13.5 million, was at a fixed interest rate at March 31, 2003 and December 31, 2002 and, therefore, Murdock is not impacted by changes in interest rates related to the debt. The interest rates range from 10% to 18% per year. The potential loss in fair value on such fixed rate debt obligation from a hypothetical 10% increase in market interest rates would not be material to the overall fair value of the debt.

BUSINESS AND FINANCIAL INFORMATION OF POLAR

Polar’s Business

Polar is a Delaware corporation based in Denver, Colorado. Polar’s business objective is to commercialize its proprietary additive technologies that improve fuel economy, reduce greenhouse gas emissions, and provide alternatives to leaded gasoline for the global automotive fuel market.

DurAlt®FC

DurAlt®FC Polar’s first commercial product, has been in limited use since 1985 as a retail after-market fuel additive and as a bulk treatment additive in large fleets and marine harbors. Product efficacy has been proven in numerous laboratory and fleet tests performed by major oil companies, independent laboratories, engine manufacturers, and published in two technical papers by the International Society of Automotive Engineers. Retail market customers include Harley Davidson Motorcycle Company, Amway Corporation, and several others. Harley Davidson, after a fleet test of DurAlt®FC adopted the product under private label in 1986 as Harley Davidson Genuine Fuel Additive Formulated with DurAlt®FC.

The benefits of DurAlt®FC on gasoline engines can best be understood in connection with two related concepts:

•	octane number requirement, or octane demand; and

•	octane requirement increase.

Octane Number Requirement.    It is desirable to produce gasoline that will burn evenly and completely without knocking (the premature ignition of a portion of the fuel in the combustion chamber of an internal combustion engine). The anti-knock characteristics of a gasoline are directly related to the maximum efficiency obtainable from the engine and are indicated by the gasoline’s octane number – the higher this number, the less likely the gasoline is to cause knocking. In order to increase the octane number of gasoline and thereby reduce engine knocking, oil refiners blend “octane boosting” additives into the gasoline. Many commonly used “octane boosters,” such as lead and MTBE, have been determined later to have adverse environmental and health effects and are being phased out of gasoline in the U.S. market.

Octane Requirement Increase.    When a new gasoline engine is first started, carbon from incomplete combustion creates deposits on the cylinder head and piston crown areas of the engine’s combustion chamber. These are known as combustion chamber deposits. Over the first 10,000 to 15,000 miles of a new engine’s life, the accumulation of combustion chamber deposits drives up the octane demand of the engine by five to ten octane numbers, so that higher octane fuel is often required to produce the same performance the engine had when it was new. This phenomenon is known as octane requirement increase. As a result, a car’s octane requirement increases over time. Because of octane requirement increase, auto companies are forced to “de-tune” gasoline engines by design, thereby sacrificing fuel economy in order to prevent engine knock and damage due to combustion chamber deposit buildup and resultant increase in octane demand.

DurAlt®FC technology does not increase the octane rating of gasoline, but it effectively achieves the same result by decreasing the octane requirement of automotive engines and especially by reducing octane requirement increase. DurAlt®FC allows optimal engine performance on regular octane gasoline. This in turn, would permit oil companies to produce gasoline at appropriate octane levels as required by engine manufacturers, without resorting to the use of octane-boosting components that have harmful side effects. Polar is pursuing practical applications of DurAlt®FC that it believes would have four beneficial effects:

•	The first potential effect, and perhaps the most beneficial from a health perspective, would be the reduction or total elimination of lead as an octane-boosting gasoline additive in the many countries where it is still in use.

•	The second potential effect would be to provide automobile manufacturers worldwide with the ability to design their engines to operate at more efficient settings due to reduced octane demand if DurAlt®FC-treated gasoline was used throughout the U.S. and worldwide markets.

•	The third potential effect would be an immediate fuel economy boost and lower carbon dioxide, or greenhouse gas emissions from “knock sensor” equipped engines. Most automobiles produced today employ knock sensors.

•	The fourth potential effect is already occurring to a limited degree in the consumer after-market. DurAlt®FC allows automobiles, motorcycles and marine engines to be operated on regular octane grade gasoline rather than mid-grade and premium gasoline.

Independent laboratory and oil company test results demonstrate that DurAlt®FC can reduce octane requirement increase by 55 to 80 percent in gasoline engines. These results have the potential to enable auto companies to redesign their gasoline engines to run more efficiently, with fuel economy improvements of up to 5%, if DurAlt®FC technology or its equivalent is used in all gasoline. Such improvements could produce corresponding benefits to consumers, energy supplies and the environment. Carbon dioxide emissions from automobiles make up a substantial portion of the greenhouse gases emitted into the atmosphere. Any improvement in fuel economy correlates into a reduction in greenhouse gas emissions from automotive sources.

Also, the DurAlt®FC chemistry has been reviewed by the U.S. Environmental Protection Agency, or EPA, and other environmental organizations. The EPA has determined that – unlike lead, MBTE, and some other fuel additive technology – DurAlt®FC is “substantially similar” to, and therefore does not pose any greater health risk than, unleaded gasoline.

Other Applications.    DurAlt®FC provides documented benefits for diesel engines as well as for gasoline engines. Adding DurAlt®FC to diesel fuel improves combustion and the lubricity of diesel fuel and assists in keeping injectors clean. A large part of Polar’s current focus is on strategic development of the opportunity of DurAlt®FC as a gasoline additive for oil refiners. However, Polar intends to expand its focus, when time and resources permit, to include the use of DurAlt®FC as a diesel additive for oil refiners. In many countries, including several in Western Europe, the diesel market is as large as, or larger than, the gasoline market.

Current Sales.    Our largest customers are Amway Corporation, Harley Davidson Motorcycle Company, MotorVac Technologies, Everbest Products, Inc. and Pacific Crest, LLC, who purchase DurAlt®FC for sales to consumers under private label. These after-market sales preserve historical relationships and supplement Polar’s primary business strategy, the direct sale to major oil companies and detergent additive manufacturers for bulk treatment of gasoline and diesel fuel worldwide.

Market Drivers

The growing severity of air pollution in major urban centers of the U.S. prompted federal enactment of the Clean Air Act in 1970 and the Clean Air Act Amendments in 1990. These laws mandate reductions in known causes of air pollution, specifically including reduction of automobile exhaust emissions, development of cleaner automotive “reformulated” fuels, utilization of catalytic converters, elimination of lead in gasoline, and the use of detergents in gasoline to preserve fuel economy and meet emissions standards. These were all major steps in a series of national and international actions that are now driving the worldwide potential for DurAlt®FC technology.

•	The Clean Air Act requires automobile manufacturers to meet standards for corporate average fuel economy, or CAFE, which become increasingly demanding year-by year; however, Congress has imposed a temporary freeze on these standards in recent years while the auto industry seeks to develop improvements, and consideration is given to broadening the legislated scope of the standards to cover light trucks, SUVs, and the like, which have become increasingly popular. In fact, SUVs and light trucks comprise approximately 50% of the new vehicles sold in the U.S. today, thus reducing corporate average fuel economy for new vehicle launches each year. In response to this concern, the Bush administration recently announced that it is considering a plan to increase fuel economy requirements in SUVs and light trucks by 1 1/2 miles per gallon from 2005-2007. DurAlt®FC technology performance features, based on test results from independent laboratories and a major oil company, could allow auto manufacturers to improve fuel economy by three to five percent.

•	Due to requirements to preserve cleanliness and efficiency of fuel injection systems on automobiles, oil refiners have been required, since 1995, to develop or use additives to keep fuel injection and supply system valves clean in order to preserve fuel economy and meet emissions standards.

•	The EPA’s requirement for the use of catalytic converters on all gasoline powered engines, coupled with health concerns, necessitated the elimination in the U.S. of all lead additives to boost octane rating in motor gasoline. Tetra Ethyl Lead destroys the catalyst in catalytic converter systems.

•	The U.N. World Health Organization, the EPA, the World Bank, and other environmental organizations have called for the global elimination of lead additives in gasoline to enable the implementation of catalytic converters on automotive equipment in order to greatly reduce automobile emissions. Catalytic converters alone reduce automotive emissions by approximately 90%. These environmental organizations have raised other health concerns due to the toxic effects of airborne lead oxides from automobile exhausts.

•	MTBE, introduced as a gasoline component in many U.S. markets to reduce ozone-related emissions and boost octane levels in lieu of lead additives, has been determined to contaminate groundwater supplies and is being phased out of use. The anticipated “octane pool” shortage, due to MTBE phase-out, can be offset by the ability of DurAlt®FC to reduce octane requirement increase, eliminating the need for higher octane fuel than recommended by the engine manufacturer.

•	Increasing concerns over the risk of global warming, which is caused partly by greenhouse gas emissions from automobiles, resulted in the 1998 Kyoto Protocols for reducing greenhouse gas emissions. The Kyoto Protocols have been adopted by nearly all countries. The U.S. government has not yet endorsed or ratified the Protocols, although the Bush administration acknowledges that greenhouse gas emissions are a concern. Two major oil companies, BP Amoco and Royal Dutch Shell, have publicly disclosed plans to reduce greenhouse gas emissions resulting from their operations.

•	The World Wide Fuel Charter, published in December 1988 by the major auto manufacturers worldwide, set a global standard for automotive fuels that forbids the use of additives that are metallic or known to be toxic and sets minimum standards for combustion chamber deposits in engines.

DurAlt®FC meets the requirements set forth for fuel additives in the World Wide Fuel Charter, and provides proven technology to address fuel economy and emissions objectives of the auto manufacturers in their efforts to meet government environmental standards. DurAlt®FC’s ability to reduce octane requirement increase in gasoline engines can be used to offset octane demand for gasoline engines as MTBE and Tetra Ethyl Lead are phased out of gasoline motor fuels, thus helping to counteract the resultant octane pool shortages in the U.S. and worldwide. DurAlt®FC has been ruled by the EPA to be “substantially similar” to gasoline and thus equally safe as gasoline, posing no added risk of toxicity or damage to sensitive automotive engine emission control systems. Polar believes that DurAlt®FC, if applied nationwide to gasoline base stocks, could enable auto manufacturers, at no additional cost, to design engine settings that would increase average fuel economy by as much as 5%. In addition, most cars, trucks and SUVs already on the highway are equipped with knock sensors that prevent engines from knocking and pinging. Because DurAlt®FC reduces octane demand in gasoline engines as they accumulate miles and engine deposits, the knock sensor is not activated, resulting in fuel economy improvements and reduced greenhouse gas emissions without any adjustments in engine settings by auto manufacturers. This means that DurAlt®FC is able to increase fuel economy and engine performance even if applied to only a portion of the nation’s gasoline. DurAlt®FC, in a study funded by the EPA, was found to be the most cost-effective means for eliminating lead additives in gasoline for the Russian oil sector because of DurAlt®FC’s ability to reduce octane requirement increase in gasoline engines.

Business Strategy

Polar began in 1998 to focus its business strategy on the sale of DurAlt®FC for bulk treatment of gasoline for the global market. Since then, Polar has relied upon prior published test results of DurAlt®FC, prior contracts, and new members of its management team to create new strategic relationships with those critical few companies required to accomplish its objectives. One advantage of Polar’s strategy is that there are relatively few companies producing gasoline and gasoline additives worldwide. Thus, with a small team of experts, Polar is able to concentrate on these critical few potential customers, understand their business and tailor its approach to meet their needs. Polar’s business strategy is to sell DurAlt®FC technology to oil companies as well as detergent additive manufacturers, and to cooperate with major automobile manufacturers to help drive demand for DurAlt®FC technology as a solution for all parties in meeting fuel economy and emissions standards.

Polar plans to work with leading detergent additive manufacturers to develop a market for Polar’s fuel additive technology with oil companies around the world.

U.S. Market

In the U.S., major oil and additive companies are faced with the need to respond to requirements of auto companies (such as the World Wide Fuel Charter) and regulatory requirements such as MTBE phase-out, in addition to their normal objectives for profitability and growth. Polar intends to work with major U.S. automobile manufacturers who require the benefits provided by DurAlt®FC in a cooperative effort to market its technology to oil companies.

Western Europe

Western Europe has already implemented lead phase-out and automotive emissions standards similar to those that have been implemented in the U.S. As a result, Polar believes that very similar business strategies will succeed in the U.S. market and in Western Europe. Moreover, the Worldwide Joint Marketing Agreement entered into with TotalFinaELF Additives, or TFEA, is likely to enhance Polar’s ability to penetrate the European market. TFEA is a division of TotalFinaELF, the fourth largest oil company in the world and the largest in Europe. TFEA has already run extensive tests on DurAlt®FC technology, establishing its effectiveness in controlling combustion chamber deposit buildup and substantially reducing octane requirement increase in gasoline powered engines. Market support from major auto companies could also benefit oil companies that introduce DurAlt®FC into their gasoline in Western Europe.

Other Global Markets

Polar believes that DurAlt®FC is a cost effective technology for reduction of lead in gasoline and as such, has a large potential market which includes many of the developing countries in Africa, Eastern Europe, Latin America and parts of Asia and the Middle East. Polar believes the test results obtained with DurAlt®FC by TotalFinaELF Research substantiate DurAlt®FC’s ability to assist in the phase-out of lead in motor gasoline by reducing octane requirement increase in gasoline engines, thus reducing the need for the octane-boosting feature of lead in gasoline.

Production

As it has done historically, Polar will contract its product manufacturing, storage and shipping activities with producers whose core competencies meet its demanding expectations. Polar’s policy is to cooperate in conjunction with established, reliable sources that enable Polar to assure quality control and demand for products while eliminating the need for Polar to make large capital investments in manufacturing plants and equipment. In addition to manufacturing and quality assurance capabilities, the relationship gives Polar access to valuable information concerning raw material purchasing, transportation, regulation, handling and storage of petroleum additives without developing or managing this capability and expertise internally. Polar expects to apply this formula to the global market in order to provide product and logistical support to meet its customers’ requirements. Polar anticipates that, as its volumes increase, it will realize savings both in raw material costs and in manufacturing costs per gallon.

Other Products

In addition to DurAlt®FC, Polar has other patented products, which fill market niches in the petroleum and refining industries.

•	DuraFlo® — An “anti-gel” additive for diesel fuel to combat problems that occur when diesel fuel is used in winter months.

•	DuraSta® — A fuel stabilizer for long-term storage of both gasoline and middle distillate fuels.

•	DuraKleen® — An additive for crude oil and heavy residual oils (such as Bunker C, #4, 5 and 6 heating oil for commercial applications), to assist in the storage, transportation and efficient burning of such fuels.

Polar currently commercializes these products to a limited degree as bulk treatment additives sold to independent fuel distributors of the major oil companies, and for use by fleets and industrial applications.

Patents and Trademarks

Polar has obtained patents in the U.S. and worldwide to protect its intellectual property. Currently, Polar holds 6 U.S. patents and 34 foreign patents. The U.S. patent for DurAlt®FC Plus Detergent, issued this year, extends Polar’s U.S. patent coverage for DurAlt®FC with detergents from 2005 until 2023. None of Polar’s patents have been challenged in any of the jurisdictions, including the U.S., Germany and Japan, in which it holds patents.

Competition

Polar believes that DurAlt®FC currently has no direct competition for its ability to control combustion chamber deposit buildup and octane requirement increase in gasoline engines at low concentrations. Some detergent additive manufacturers make limited claims addressing some, but not all, of Polar’s performance claims. DurAlt®FC is non-metallic, has been approved for bulk treatment of unleaded gasoline by the EPA, and has independent performance claim verification by several auto company/engine manufacturers, oil companies, independent laboratories and environmental groups.

There are, however, numerous companies—including Lubrizol, Ethyl Corporation, Infineaum, Oronite, BASF and Octel—that are engaged in the business of manufacturing and selling detergent additives for petroleum products. Although Polar believes that its products are superior to those currently on the market, all of these other companies have substantially greater resources than Polar, as well as established distribution networks and market share. These companies have expended substantial sums on advertising to establish product identity and brand recognition and Polar and the combined company will not, for the foreseeable future, be in a position to establish product identity or brand recognition in this manner. Polar expects to face intense scrutiny and challenges of many kinds from these or other well established companies in its attempt to introduce DurAlt®FC into the market. Polar’s business strategy includes attempting to work with these potential competitors to combine DurAlt®FC with their products, creating a complete gasoline additive package. However, there can be no assurance that these potential competitors will be willing to cooperate with Polar or the combined company, or that these companies will place any purchase orders for DurAlt®FC or any other of Polar’s or the combined company’s products. There also can be no assurance that Polar or the combined company will be able to introduce and market DurAlt®FC or any of its products successfully.

Employees

As of June 1, 2003, Polar had five employees. None of Polar’s employees are subject to a collective bargaining agreement. In addition to its five employees, Polar also has consulting agreements with Charles Eisenstein, James Clarke and Gilbert Chapelet, each of whom has over 25 years’ experience in the chemical manufacturing, automotive and commercial fuel industries, respectively.

Legal Proceedings

Melissa Polich, the former Chief Financial Officer of Polar, has demanded payment for amounts claimed to be due and unpaid for consulting work for Polar, for wages claimed to be due and unpaid as a result of her employment with Polar, for expense reimbursements claimed to be owed to her by Polar and contractual claims relating to a consulting contract and an employment contract. Ms. Polich has demanded in excess of $318,000 and 47,445 shares of Polar’s common stock in these wage and contractual claims. Polar disputes these claims and intends to vigorously defend them.

Tom Ritter, a former employee of Polar, has demanded payment for wages claimed to be due and unpaid as a result of his employment with Polar. Mr. Ritter has demanded $49,202 in wage and contract claims. Polar disputes this claim and intends to vigorously defend it.

Polar believes that it has reached an agreement in principle with GRQ, LLC, a holder of 84,870 shares of Polar’s common stock, to settle claims relating to anti-dilution and pre-emptive right provisions set forth in an agreement entered into in 1996 between GRQ and the predecessor to Polar. As part of the settlement, Polar would issue an additional 187,279 shares of Polar’s common stock to GRQ and pay GRQ $15,000 and GRQ would terminate its demand for appraisal of its shares of common stock of Polar in connection with the proposed merger of Polar and Murdock.

Selected Financial Data

The selected financial information is presented below as of December 31, 2002, March 31, 2002, 2001, 2000, and 1999 and for the years then ended is derived from the audited financial statements of Polar. The selected financial information presented below as of March 31, 2003 and 2002 and the three months ended March 31, 2003 and 2002 is unaudited, but, in the opinion of management, includes all adjustments (consisting of only normally recurring accruals) necessary to fairly present such information. The financial data should be read in conjunction with those financial statements and the footnotes thereto appearing elsewhere in this prospectus and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	(In thousands except per share data)
	Three Months Ended March 31,		Nine Months Ended December 31,	Years Ended March 31,
	2003	2002	2002	2002	2001	2000	1999
Statement of Operations Data:
Revenues	$47	$55	$184	$162	$256	$165	$182
Net loss	(465)	(617)	(1,592)	(1,946)	(1,332)	(3,354)	(4,616)
Net loss attributable to common Stockholders	(465)	(617)	(1,592)	(1,997)	(1,370)	(3,354)	(4,616)
Basic and diluted net loss per common Share	$(0.02)	$(0.03)	$(0.07)	$(0.12)	$(0.14)	$(0.39)	$(0.58)
Balance Sheet Data at Period End:
Total Assets	237	193	234	193	415	272	292
Notes Payable	2,736	1,149	2,552	1,149	—	271	384
Long-term debt	2	15	6	15	10	87	81
Total liabilities	5,155	3,280	4,854	2,116	1,027	1,282	1,759
Redeemable Preferred Stock Series B	—	—	—	—	792	—	—
Stockholder’s equity (deficit)	(4,918)	(3,087)	(4,620)	(3,087)	(1,414)	(1,368)	(1,932)

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

The discussion in this section contains forward-looking statements that involve risks and uncertainties regarding Polar’s revenues and associated costs and expenses. See “Cautionary Statement Concerning Forward-Looking Statements.” Polar’s actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section entitled “Risk Factors,” as well as those risks discussed in this section and elsewhere in this prospectus.

The following discussion contains an analysis that should be read in conjunction with the financial statements and related notes contained elsewhere in this prospectus.

Results of Operations

Comparison of the Three Months Ended March 31, 2003 and 2002

Net sales decreased approximately $8,000 or 15%, to $47,000 for the three months ended March 31, 2003 from $55,000 for the three months ended March 31, 2002 due to a reduction in orders received from customers.

Operating expenses increased approximately $89,000, or 16%, to 660,000 for the three months ended March 31, 2003 from $571,000 for the three months ended March 31, 2002. This increase was due to additional legal and accounting costs associated with the proposed merger with Murdock and related transactions, offset by reductions in officers’ salaries and allowance for advances to merger candidate.

Interest expense increased approximately $26,000, or 35%, to $101,000 for the three months ended March 31, 2003 from $75,000 for the three months ended March 31, 2002. The increase was due to higher levels of borrowings during the three months ended March 31, 2003.

Other income increased approximately $265,000 to $266,000 for the three months ended March 31, 2003 as a result of recognition of income that had been previously deferred. In 1995, Polar received advanced royalties from a customer, which gave the customer the right to manufacture, sell and/or use certain quantities of additives. Polar recently received a reconciliation of the number of gallons used by this customer, which differed significantly from what was previously provided and indicated the customer had used a higher quantity than previously represented. Therefore, during the quarter ended March 31, 2003, Polar recognized $265,000 in other income.

After excluding the non-cash expenses that were incurred with respect to the issuance of stock and stock options, allowance for advances to merger candidate, and deprecation and amortization, Polar’s total cash operating expenses increased approximately $116,000, or 31%, to $487,000 for the three months ended March 31, 2003 from $371,000 for the three months ended March 31, 2002. Significant changes in operating expenses included additional legal and accounting costs associated with the proposed merger with Murdock.

As a result of the foregoing, Polar’s net loss decreased approximately $152,000, or 25%, to $465,000 for the three months ended March 31, 2003 from $617,000 for the three months ended March 31, 2002.

Comparison of Nine Months Ended December 31, 2002 and the Fiscal Year Ended March 31, 2002

Net sales increased approximately $22,000, or 14%, to $184,000 for the nine months ended December 31, 2002 from $162,000 for the year ended March 31, 2002. This increase was due primarily to adding a new distributor in the Korean market.

Operating expenses decreased approximately $411,000, or 21%, to $1,558,000 for the nine months ended December 31, 2002 from $1,969,000 for the year ended March 31, 2002. The major component of that decrease was the change in Polar’s fiscal year resulting in a nine month fiscal year for the year ended December 31, 2002.

Interest expense increased approximately $68,000, or 69%, to $167,000 for the nine months ended December 31, 2002 from $99,000 for the year ended March 31, 2002. This increase was due primarily to an increase in notes payable of $1,718,000.

After excluding the non-cash expenses incurred on the issuance of stock and options, merger related expenses and depreciation and amortization, which were not material, Polar’s remaining operating expenses decreased approximately $356,000, or 23%, to $1,206,000 for the nine months ended December 31, 2002 from $1,562,000 for the year ended March 31, 2002. Significant changes in operating expenses for the nine months of 2002 as compared to the year ended March 31, 2002 included an increase in salaries payable to Polar officers and employees.

As a result of the foregoing, Polar’s net loss decreased approximately $354,000, or 18%, to $1,592,000 for the nine months ended December 31, 2002 from $1,946,000 for the year ended March 31, 2002.

Comparison of Fiscal Years Ended March 31, 2002 and 2001

Net sales decreased approximately $94,000, or 37%, to $162,000 for the year ended March 31, 2002 from $256,000 for the year ended March 31, 2001. This decrease in net sales was primarily the result of the redirection of Polar’s efforts towards seeking to enter agreements with major oil companies, rather than the limited number of distributors to which Polar had previously been selling. Sales in fiscal 2002 also decreased because of a decrease in the licensing fee charged to one customer.

Although net sales decreased by 37% from 2001 to 2002, the cost of sales also decreased by $24,000, or 36%, to $42,000 in 2002 from $66,000 in 2001.

Operating expenses increased approximately $564,000, or 40%, to $1,969,000 in 2002 from $1,405,000 in 2001. The biggest cause of that increase was the non-cash expenses incurred with respect to merger costs and stock options, which increased approximately $45,000, or 28%, to $208,000 in 2002 from $163,000 in 2001. Depreciation and amortization also increased to $74,000 in 2002 from $63,000 in 2001.

Interest expense decreased approximately $18,000, or 15%, to $99,000 in 2002 from $117,000 in 2001, due to the payoff of notes payable within 2001.

After excluding the non-cash expenses that were incurred with respect to the issuance of stock and stock options, merger related expenses and depreciation and amortization, Polar’s total cash operating expenses increased approximately $383,000, or 32%, to $1,562,000 in 2002 from $1,179,000 in 2001.

The significant changes in Polar’s cash operating expenses from 2001 to 2002 included the following:

•	An increase in marketing expenses of approximately $14,000, or 70%, to $34,000 in 2002 from $20,000 in 2001; and

•	An increase in consulting fees of approximately $275,000, to $277,000 in 2002 from $2,000 in 2001.

These increases reflect Polar’s efforts to redirect its marketing efforts towards major oil companies.

As a result of the foregoing factors, Polar’s loss from operations increased approximately $634,000, or 52%, to $1,849,000 in 2002 from $1,215,000 in 2001. After taking account of other income and expense items, Polar’s net loss increased approximately $614,000, or 46%, to $1,946,000 in 2002 from $1,332,000 in 2001.

Comparison of Fiscal Years Ended March 31, 2001 and 2000

Net sales increased approximately $91,000, or 55%, to $256,000 for the year ending March 31, 2001 from $165,000 for the year ended March 31, 2000. This increase in net sales was primarily the result of the recognition of deferred revenues.

Operating expenses decreased approximately $1,961,000, or 58%, to $1,405,000 in 2001 from $3,366,000 in 2000. The biggest cause of this decrease was non-cash expenses incurred with respect to shares of common stock and stock options that were issued in 2000 for payment to employees and consultants. Non-cash expenses with respect to the issuance of stock and stock options decreased to $163,000 in 2001 from $1,721,000 in 2000. Depreciation and amortization increased to $63,000 in 2001 from $55,000 in 2000.

After excluding the non-cash expenses that were incurred with respect to the issuance of stock and stock options and depreciation and amortization, Polar’s total operating expenses decreased approximately $411,000, or 26%, to $1,179,000 in 2001 from $1,590,000 in 2000.

The significant changes in Polar’s cash operating expenses from 2000 to 2001 included a decrease in marketing expense of approximately $84,000, or 81%, to $20,000 in 2001 from $104,000 in 2000. This reflects Polar’s efforts to redirect its marketing efforts towards major oil companies.

As a result of the foregoing factors, Polar’s loss from operations decreased approximately $2,042,000, or 63%, to $1,215,000 in 2001 from $3,257,000 in 2000. After taking account of other income and expense items, Polar’s net loss decreased approximately $2,022,000, or 60%, to $1,332,000 in 2001 from $3,354,000 in 2000. However, in analyzing the net loss for 2000, it should be noted that $1,721,000 of that amount was the result of the non-cash expenses related to the grant of stock and options for various purposes.

Liquidity And Capital Resources

On December 31, 2002, Polar had a working capital deficit (current assets minus current liabilities) of $4,752,000. As of March 31, 2003, that working capital deficit had increased by $375,000, or 8%, to $5,127,000. This decline was primarily the result of the net loss for the three-month period ended March 31, 2003.

On March 31, 2002, Polar had a working capital deficit (current assets minus current liabilities) of $3,223,000. As of December 31, 2002, that working capital deficit had increased by $1,471,000, or 46%, to $4,752,000. This decline was primarily the result of the increase of secured notes and the additional merger costs for the operating period.

Berthel Financial Services served as placement agent in the offer and sale of $1,829,000 of 10% secured convertible notes. All offers and sales were made only to “accredited investors,” as defined in Regulation D under the Securities Act. The notes are convertible into Polar common stock at the option of the holder upon or before the closing of the proposed merger with Murdock. The number of common shares receivable on conversion is determined by dividing the principal amount held by each note investor by $0.98. The notes mature on various dates from March 2004 through December 2004 and are secured by a third priority lien on Polar’s patents.

After the merger, Polar expects that it will have approximately $3.2 million of outstanding debt due before the end of 2003.

Polar’s business strategy includes pursuing nationwide and worldwide bulk sales of its products to gasoline suppliers for incorporation into commercial grade gasoline. Polar is likely to require substantial capital resources in order to implement this plan, and Polar’s strategy may fail due to insufficient capital or other factors, many of which may be beyond its ability to control. Polar has not received a purchase order from any retail gasoline supplier, and there can be no assurance that Polar will receive any purchase orders from any of these companies in the future. If Polar is unable to obtain purchase orders from its potential customers and begin producing net income, Polar may not be able to continue as a going concern.

MANAGEMENT

Directors

In the merger agreement, Murdock and Polar have agreed that Holding’s board of directors will consist of seven members following the merger. The following individuals have been elected and will take office as directors of Holding upon the completion of the merger:

Name	Age	Position(s) with Holding
Mark L. Nelson	55	President, Chief Executive Officer and Chairman of the Board of Directors
Richard J. Socia	56	Director
Charles Eisenstein	59	Director, Executive Vice President and Chief Operating Officer
Chandra B. Prakash, Ph.D.	67	Director, Vice President
Alan L. Smith	59	Director, Vice President
Gilbert Chapelet	63	Director, Consultant
Wayne Wright	57	Director

The following is a brief summary of the background of the directors:

Mark L. Nelson will serve as the combined company’s Chairman of the board of directors, President and Chief Executive Officer. Mr. Nelson is one of Polar’s co-founders and one of the inventors of Polar’s products. He has served as the Chairman and Chief Executive Officer of Polar since December 1994 and President since February 1995. Mr. Nelson currently has with Polar, and will have with the combined company, overall responsibility for activities related to business and market development, establishment of strategic alliances, legal affairs and capital formation.

Richard J. Socia will serve as a director of the combined company. He has served as one of Polar’s directors since December 1994 and its Secretary since March 2001. He is the principal of a real estate firm in Michigan.

Charles Eisenstein will serve as director, Executive Vice President and Chief Operating Officer of the combined company. Mr. Eisenstein recently retired from PPG Grow Automotive. For more than a decade, Mr. Eisenstein was President and Chief Operating Officer of Grow Automotive, a wholly owned subsidiary and automotive chemicals manufacturing division for, most recently, PPG. Mr. Eisenstein has worked extensively in the automotive chemicals business throughout North America, Europe, and Asia.

Chandra B. Prakash, Ph.D. will serve as director and Vice President of the combined company. He has acted as Polar’s Vice President of Environmental & Vehicle/Fuel Regulations, with special focus in India, Canada and other international markets. From 1990 until April 1997, Dr. Prakash was Head of Transportation Fuels with the Federal Department of Environment in Canada (the Canadian equivalent of the EPA). Dr. Prakash has also managed R&D programs and authored over 60 technical papers and presentations at various worldwide symposia. Dr. Prakash retired from the Canadian Federal Department of Environment in April 1997 and worked as a consultant for several companies on alternative fuels until he became a consultant for Polar in November 1997. In December 2000 he completed a short-term assignment for The Canadian Economic Development Agency (CIDA) as the advisor for phasing out leaded gasoline in Indonesia.

Alan L. Smith will serve as director and Vice President of the combined company. He has been one of Polar’s directors since March 1999 and a Vice President and Senior Automotive Industry Advisor since February 1998. He joined Polar upon retiring from Ford Motor Company. After twenty-nine years of experience with Ford Motor Company in engine design and development, Mr. Smith moved in 1992 to the position of Chief Powertrain Reliability Engineer, where he was responsible for development and implementation of Quality and Reliability standards and procedures for all Ford engines and transmissions. This led to two subsequent promotions to Director of Quality for Ford Electronics and later, Director of Quality for all Ford commercial vehicles.

Dr. Gilbert Chapelet will serve as director of the combined company. He recently concluded a career spanning 30 years with TotalFinaElf. Prior to his retirement in 2002, Dr. Chapelet served as Manager of Elf Research. Dr. Chapelet has also managed a number of businesses for Elf Acquitaine and TotalFinaElf related to the development and sales of fuels and fuel additives. He also will serve as a consultant to the combined company on fuel additives.

Wayne Wright will serve as director of the combined company. Mr. Wright served as President of Priority International Communications, Inc. (a wholly-owned subsidiary of Murdock from October 1997 to July 2001) from March 1997 to July 2001 and as Chairman of the Board of Priority International Communications, Inc. from 1996 to 1997. Effective October 2001, Mr. Wright began serving as Murdock’s Principal Accounting Officer.

Executive Officers

The following individuals will serve as executive officers of Holding following the merger:

Name	Age	Position
Mark L. Nelson	55	President, Chief Executive Officer and Chairman of the Board of Directors
Alan L. Smith	59	Vice President
Chandra B. Prakash, Ph.D.	67	Vice President
Charles Eisenstein	59	Executive Vice President and Chief Operating Officer
Deborah A. Pilkington	49	Vice President

The following is a brief summary of the background of individuals expected to be executive officers of Holding following the merger, except for Mark L. Nelson, Charles Eisenstein, Chandra Prakash and Alan L. Smith, each of whom will also serve as a director and whose background is summarized above:

Deborah A. Pilkington will serve as Vice President and Administrative Assistant to Mark L. Nelson. For the past 15 years, she has provided administrative support to Mr. Nelson in all his activities with Polar, including corporate and board matters, legal and financial matters, stockholder relations, market development, and the development of strategic relationships for Polar.

Executive Compensation

Murdock

Cash and Other Compensation.    The table which follows sets forth certain information concerning compensation paid to, earned by or awarded to Eugene I. Davis, Murdock’s Chairman of the Board and Chief Executive Officer and Wayne Wright, Murdock’s Principal Accounting Officer. Mr. Davis and Mr. Wright are referred to in this prospectus as the named executive officers.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation Awards Securities Underlying Options (#)
Name and Principal Position	Year	Salary ($)		Bonus ($)		All Other Compensation ($)
Eugene I. Davis	2002	—		—	—	15,000	(2)
Chairman of the Board and	2001	—		—	—	121,187	(2)
Chief Executive Officer(1)	2000	—		—	—	181,109	(2)

Wayne Wright	2002	48,000	(3)	—	—	—
Principal Accounting Officer	2001	—		—	—	—
	2000	—		—	—	—

(1)	Mr. Davis served as Chairman of the Board and Chief Executive Officer of Murdock from May 2000 to October 2001. Mr. Davis resigned as Chief Executive Officer on October 9, 2001 and resumed service as Chief Executive Officer on August 1, 2002. Mr. Davis served as Interim Chairman of the Board and Interim Chief Executive Officer from January 2000 through May 2000. Mr. Davis’ services are contracted through Pirinate Consulting Group, L.L.C., or Pirinate.
(2)	Represents amounts earned by Pirinate during fiscal 2000, 2001 and 2002. Included in the $121,187 for 2001 is $10,000 that was not paid as of December 31, 2001. Since August 1, 2002, fees of $3,000 per month have been accruing for Mr. Davis’ services. Murdock has agreed to issue 103,000 shares of common stock in satisfaction of all fees for Mr. Davis’ services.
(3)	Represents accrued compensation of $4,000 per month. Mr. Wright has agreed to accept shares of common stock in lieu of cash compensation upon consummation of the merger.

Options Granted During 2002.    There were no stock options granted to the named executive officers of Murdock during the year ended December 31, 2002.

Fiscal Year-End Option Values.    There were no unexercised options held by the named executive officers of Murdock at December 31, 2002.

Polar

Cash and Other Compensation.    The following table shows all the cash compensation paid or to be paid by Polar, as well as certain other compensation paid or accrued, during the fiscal years indicated, to Polar’s Chief Executive Officer and each other executive officer who received total annual salary and bonus in excess of $100,000 in any fiscal year. Those persons are collectively referred to as the named officers.

Summary Compensation Table

(based on calendar year)

	Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Accrued But Not Paid ($)	Bonus ($)	Stock Awards ($) (1)		Securities Underlying Options (#)
Mark L. Nelson,	2002	150,000	126,000	—	66,082
President, Chief Executive Officer and	2001	150,000	14,000	—	38,615	(2)	122,910
Chairman of the Board of Directors	2000	150,000	44,000	—	—		—

Alan Smith,	2002	110,000	79,125	—	11,977		—
Vice President	2001	110,000	8,305	—	14,351		105,556

Chandra Prakash	2002	120,000	110,000	—	9,948		—
Vice President	2001	120,000	25,000	—	13,253	(3)	—

Melissa Polich,	2002	108,000	16,000	—	19,390		—
Former Chief Financial Officer

(1)	Because Polar’s common stock is not publicly traded, there is currently no market valuation for these shares. For purposes of this calculation, Polar has assumed that its common stock was valued at $.052 per share as determined by a valuation performed by Houlihan dated December 12, 2002.
(2)	Represents 388,889 shares of common stock issued in exchange for relinquishment of rights under the royalty agreement of March 2001.
(3)	Conversion of prior period consulting fees.

Options Granted During the Nine Months Ended December 31, 2002.

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants

Name	Number of Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price($/Sh)	Expiration Date
Mark L. Nelson	0	—	$—
Alan Smith	0	—	$—	—
Chandra Prakash, Ph.D	0	—	$—
Melissa Polich	0	—	$—	—

(1)	All options granted have been exercised.

The following table sets forth information with respect to the named officers concerning exercise of options during the nine months ended December 31, 2002 and unexercised options held as of the end of that fiscal year. Polar did not have any SARs outstanding.

Aggregated Option Exercises and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise(#)	Value Realized($)(1)	Number of Unexercised Options at Fiscal Year End Exercisable/ Unexercisable	Value of Unexercised In- The-Money Options at Fiscal Year End Exercisable/ Unexercisable(1)
Mark L. Nelson	0	0	266,976(2)/-0-	-0-/-0-
Alan L. Smith	0	0	22,222/-0-	-0-/-0-
Chandra Prakash, Ph.D	0	0	22,222/-0-	-0-/-0-
Melissa Polich	0	0	-0-/-0-	-0-/-0-

(1)	Because Polar’s common stock is not publicly traded, there is currently no market valuation for the shares issuable upon exercise of these options. For purposes of this calculation, Polar has assumed that its common stock was valued at $.052 per share as determined by a valuation performed by Houlihan dated December 12, 2002.
(2)	Includes options that were issued to Mr. Nelson in exchange for patent assignments not otherwise included in the options issued to Mr. Nelson in his capacity as an employee or director.

Consulting Agreements

On January 10, 2000, Murdock entered into a letter agreement with Pirinate, an entity controlled by Eugene I. Davis, for the personal services of Mr. Davis as Murdock’s Interim Chairman of the Board and Interim Chief Executive Officer. Pirinate received $15,000 a month, plus out-of-pocket expenses, for these services. The initial term of this agreement was three months. Thereafter, either party could terminate this agreement, with or without cause, effective upon sixty days’ prior written notice. The parties agreed in May 2000 that Mr. Davis would serve as Chairman of the Board and Chief Executive Officer of Murdock. Effective July 1, 2001 this agreement was modified to provide for payment of $10,000 a month through September 30, 2001, at which time the agreement terminated. Mr. Davis resigned as Chief Executive Officer on October 9, 2001, and remained on the Board of Directors.

Murdock entered into an agreement dated August 1, 2002, as amended, with Pirinate, whereby Pirinate agreed to provide the services of Eugene I. Davis to serve as Chairman of the Board and Chief Executive Officer of Murdock effective August 1, 2002. Under this agreement, Murdock agreed to issue 103,000 shares of Murdock common stock to Mr. Davis in satisfaction of all fees for Mr. Davis’ services.

Compensation of Directors

Murdock has agreed to pay David Kirkpatrick, a member of Murdock’s board of directors, a monthly retainer equal to the greater of (a) $1,000 or (b) $1,000 for each meeting of the board of directors attended during such month. In addition, in January 2000 Murdock issued options to Mr. Kirkpatrick to purchase up to 20,000 shares of common stock, 10,000 of which were fully vested at the time of issuance and 10,000 of which vested on January 1, 2001, with an exercise price of $2.25 per share. Through its letter agreement with Pirinate, Pirinate receives compensation for making Mr. Davis available to serve as Murdock’s Chairman of the Board and Chief Executive Officer as described under “Consulting Agreements” above. Mr. Wright accrues compensation at the rate of $4,000 per month. Mr. Wright and Mr. Kirkpatrick have agreed to convert all accrued compensation into shares of Murdock (or Holding) common stock at the time of the proposed merger with Polar at a rate of $3.03 per share for compensation accrued before August 1, 2002 and at a rate of $1.00 per share for compensation accrued on or after August 1, 2002. As of March 31, 2003, $60,000 of compensation was accrued with respect to Mr. Wright and $25,000 of compensation was accrued with respect to Mr. Kirkpatrick. Mr. Murdock does not receive any compensation for serving on Murdock’s board of directors.

Certain Legal Proceedings Against Murdock Management

On May 9, 2003, Larry A. Cahill, a significant stockholder of Murdock, filed suit against Guy O. Murdock, a director of Murdock, and a former officer of Murdock. This lawsuit alleges that the two defendants induced Mr. Cahill to loan $2,000,000 to Murdock through misrepresentations and in breach of their fiduciary duties to Mr. Cahill and that the two defendants had agreed to indemnify Mr. Cahill with respect to $850,000 borrowed by Mr. Cahill from a bank and invested in Murdock. Mr. Cahill seeks damages in the amount of the loans plus interest and the costs of bringing the action.

On January 17, 2001, Republic filed suit against Guy O. Murdock to collect on a $500,000 promissory note originally issued to a bank which was liquidated by the FDIC during 2000. Republic alleges that it later purchased this note from the FDIC. On June 12, 2003, Republic filed for summary judgment in this lawsuit.

Equity Incentive Plan

On January 21, 2003, the Murdock board of directors approved the Polar Molecular Holding Corporation Equity Incentive Plan. Murdock’s stockholders approved the plan on June 17, 2003. Holding will assume the plan as part of the reincorporation.

Scope and Purpose of Plan.    The terms of the plan provide for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options, restricted stock awards, stock bonuses, stock units, stock appreciation rights and other stock grants to certain key employees and consultants of Murdock. The plan became effective immediately upon approval of the Murdock stockholders at the Murdock special meeting, although currently Murdock has no intention of granting any awards under the plan before the merger. The purpose of the plan is to allow Holding to grant incentive awards of Holding common stock under the plan for the benefit of the combined company following the merger. Holding will assume the plan as part of the reincorporation, and all references to Murdock in the plan will be applicable to Holding following the reincorporation and merger. Adoption of the equity incentive plan will be conditioned on completion of the merger with Polar. If the merger is not completed, the plan will not take effect.

Plan Administration.    The plan provides that the plan will be administered by a committee consisting of members of the Murdock board of directors, in accordance with Rule 16b-3 of the Exchange Act. The committee is granted the authority and discretion under the plan to select participants that are either employees of Murdock (including officers and/or directors of Murdock that are also employees), on whose services Murdock is or will become largely dependent, or consultants to or non-employee directors of Murdock whose services are important to Murdock. The committee is also granted the discretion to determine the awards to be made pursuant to the plan, including the number of awards, the time and manner in which such awards are to be granted, the conditions upon which such awards may be exercised or retained, and other terms and requirements of the various compensation incentives.

Shares of Stock Subject to the Plan.    The plan provides that Murdock will set aside 15,000,000 shares of Murdock common stock to be issued under the plan as various forms of compensation incentives. All 15,000,000 shares may be issued as incentive options under the plan. The plan provides that the maximum shares with respect to which a single participant may receive options or stock appreciation rights is 2,000,000. The plan also provides that adjustments to the number of shares of Murdock common stock will automatically result in the equivalent adjustment being made to the number of shares which may be granted under the plan, the number of shares covered by outstanding awards under the plan, the number of shares available to any one participant, and the maximum number of shares available for grant as incentive options.

Corporate Reorganization or Change in Control.    Upon the occurrence of a Corporate Transaction, the committee has the discretion to:

•	declare all options and stock appreciation rights fully exercisable;

•	declare that all restrictions with respect to restricted stock and other awards have lapsed;

•	declare any or all stock units immediately payable;

•	provide for the assumption or substitution of any or all awards under the plan; or

•	make any other provision for the outstanding awards (including termination of the awards) as the committee deems appropriate.

The definition of Corporate Transaction includes, subject to certain qualifications:

•	the merger or consolidation with or into another corporation or other reorganization;

•	the sale or conveyance of all or substantially all of Murdock’s property;

•	the dissolution or liquidation of Murdock;

•	a change in control in which any individual, entity, or group, other than a trustee or other fiduciary holding securities under an employee benefit plan, acquires beneficial ownership of fifty percent or more of the outstanding shares of Murdock common stock or of the current voting power of the outstanding securities of Murdock, or the members of the board of directors in place or approved by the board in place cease to represent the majority at any time during any period of three consecutive years; or

•	any other transaction that the board of directors determines to be a Corporate Transaction.

Options.    Participants in the plan may be granted one or more options to purchase shares of Murdock common stock. Each option is to be designated by the committee as an incentive option or a non-qualified option. Each option grant is to be evidenced by an agreement or certificate setting forth the number of shares to be granted, the manner of exercise, any withholding requirements, the exercise price for the shares, the duration and restrictions on exercise, and the consideration for the grant of the option. The aggregate fair market value of the shares with respect to which incentive options are exercisable for the first time by an option holder in any calendar year, is not to exceed $100,000. The option period for incentive options may not exceed 10 years. The exercise price for all options may not be less than the fair market value on the date of the grant. Incentive options granted to stockholders holding ten percent or more of Murdock’s common stock shall have an option price of at least 110% of the fair market value of the shares on the date of the grant and the option period shall not exceed five years. Incentive option grants are not assignable or transferable except by the laws of descent and distribution, and no stockholder rights will be transferred until the option holder becomes a stockholder of record.

Restricted Stock Awards.    Participants in the plan may be granted one or more restricted stock awards consisting of shares of Murdock common stock. The participant’s right to retain a restricted stock award shall be subject to certain restrictions which may include continuous employment with the company or the attainment of specific performance goals. A participant receiving a restricted stock award is entitled to voting, liquidation and other stock rights upon receipt of the shares, but shall not be able to transfer or encumber the shares other than pursuant to the laws of descent and distribution.

Stock Units.    The committee may award stock units to participants. In connection with such awards, the committee will determine the number of stock units to be granted, the goals and objectives to be satisfied, the time and manner of payment, and any other terms and conditions applicable to the stock units.

Stock Appreciation Rights.    The committee may grant stock appreciation rights to eligible employees or eligible consultants, which entitle the recipient to receive the increased value of the shares covered by the award from the date of grant to the exercise date. The committee is authorized to set the duration and the restrictions on exercise of stock appreciation rights granted under the plan. The committee may in its discretion, on the exercise date, elect to pay in cash the increase in the fair market value of the shares of Murdock common stock covered by the grant or issue the number of shares of Murdock common stock equal to such increased value.

Stock Bonuses.    The committee may award stock bonuses to participants, subject to such conditions and restrictions as it determines in its sole discretion. Stock bonuses may be outright grants of stock or may be grants of stock subject to certain employment conditions or performance goals.

Other Common Stock Grants.    The board of directors may, in its discretion, establish other incentive compensation arrangements under which participants may acquire shares of Murdock common stock, whether by purchase, outright grant or otherwise. Any such arrangement shall be subject to the plan and any shares issued in connection with such arrangement shall be issued under the plan.

Amendment, Modification and Termination of the Plan.    The board of directors may terminate the plan at any time and may amend or modify the plan from time to time; provided that no such amendment or modification may become effective without the requisite stockholder approval, if required pursuant to applicable statutes or regulatory requirements or, if on the advice of counsel, Murdock determines that stockholder approval is otherwise necessary or desirable. Unless otherwise terminated by the board of directors, the plan will terminate at the close of business on the 10-year anniversary of the effective date of the plan, and no awards will be granted pursuant to the plan after such termination. Awards outstanding at the time of the termination may continue to be exercised, become free of restrictions, or paid in accordance with the terms of such awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Murdock

The following table sets forth information concerning the beneficial ownership of the common stock of Murdock as of June 30, 2003 for the following:

•	each person or entity who is known by Murdock to own beneficially more than 5% of the outstanding common stock of Murdock;

•	each of Murdock’s current directors;

•	each of the named executive officers of Murdock; and

•	all directors and officers of Murdock as a group.

Beneficial ownership of common stock has been determined for this purpose in accordance with Rules 13d-3 and 13d-5 of the SEC under the Exchange Act, which provide, among other things, that a person is deemed to be the beneficial owner of common stock if such person, directly or indirectly, has or shares voting power or investment power with respect to the common stock or has the right to acquire such ownership within sixty days after June 30, 2003. The information in the table does not give effect to the issuance of shares of common stock contingent upon the consummation of the merger.

NAME OF BENEFICIAL OWNER(1)	SHARES BENEFICIALLY OWNED(2)	PERCENT OF CLASS
Eugene I. Davis(3)	103,000	*
David Kirkpatrick(4)	20,000	*
Guy O. Murdock(5)	808,481	6.5
Wayne Wright(6)	2,395,567	19.3
Berthel Fisher & Company(7)	6,377,214	37.7
Larry A. Cahill(8)	5,612,951	35.0
All directors and executive officers as a group (4 persons)(9)	3,327,048	26.4

*	Less than 1%.
(1)	Unless otherwise indicated, the address of each person listed in the table is c/o Murdock Communications Corporation, 701 Tama Street, Marion, Iowa 52302.
(2)	This table is based upon information supplied by directors, executive officers and principal stockholders. Unless otherwise indicated in footnotes to this table, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned.
(3)	Consists of 103,000 issuable to Mr. Davis in consideration of services.
(4)	Consists of 20,000 shares subject to exercise of options.
(5)	Includes 195,000 shares subject to exercise of warrants.
(6)	Includes 1,580,067 shares owned by a trust of which Mr. Wright is trustee, 80,000 shares subject to exercise of warrants and 250,000 shares held by Mr. Wright’s spouse.
(7)	Includes (i) 3,296,387 shares of common stock beneficially owned by certain affiliates of Berthel for which Berthel shares voting and investment power, including 401,879 shares subject to exercise of warrants and 1,225,968 shares subject to conversion of convertible notes (based upon $3,714,684 of principal and interest outstanding under such notes as of June 30, 2003, divided by the conversion rate of $3.03 per share); and (ii) 3,080,827 shares directly owned by Berthel, including 2,851,258 shares subject to the exercise of warrants and 115,997 shares subject to the conversion of convertible notes (based upon $351,471 of principal and interest outstanding under such notes as of June 30, 2003, divided by the conversion rate of $3.03 per share). Reflects information reported in a Schedule 13D filed with the SEC by Berthel on January 16, 1997, as amended on June 6, 1997, January 8, 1998, May 1, 1998, June 22, 1998, August 6, 1998 and January 15, 1999, as well as certain other information provided to Murdock. The address of Berthel is 701 Tama Street, P.O. Box 609, Marion, Iowa 52302-0609.
(8)	Includes 600,000 shares subject to exercise of warrants, 495,254 shares subject to conversion of convertible notes (based upon $1,500,620 of principal and interest outstanding under such notes as of June 30, 2003, divided by the conversion rate of $3.03 per share), 828,529 shares and 2,616,629 shares subject to exercise of warrants owned by a family limited liability company and 24,734 shares owned by two trusts of which Mr. Cahill is trustee. Mr. Cahill’s address is 3330 Southgate Court S.W., Cedar Rapids, Iowa 52404.
(9)	Includes 20,000 shares subject to exercise of options and 275,000 shares subject to exercise of warrants.

Polar

The following table sets forth information concerning the beneficial ownership of common stock of Polar as of June 1, 2003 for the following:

•	each person or entity who is known by Polar to own beneficially more than 5% of the outstanding common stock of Polar;

•	each of Polar’s current directors;

•	the chief executive officer and certain other highly compensated officers of Polar; and

•	all directors and officers of Polar as a group.

NAME OF BENEFICIAL OWNER(1)	SHARES BENEFICIALLY OWNED		PERCENT OF CLASS

Directors and Officers

Mark L. Nelson	2,551,225	(2)	10.3%
Alan L. Smith	639,632	(3)	2.6%
Chandra B. Prakash	535,055	(3)	2.2%
Chuck Eisenstein	312,223		1.3%
Deborah A. Pilkington	332,247	(4)	1.4%
Richard J. Socia	702,962	(5)	2.8%
Robert J. McKenzie	159,177	(6)	*
Otis L. Nelson, Jr.	804,104	(7)	3.3%
A. Richard Nelson	1,639,304	(7)	6.6%
All directors and executive officers as a group (9 persons)	7,675,929	(8)	30.4%

5% Owners

Affiliated Investments, L.L.C. 2950 Auburn Court Auburn Hills, Michigan 48326	1,882,412		7.7%
Joan Nelson 217 Rosamond Street Lansing, Michigan 48912	1,777,778	(9)	7.2%
APS Financial Corporation 2559 Gray Falls #350 Houston, Texas 77077	2,657,445	(10)	10.0%

*	Less than 1%
(1)	Unless otherwise indicated, the address of each person named in the table is c/o Polar Molecular Corporation, 4600 South Ulster Street, Suite 940, Denver, Colorado 80237.
(2)	Includes 266,796 shares subject to currently exercisable options.

(3)	Includes 22,222 shares subject to currently exercisable options.
(4)	Includes 5,556 shares subject to currently exercisable options.
(5)	Includes 39,167 shares subject to currently exercisable options.
(6)	Includes 11,111 shares subject to currently exercisable options.
(7)	Includes 182,778 shares subject to currently exercisable options.
(8)	Includes a total of 732,630 shares subject to currently exercisable options.
(9)	Includes 444,444 shares owned by Ms. Nelson’s son and 888,889 shares owned by a trust for Ms. Nelson’s nephew, of which Ms. Nelson is the trustee.
(10)	Includes shares owned by APS and investors affiliated with APS. Includes a total of 1,907,615 shares subject to currently exercisable warrants.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Murdock

From 1991 to 1998, Murdock obtained lease and other financing services from Berthel Fisher & Company, or Berthel, and its subsidiaries and their affiliated leasing partnerships. These financing arrangements have been converted into promissory notes that accrue interest at the rate of 12% per year. As of June 30, 2002, Murdock owed Berthel a total of approximately $4.0 million of principal and accrued interest under these notes. Berthel has agreed that at the time of the proposed merger with Polar, all principal and accrued interest under these notes as of June 30, 2002 will convert to Murdock (or Holding) common stock at the rate of $3.03 per share, and any interest accrued after June 30, 2002 will be forgiven. Berthel beneficially owns approximately 37.7% of the Murdock common stock outstanding as of June 30, 2003.

In December 1999, Murdock entered into a financial advisory agreement with Berthel Fisher & Company Financial Services, Inc., or Berthel Financial Services, an investment banking affiliate of Berthel. Under this agreement, Berthel Financial Services agreed to provide investment banking services and advice regarding the identification and investigation of strategic alternatives available to Murdock. This agreement, which was in effect until July 1, 2001, required Murdock to pay Berthel Financial Services a nonrefundable $30,000 retainer and a retainer fee of $15,000 per month. On July 1, 2001, Murdock entered into a new financial advisory agreement with Berthel Financial Services, which requires Murdock to pay Berthel Financial Services a retainer fee of $20,000 per month. Retainer fees under the July 1, 2001 agreement have been accruing on a monthly basis and are expected to continue to accrue until the closing of the proposed merger. As of March 31, 2003, Murdock owed a total of approximately $501,711 to Berthel Financial Services for accrued fees and expenses under these agreements.

Murdock has also subleased office space from Berthel Fisher & Company Management Corp., or Berthel Management, an affiliate of Berthel, since October 2001 on a month-to-month basis. Murdock owes Berthel Management approximately $9,000 in rental payments as of March 31, 2003.

In December 1999, Berthel entered into a Standstill Agreement with Murdock. Under the Standstill Agreement, Berthel indicated its intention to form a creditors committee to represent the interests of Berthel and other creditors of Murdock. Murdock agreed to provide the creditors committee with access to information regarding Murdock and its business, and to advise the creditors committee in advance regarding certain significant corporate developments.

The creditors committee may also demand that Murdock take certain actions with respect to Murdock’s assets and business. The members of the creditors committee agreed not to take any actions to collect past-due debt owed by Murdock without the unanimous approval of the creditors committee. As of March 31, 2003, Murdock and Berthel are the only parties to the Standstill Agreement and Berthel is the only member of the creditors committee.

As of June 26, 2003, Polar has loaned to Murdock approximately $560,040 from the proceeds of a private placement of Polar’s convertible debt securities and warrants, which was completed by Polar in early February 2003. Murdock has agreed to pay $90,000 of this amount to Berthel Financial Services to repay accrued investment banking fees and expenses subject to the condition that Murdock retains sufficient funds to reasonably operate until the closing of the proposed merger. To the extent that Murdock is unable to pay any part of this $90,000 amount to Berthel Financial Services in cash, Berthel Financial Services has agreed to convert the amount that Murdock is unable to pay into shares of Murdock (or Holding) common stock at a rate of $1.00 per share upon the closing of the proposed merger. Berthel Financial Services and Berthel Management have also agreed that at the time of the proposed merger, they will convert all other amounts due to them by Murdock into a total of 750,000 shares of Murdock (or Holding) common stock.

On December 21, 2001, Polar entered into a placement agreement with Berthel Financial Services. Berthel Financial Services is affiliated with Berthel, which along with Berthel Financial Services and other affiliates is a significant stockholder and creditor of Murdock. Berthel Financial Services is also acting as Murdock’s financial advisor with respect to the proposed merger. The placement agreement has been amended eleven times since December 21, 2001, to extend the term of the agreement and change certain provisions.

Under the placement agreement, as amended, Berthel Financial Services served as placement agent in the offer and sale of $1,829,000 of 10% secured convertible notes. All offers and sales were made only to “accredited investors,” as defined in Regulation D under the Securities Act of 1933, as amended, or the Securities Act. The notes are automatically convertible into the right to receive shares of Polar common stock upon the closing of the proposed merger. The number of common shares receivable on conversion will be determined by dividing the principal amount of the note held by each note investor, together with accrued and unpaid interest, by $0.98. Based upon the aggregate principal and interest on the notes that were outstanding on June 30, 2003, the aggregate number of shares of Polar common stock that would be issued to the note investors upon conversion of the notes on June 30, 2003 would have been 2,191,288. The notes mature on various dates from March 2004 through December 2004 if they are not converted earlier and are secured by a third priority lien on Polar’s patents.

Each purchaser of notes in the initial private placement also received warrants granting the purchaser the right to purchase the number of shares of Polar common stock into which the principal amount of the notes held by that purchaser are convertible. The exercise price of the warrants is $0.49 per share, and the warrants may be exercised before the earlier of the effective time of the merger or the second anniversary of the issuance of each warrant. If all of the warrants are exercised, Polar will receive an additional $1,829,000 (minus commissions payable to Berthel Financial Services) and be required to issue an additional 3,732,653 shares of its common stock.

Polar agreed in the placement agreement to lend to Murdock a portion of the funds it received from the issuance of the notes.

The placement agreement also provides that Polar will loan to Murdock from proceeds raised from exercise of the warrants issued in connection with the $1,500,000 private placement and the $700,000 additional private placement, the sum of:

•	$89,410; and

•	one-third of the proceeds (net of any commissions) raised from the exercise of the warrants issued in connection with the $1,500,000 private placement and the $700,000 additional private placement.

To the extent that Murdock does not receive or chooses not to accept any portion of the amounts described above, Murdock shall receive a credit against its liabilities for purposes of meeting the net worth test under the merger agreement. As of May 7, 2003, this represents $89,410. Murdock shall repay the loans immediately prior to the merger by issuing to Polar the amount of shares of Murdock common stock obtained by dividing the aggregate amount loaned by $3.03.

As compensation for its services as placement agent, Berthel Financial Services has received:

•	$162,220 in fees and commissions;

•	$25,958 in expenses; and

•	warrants exercisable for 152,051 shares (10% of the total number of shares receivable on conversion of the notes issued by Polar and placed by Berthel in the private placement), at an exercise price of 120% of the conversion price of the notes.

Additionally, upon the exercise of warrants sold in the private placement, Berthel Financial Services is also entitled to receive 10% of the proceeds received by Polar from exercise of the warrants, or $182,900 if all of the warrants are exercised.

As of June 26, 2003, Murdock owed a total of approximately $754,760 to MCCIC, a company owned by Berthel and Larry A. Cahill. These borrowings accrue interest at the rate of 12% per year. MCCIC has agreed that at the time of the proposed merger with Polar, it will convert $526,669 of the outstanding debt into shares of Murdock (or Holding) common stock at a rate of $2.00 per share. MCCIC has agreed to convert all other debt, including accrued interest, into shares of Murdock (or Holding) common stock at the rate of $1.00 per share at the time of the proposed merger. Mr. Cahill beneficially owns approximately 35.0% of the Murdock common stock outstanding as of June 30, 2003.

Murdock entered into an agreement dated August 1, 2002, as amended, with Pirinate, whereby Pirinate agreed to provide the services of Eugene I. Davis to serve as Chairman of the Board and Chief Executive Officer of Murdock effective August 1, 2002. Under this agreement, Murdock agreed to issue 103,000 shares of Murdock common stock to Mr. Davis in satisfaction of all fees for Mr. Davis’ services.

Wayne Wright, Murdock’s Principal Accounting Officer and a member of Murdock’s board of directors, accrues compensation at the rate of $4,000 per month and David Kirkpatrick, a member of Murdock’s board of directors, accrues compensation monthly at the rate equal to the greater of (a) $1,000 per month or (b) $1,000 for each meeting of the board of directors attended during such month. Mr. Wright and Mr. Kirkpatrick have agreed to convert all accrued compensation into shares of Murdock (or Holding) common stock at the time of the proposed merger with Polar at a rate of $3.03 per share for compensation accrued before August 1, 2002 and at a rate of $1.00 per share for compensation accrued on or after August 1, 2002. As of March 31, 2003, $60,000 of compensation was accrued with respect to Mr. Wright and $25,000 of compensation was accrued with respect to Mr. Kirkpatrick.

Murdock has issued certain promissory notes to Larry A. Cahill, a substantial Murdock stockholder, and Guy O. Murdock, a member of Murdock’s board of directors. These loans were made for working capital purposes and to enable Murdock to reduce its debt to third parties. Mr. Cahill and Mr. Murdock have agreed that at the time of the proposed merger with Polar, they will convert all principal and accrued interest as of June 30, 2002 into shares of Murdock (or Holding) common stock at the rate of $3.03 per share, and will forgive all interest accrued after June 30, 2002. As of June 30, 2002, Murdock owed approximately $1.7 million to Mr. Cahill and approximately $205,578 to Mr. Murdock. These borrowings accrue interest at the rate of 12% per year.

In November 2002, Murdock entered into a settlement agreement with four of the selling stockholders providing for the issuance by Murdock of 517,000 shares of common stock to these four selling stockholders. The settlement related to a lawsuit brought on November 23, 2001 by three of the selling stockholders alleging that Murdock and other named defendants devised a scheme to defraud the three plaintiffs to personally borrow funds from a financial institution, invest the proceeds in Murdock as a note payable with the promise of stock options and repayment of the notes, and give the financial institution a security interest in the notes under the Uniform Commercial Code. In connection with the settlement, Murdock has sought to obtain consents and releases from nine other individuals who may have similar claims against Murdock and the other defendants, including Guy O. Murdock, Larry A. Cahill and Wayne Wright. Murdock has agreed to issue 8,075 shares of common stock to Guy O. Murdock, 54,910 shares of common stock to Larry A. Cahill and 25,840 shares of common stock to Wayne Wright upon the consummation of the merger with Polar in consideration for their consents and releases.

Polar

Patent Assignments and License; Cancellation of Options as Repayment of Advances.    Polar’s business depends, and the business of the combined company will depend, upon the inventions that are the subject of Polar’s patents. Otis L. Nelson, Jr., Mark L. Nelson and A. Richard Nelson, all of whom are principal stockholders and current or former officers and directors of Polar, are the inventors of Polar’s products and applied for the initial patents thereon. In 1986, the Nelsons assigned all of their patents and patent applications to Polar. The terms of the assignment were subsequently modified by an agreement dated February 3, 1999 and later by an agreement executed in January 2001, which modified the form of compensation paid to the Nelsons to procure the assignment. Under a 1999 Modification Agreement in connection with the patent assignments, Polar agreed to pay $2,000,000 to the Nelsons. The 1999 Modification Agreement was subsequently modified so that, instead of receiving $2,000,000 in cash, the Nelsons would receive: (a) 48,210 shares of Polar’s common stock (subsequently converted into options to purchase 48,210 shares of Polar’s common stock for $0.001 per share); and (b) options to purchase 87,037 shares of Polar’s common stock at $0.40 per share during the five year period ending February 3, 2004.

Shares Issued Upon Option Exercises in January, 2001.    As of January, 2001, Polar had approximately 166,815 options outstanding to its employees and consultants with an exercise price of $0.001 per share. In January, 2001 Polar agreed to temporarily reduce the exercise price of those options from $0.001 to $0.0001 per share if they were exercised before March 15, 2001. All those options were exercised. Among the persons that exercised those options were the following officers and directors who purchased the following number of shares: Mark L. Nelson—13,657 shares; Alan L. Smith—11,728 shares; A. Richard Nelson—37,187 shares; Robert J. MacKenzie—309 shares; Richard J. Socia—22,960 shares; and Otis L. Nelson—37,187 shares.

Shares Issued for Accrued Salaries and Consulting Fees.    During the year ended March 31, 2001, Polar obtained a settlement with certain officers of Polar whereby consulting fees owed to Polar’s officers (totaling approximately $142,974) were reduced by 85% and then converted into 254,859 shares of common stock. At this same time, additional shares of 629,676 were issued to officers as compensation for services. Charles Eisenstein, who serves as Polar’s Executive Vice President and Chief Operating Officer, was granted 111,112 shares of Polar common stock on August 1, 2002 at $0.0001 per share as part of his consulting arrangement with Polar.

Investors’ Rights Agreements.    Polar has entered into an Investors’ Rights Agreement dated as of January 30, 2001, with five of its stockholders and APS Financial Corporation, or APSF, a Polar warrant holder. As of June 30, 2003, these investors collectively own a total of 749,830 shares of Polar common stock and warrants to acquire an additional 1,907,615 shares. Under this agreement, at any time after Polar has had net operating income of at least $1,250,000 for a fiscal quarter, a majority of the holders of the securities covered by this Investor Rights Agreement may demand registration of such securities, provided that the anticipated aggregate offering price is at least $5,000,000.

Also, if Polar proposes to register its securities under the Securities Act, these investors will be entitled to notice of the registration and to include their shares in the registration, provided that the underwriters for the proposed offering will have the right to limit the number of shares included in the registration.

Polar has also entered into a Bridge Securities Purchase Agreement dated as of January 30, 2001, with these five stockholders. Under this agreement, Polar is required to appoint a new Chairman of the Board (or at the option of Mark Nelson, a President and CEO) not later than three months prior to the initial filing of a registered public offering of securities by Polar. In the event that this condition is not met, the agreement provides that each of the stockholders (as well as APSF) shall be immediately issued 33% additional warrants or shares as a percentage of the total of all warrants that were received by these investors as a result of their original investment.

Polar has also entered into an Investor Rights Agreement dated as of October 25, 2001 with Affiliated. As of June 1, 2003, Affiliated owns 1,882,412 shares, or approximately 7.3%, of Polar’s common stock. This agreement requires Polar to register Affiliated’s shares if it proposes to register its securities under the Securities Act. However, Polar is only obligated to register such shares to the extent that they do not reduce the number of securities included in the offering by investors under the January 30, 2001 Investors’ Rights Agreement. Affiliated is not entitled to demand registration rights.

Issuances of Stock to Affiliates and Employees.    On November 30, 2001, Polar’s board approved the issuance of options to purchase an aggregate of 2,882,670 shares to directors, officers, employees and certain other persons in recognition of the efforts of such individuals in beginning to position Polar for additional transactions. The exercise price on such options, all of which were exercised, was equal to the par value of such shares ($.0001 per share). The options are subject to a repurchase right by Polar for twelve months in certain circumstances.

Of these options, 1,032,073 were issued to Mark L. Nelson, 228,472 were issued to Gerard Gorman, 21,143 were issued to Robert J. MacKenzie, 334,543 were issued to Otis L. Nelson, Jr., 378,318 were issued to A. Richard Nelson, 49,850 were issued to Deborah A. Pilkington, 162,222 were issued to Melissa Polich (a portion of which was transferred to a family member of Ms. Polich), 144,686 were issued to Chandra B. Prakash, 174,191 were issued to Alan L. Smith and 187,278 were issued to Richard J. Socia.

In January 2003, Polar issued a total of 1,144,445 stock options and grants to its directors and officers. 150,000 of the options were issued to Alan L. Smith and 100,000 were issued to Chandra B. Prakash. The options have an exercise price of $0.042 and became fully vested immediately. Of the grants, 150,000 were issued to Deborah A. Pilkington, 311,112 were issued to Chuck Eisenstein, 100,000 were issued to Robert J. McKenzie and 333,333 were issued to Mark L. Nelson.

Loan to Mark L. Nelson.    Polar recently extended a loan in the principal amount of $100,000 to Mark L. Nelson. The note bears interest at the prime rate plus one percent, accrued interest is payable annually, and all outstanding principal and interest is due and payable on or prior to February 7, 2007. Polar obtained the funds for the loan to Mr. Nelson by increasing the principal amount of the promissory note to Affiliated Investments, LLC by $75,000 and by increasing the principal amount of the promissory note to Lockhart Holdings, Inc. by $25,000. The additional principal amount extended under the Affiliated note is secured by a first priority security interest in substantially all of Polar’s patents. The additional principal amount extended under the Lockhart note is secured by a second priority security interest in Polar’s patents and trademarks. Polar has extended loans to Mr. Nelson in the aggregate principal amount of $424,090, while Polar owes Mr. Nelson the aggregate principal amount of $449,162 in loans and unpaid wages.

DESCRIPTION OF MURDOCK AND HOLDING CAPITAL STOCK

The following is a summary of the current terms of Murdock’s capital stock and the terms of Holding’s capital stock to be in effect after the completion of the reincorporation and merger, as stated in Murdock’s restated articles of incorporation and amended and restated bylaws and Holding’s certificate of incorporation and bylaws. This summary may not contain all of the information that is important to you and you are urged to read each document in its entirety.

Authorized Capital Stock

Under Murdock’s restated articles of incorporation, Murdock’s authorized capital stock consists of 40,000,000 shares of Murdock common stock, no par value per share, and 1,000,000 shares of preferred stock, no par value per share.

Following the reincorporation transaction, Holding’s authorized capital stock will consist of 200,000,000 shares of common stock, $.01 par value per share, and 50,000,000 shares of preferred stock, $.01 par value per share.

Murdock Common Stock

Murdock common stock outstanding.    The outstanding shares of Murdock common stock are duly authorized, fully paid, and nonassessable.

Voting rights.    Each holder of Murdock common stock is entitled to one vote for each share of Murdock common stock held of record on the applicable record date on all matters submitted to a vote of stockholders. There is no cumulative voting.

Dividend rights.    The holders of Murdock common stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of Murdock’s board of directors, subject to the payment of any preferential dividend rights granted to the holders of any Murdock preferred stock. No dividend may be paid to the holders of the Murdock common stock unless all required dividends and distributions have been paid or made to the holders of any outstanding shares of preferred stock. Currently, Murdock has no shares of preferred stock outstanding.

Rights upon liquidation.    In the event of liquidation, each share of Murdock common stock is entitled to share pro rata in any distribution of Murdock’s assets after payment of or providing for the payment of liabilities and the liquidation preference of any then outstanding Murdock preferred stock.

Preemptive rights.    Murdock common stockholders have no preemptive right to subscribe for or purchase additional shares of any class of Murdock’s stock.

Murdock Preferred Stock

Murdock’s restated articles of incorporation authorize 1,000,000 shares of undesignated preferred stock. This preferred stock may be issued in classes and series with rights and preferences determined by Murdock’s board of directors, without further action by Murdock’s stockholders. Between September 30, 1997 and June 19, 1998, Murdock issued a total of 18,920 shares of Series A Convertible Preferred Stock. All of the outstanding shares of Series A Convertible Preferred Stock converted into 1,683,880 shares of Murdock common stock on September 30, 2000, in accordance with their terms. Currently, Murdock has no shares of preferred stock outstanding.

The terms of each series of preferred stock may include the following:

•	the title and stated value of the preferred stock;

•	the number of shares of the preferred stock offered and the offering price and liquidation preference per share of the preferred stock;

•	the dividend rates, periods and payment dates or methods of calculation applicable to the preferred stock;

•	the date from which any dividends on the preferred stock will accumulate;

•	the procedures for any auction and remarketing for the preferred stock;

•	any provision for a sinking fund for the preferred stock;

•	any provision for redemption of the preferred stock;

•	any voting rights of holders of the preferred stock;

•	any rights to convert the preferred stock into common stock or participate in dividends paid on the common stock;

•	the relative ranking and preference of the preferred stock as to dividend rights and rights on liquidation of Murdock;

•	any limitations on issuing any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights on liquidation of Murdock; and

•	any other specific rights or restrictions of the preferred stock.

The transfer agent for the preferred stock will be identified in the prospectus supplement.

Holding Common Stock

Holding common stock outstanding.    The outstanding shares of Holding common stock to be issued pursuant to the reincorporation and the merger will be duly authorized, fully paid, and nonassessable.

Voting rights.    Each holder of Holding common stock is entitled to one vote for each share of Holding common stock held of record on the applicable record date on all matters submitted to a vote of stockholders. There is no cumulative voting.

Dividend rights.    The holders of Holding common stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of Holding’s board of directors, subject to the payment of any preferential dividend rights granted to the holders of any Holding preferred stock. Immediately after the closing of the reincorporation and the merger, Holding will have no shares of preferred stock outstanding.

Rights upon liquidation.    In the event of liquidation, each share of Holding common stock is entitled to share pro rata in any distribution of Holding’s assets after payment of or providing for the payment of liabilities and the liquidation preference of any then outstanding Holding preferred stock.

Preemptive rights.    Holding common stockholders have no preemptive right to subscribe for or purchase additional shares of any class of Holding’s stock.

Holding Preferred Stock

Holding’s certificate of incorporation authorizes 50,000,000 shares of undesignated preferred stock. This preferred stock may be issued in classes and series with rights and preferences determined by Holding’s board of directors, without further action by Holding’s stockholders.

The terms of each series of preferred stock may include the following:

•	the title and stated value of the preferred stock;

•	the number of shares of the preferred stock offered and the offering price and liquidation preference per share of the preferred stock;

•	the dividend rates, periods and payment dates or methods of calculation applicable to the preferred stock;

•	the date from which any dividends on the preferred stock will accumulate;

•	the procedures for any auction and remarketing for the preferred stock;

•	any provision for a sinking fund for the preferred stock;

•	any provision for redemption of the preferred stock;

•	any voting rights of holders of the preferred stock;

•	any rights to convert the preferred stock into common stock or participate in dividends paid on the common stock;

•	the relative ranking and preference of the preferred stock as to dividend rights and rights on liquidation of Holding;

•	any limitations on issuing any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights on liquidation of Holding; and

•	any other specific rights or restrictions of the preferred stock.

The transfer agent for the preferred stock will be identified in the prospectus supplement.

Warrants

Redeemable Common Stock Purchase Warrants

As of June 26, 2003, there were outstanding redeemable common stock purchase warrants to purchase an aggregate of 1,818,618 shares of Murdock common stock. All of these warrants are presently exercisable. These warrants have an exercise price of $3.14 per share and expire on October 21, 2003. In the reincorporation, these warrants will be converted into warrants to purchase an equal number of shares of Holding common stock.

These warrants are currently quoted on the OTCBB under the symbol “MURCW.” We intend to apply to have the symbol changed to “PMHCW” after completion of the merger.

Other Warrants

As of June 26, 2003, Murdock also has outstanding additional warrants to purchase a total of 10,109,295 shares of Murdock common stock. These warrants have exercise prices ranging from $0.05 to $9.75, with a weighted average exercise price of $2.40. The expiration dates of these warrants ranged from November 30, 2003 to June 21, 2009. These warrants are not publicly traded on any stock exchange, Nasdaq or OTCBB. In the reincorporation, all of these warrants that have not expired by their terms will be converted into warrants to purchase an equal number of shares of Holding common stock.

These warrants are not currently quoted on any stock exchange, Nasdaq or the OTCBB.

Registration Rights Agreements

We have entered into a registration rights agreement with Republic, Buckeye, John S. Rance, Steven E. Rance, Robert Michael Upshaw and Fernando Ficachi. Each of these investors has agreed to settle outstanding indebtedness owed to them by Murdock in exchange for shares of Holding common stock to be issued immediately following the closing of the merger. The registration rights agreement grants these investors certain rights to demand that we register the resale in an underwritten offering the shares of common stock issued to them in settlement of indebtedness. The registration rights agreement also grants these investors certain rights to include these shares in offerings of securites by us under specified circumstances. These shares of common stock also are included in the shares offered by this prospectus.

Polar has entered into an Investors’ Rights Agreement dated as of January 30, 2001, with five of its stockholders and APS Financial Corporation, a Polar warrant holder. As of June 30, 2003, these investors collectively own a total of 749,830 shares of Polar common stock and warrants to acquire an additional 1,907,615 shares. Under this agreement, at any time after Polar has had net operating income of at least $1,250,000 for a fiscal quarter, a majority of the holders of the securities covered by this Investor Rights Agreement may demand registration of such securities, provided that the anticipated aggregate offering price is at least $5,000,000.

Polar has also entered into an Investor Rights Agreement dated as of October 25, 2001 with Affiliated. As of June 1, 2003, Affiliated owns 1,882,412 shares, or approximately 7.3%, of Polar’s common stock. This agreement requires Polar to register Affiliated’s shares if it proposes to register its securities under the Securities Act. However, Polar is only obligated to register such shares to the extent that they do not reduce the number of securities included in the offering by investors under the January 30, 2001 Investors’ Rights Agreement. Affiliated is not entitled to demand registration rights.

Limitations of Liability; Indemnification of Holding’s Officers and Directors

As permitted by the DGCL, Holding’s certificate of incorporation provides that Holding’s directors shall not be personally liable to Holding or Holding’s stockholders for monetary damages for breach of fiduciary duty as a director, except in instances where Delaware law prohibits exemption from liability. As a result of this provision, Holding and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Holding’s certificate of incorporation and bylaws provide for the indemnification of Holding’s directors and officers to the fullest extent authorized by the DGCL, except that Holding will indemnify a director or officer in connection with an action initiated by that person only if Holding’s board of directors authorized bringing the action.

The indemnification provided under Holding’s certificate of incorporation and bylaws include the right to be paid expenses in advance of any proceeding for which indemnification may be had. However, payment of these expenses incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to Holding of an undertaking by or on behalf of the director or officer to repay all amounts so paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified.

Possible Anti-takeover Effects

Holding’s certificate of incorporation and bylaws and certain provisions of Delaware law contain provisions that may have the effect of hindering or delaying an attempted takeover of Holding other than through negotiation with Holding’s board of directors. These provisions could have the effect of discouraging attempts to acquire Holding or remove incumbent management, even if some or a majority of Holding’s stockholders believe this action to be in their best interest, including attempts that might result in the stockholders receiving a premium over the market price for the shares of Holding’s common stock held by the stockholders.

Classified Board of Directors.    Holding’s certificate of incorporation provides for a classified board of directors. Holding’s board will consist of seven members, who will be divided into three classes serving staggered three-year terms. Once the classified board is in place, only two or three of Holding’s seven board members will be elected at each annual stockholders’ meeting, with the other directors continuing for the remainder of their class terms. This provision could delay or prevent an acquisition of control of Holding by a holder of a substantial block of Holding’s stock, or the removal of Holding’s incumbent board of directors or management.

Preferred Stock Issuances.    Holding’s certificate of incorporation allows Holding’s board, without stockholder approval, to issue preferred stock with terms set by the board. The preferred stock could be issued quickly with terms that delay or prevent the change in control or make removal of Holding’s management more difficult. Also, the issuance of preferred stock may cause the market price of Holding’s common stock to decrease. See “Description of Murdock and Holding Capital Stock—Holding Preferred Stock” for more information.

Special Stockholders’ Meetings.    Holding’s bylaws provide that special meetings of stockholders, unless otherwise prescribed by statute, may be called only by the chairman of the board or a majority of the board of directors.

Section 203 of the DGCL.    In addition to these provisions of Holding’s certificate of incorporation and bylaws, Holding is subject to the provisions of Section 203 of the DGCL, which generally prohibits publicly held Delaware corporations from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other similar transactions resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the last three years did own, 15% or more of a corporation’s voting stock. These provisions and the provisions of Holding’s certificate of incorporation and bylaws described above could have the effect of delaying, deferring or preventing a proxy contest or an acquisition of control of Holding by a holder of a substantial block of Holding’s stock, or the removal of the incumbent board of directors. Such provisions could also have the effect of discouraging an outsider from making a tender offer or otherwise attempting to obtain control of Holding, even though such an attempt might be beneficial to Holding and its stockholders. The existence of these provisions may reduce the price that certain investors might be willing to pay in the future for shares of Holding’s common stock.

SELLING STOCKHOLDERS

The following table sets forth information with respect to the number of shares of common stock beneficially owned by the selling stockholders named below and as adjusted to give effect to the sale of the shares offered by this prospectus. The information in the table below is current as of the date of this prospectus. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time.

Republic acquired loans and related collateral from the FDIC and on June 20, 2002 agreed to accept payment of $500,000 in cash in full satisfaction of all principal and interest due under these notes which totaled approximately $11.4 million as of March 31, 2003. The terms of the settlement required $15,000 to be paid to Republic upon the signing of the agreement, and the remaining $485,000 would be due upon consummation of the merger with Polar. The settlement initially provided that if the merger was not completed for any reason on or before December 31, 2002, the agreement with Republic would be terminated except that Republic would retain the $15,000 paid by Murdock. In November 2002, Murdock and Republic entered into an extension agreement, which was amended in January 2003. Murdock paid $10,000 to Republic in connection with these extensions. Murdock defaulted on its prior settlement agreement with Republic on March 7, 2003. Republic and Murdock have agreed to reinstate the settlement agreement through an amendment. Under the terms of the amended settlement agreement, Republic agreed to accept payment of $235,000 in cash, a note payable for $500,000 due one year from the closing of the proposed merger with Polar, and 350,000 shares of Murdock’s common stock in full satisfaction of all principal and interest due of approximately $11.4 million as of March 31, 2003, contingent upon the closing of the proposed merger with Polar prior to October 31, 2003. The amended settlement agreement required that Murdock use its best efforts to cause a registration statement covering the resale of the 350,000 shares of common stock to be effective prior to the merger with Polar. Effective as of June 30, 2003, Republic and Murdock entered into another amendment to the settlement agreement permitting the registration statement covering the resale of the 350,000 shares to become effective after the merger. The amendment provides that Murdock will enter into a registration rights agreement with Republic granting rights to demand that we register the resale in an underwritten offering the 350,000 shares of common stock to be issued in the settlement. For additional information regarding Murdock’s settlement with Republic, see “Business and Financial Information of Murdock—Legal Proceedings.”

Buckeye acquired loans and related collateral from the FDIC and on September 1, 2002 agreed to accept payment of $100,000 in cash and 475,000 shares of Murdock’s common stock in full satisfaction of all principal and interest due under these notes which totaled $992,010 as of March 31, 2003. The shares to be received by Buckeye include 225,000 shares to be issued by Murdock, 100,000 shares to be transferred by Guy O. Murdock, 75,000 shares to be transferred by Larry A. Cahill and 75,000 shares to be transferred by Wayne Wright. The terms of the settlement required $25,000 to be paid to Buckeye upon signing the agreement and $75,000 and the shares are due upon consummation of Murdock’s pending merger transaction with Polar. The settlement agreement originally required that a registration statement covering the resale of the 475,000 shares of common stock be effective prior to the merger with Polar. Effective as of June 27, 2003, Buckeye and Murdock entered into an amendment to the settlement agreement permitting the registration statement covering the resale of the 475,000 shares to become effective after the merger. The amendment provides that Murdock will enter into a registration rights agreement with Buckeye granting certain rights to demand that we register the resale in an underwritten offering the 475,000 shares of common stock to be issued in the settlement. For additional information regarding Murdock’s settlement with Buckeye, see “Business and Financial Information of Murdock—Management’s Discussion and Analysis of Financial Conditions and Results of Operations.”

On November 23, 2001, John S. Rance, Steven E. Rance and Robert Michael Upshaw filed suit against Murdock, several former officers and directors of Murdock and several related parties. In November 2002, Murdock entered into a settlement agreement providing for the issuance by Murdock of 517,000 shares of common stock to the three plaintiffs and Fernando Ficachi. The effectiveness of the settlement is contingent on the closing of the merger with Polar. Murdock agreed to register the resale of the 517,000 shares to be issued to these four selling stockholders. For additional information regarding Murdock’s settlement with these four selling stockholders, see “Business and Financial Information of Murdock—Legal Proceedings.” On June 30, 2000, Murdock sold all the shares of its Incomex subsidiary to John S. Rance, Fernando Ficachi and Robert Michael Upshaw, who were former shareholders of Incomex, for (a) transfer to Murdock by the purchasers of 250,000 shares of Murdock’s common stock originally issued by Murdock pursuant to Murdock’s acquisition of Incomex, (b) cancellation and forgiveness of all amounts outstanding under promissory notes in the aggregate principal amount of $684,919, and related accrued interest, originally issued by Murdock to the shareholders of Incomex, and (c) the cancellation of all employment compensation and employment contracts between Murdock and the purchasers. The parties also executed mutual releases relating to liabilities between Murdock and Incomex and claims that Murdock may have against the former shareholders of Incomex. Incomex is primarily engaged in the business of providing billing and collections services to the hospitality industry from Mexico to the United States.

The settlement agreement originally required that a registration statement covering the resale of 517,000 shares of common stock be declared effective prior to the merger with Polar. Effective as of June 27, 2003, an amendment to the settlement agreement was executed permitting the resale registration statement to become effective after the merger. The amendment added significant new terms and conditions which include:

•	Murdock’s agreement to an exchange of warrants to purchase a total of 842,936 shares of Murdock’s common stock, with exercise prices ranging from $1.4375 to $3.25 per share, held by John S. Rance, Steven E. Rance, Robert Michael Upshaw and Fernando Ficachi for new warrants covering the same number of shares with an exercise price of $0.70 per share (if the resale registration statement is effective on or before September 15, 2003) or $0.60 per share (if the registration statement is effective after September 16, 2003), an expiration date of September 15, 2005 and a cashless exercise provision for two-thirds of the new warrants;

•	Murdock’s agreement to offer to the other former stockholders of Incomex the right to exchange warrants to purchase a total of 27,450 shares of Murdock’s common stock, with an exercise price of $3.25 per share, for new warrants covering the same number of shares with terms identical to those issued to John S. Rance, Steven E. Rance, Robert Michael Upshaw and Fernando Ficachi; and

•	Murdock’s agreement to enter into a registration rights agreement with John S. Rance, Steven E. Rance, Robert Michael Upshaw and Fernando Ficachi granting certain rights to demand that we register the resale in an underwritten offering the 517,000 shares of common stock to be issued in the settlement.

The amendment to the settlement agreement is contingent on receipt of several additional documents which we expect will be received before the closing of the merger.

Wayne Wright is the Principal Accounting Officer and a director of Murdock and Guy O. Murdock is a director of Murdock. Berthel Fisher & Company and its subsidiaries and their affiliated leasing partnerships together are a significant stockholder of Murdock and have provided debt and lease financing to Murdock. Larry Cahill is a significant stockholder of Murdock. For information regarding transactions between these selling stockholders and Murdock, see “Certain Relationships and Related Transactions—Murdock.”

Berthel and certain of its affiliates, Larry A. Cahill, Guy O. Murdock and Wayne Wright have entered into lock-up agreements covering approximately 7,984,897 shares of Murdock’s common stock which are being registered in this offering. See “The Merger—Lock-Up Agreements.”

Other than as described above, none of the selling stockholders has held any position or office or had any other material relationship with Murdock during the past three years.

The shares offered by this prospectus may be offered from time to time by the selling stockholders named below.

	BENEFICIAL OWNERSHIP BEFORE THE OFFERING		NUMBER OF SHARES TO BE REGISTERED IN THIS OFFERING	BENEFICIAL OWNERSHIP AFTER THE OFFERING(1)
SELLING STOCKHOLDERS	NUMBER	PERCENT		NUMBER	PERCENT
Republic Credit Corporation I(2)	350,000	2.8	350,000	0	0
Buckeye Retirement Co., L.L.C.(3)	475,000	3.7	475,000	0	0
John S. Rance(4)	676,176	5.4	296,099	380,077	3.1
Steven E. Rance(5)	268,508	2.1	265,508	3,000	*
Robert Michael Upshaw(6)	486,176	3.9	296,099	190,077	1.5
Fernando Ficachi(7)	342,369	2.7	202,230	140,139	1.1
Guy O. Murdock(8)	784,404	6.2	784,404	0	0
Wayne Wright(9)	2,474,645	19.9	2,421,407	53,241	*
Berthel Fisher & Company(10)	7,324,920	41.0	7,324,920	0	0
Larry A. Cahill(11)	5,847,645	35.8	5,847,645	0	0
Rance Family Trust(12)	5,066	*	5,066	0	0
Holderness Family Trust(12)	5,066	*	5,066	0	0
Jeanine Rance(12)	5,066	*	5,066	0	0
Coats Trust(12)	3,377	*	3,377	0	0
Gary Newton(12)	3,377	*	3,377	0	0
Karri Rance Heredia(12)	1,689	*	1,689	0	0
Pamela Leary(12)	1,689	*	1,689	0	0
Angela Taylor(12)	1,689	*	1,689	0	0
Jason Rance(12)	431	*	431	0	0
TOTAL			18,290,762

*	Less than one percent.

(1)	Assumes all offered shares are sold.
(2)	Consists of shares of Murdock’s common stock to be issued to the selling stockholder under a settlement agreement upon consummation of the merger with Polar.
(3)	Consists of 225,000 shares of Murdock’s common stock to be issued by Murdock to the selling stockholder and a total of 250,000 shares of common stock to be transferred by Guy O. Murdock, Wayne Wright and Larry A. Cahill to the selling stockholder under a settlement agreement upon consummation of the merger with Polar.
(4)	Consists of 145,011 shares of Murdock’s common stock to be issued to the selling stockholder under a settlement agreement upon consummation of the merger with Polar and 151,088 shares subject to the exercise of currently outstanding warrants. The shares to be registered in this offering for Mr. Rance do not include 480,077 shares held by Mr. Rance.
(5)	Consists of 145,011 shares of Murdock’s common stock to be issued to the selling stockholder under a settlement agreement upon consummation of the merger with Polar and 120,497 shares subject to the exercise of currently outstanding warrants. The shares to be registered in this offering for Mr. Rance do not include 3,000 shares held by Mr. Rance.
(6)	Consists of 145,011 shares of Murdock’s common stock to be issued to the selling stockholder under a settlement agreement upon consummation of the merger with Polar and 151,088 shares subject to the exercise of currently outstanding warrants. The shares to be registered in this offering for Mr. Upshaw do not include 190,077 shares held by Mr. Upshaw.

(7)	Consists of 81,967 shares of Murdock’s common stock to be issued to the selling stockholder under a settlement agreement upon consummation of the merger with Polar and 120,263 shares subject to the exercise of currently outstanding warrants. The shares to be registered in this offering for Mr. Ficachi do not include 140,139 shares held by Mr. Ficachi.
(8)	Includes 195,000 shares subject to exercise of warrants and 75,923 shares to be issued to Mr. Murdock upon consummation of the merger with Polar.
(9)	Includes 1,580,067 shares owned by a trust of which Mr. Wright is trustee, 80,000 shares subject to exercise of warrants, 25,840 shares to be issued to Mr. Wright upon consummation of the merger with Polar and 250,000 shares held by Mr. Wright’s spouse. The shares to be registered in this offering for Mr. Wright do not include 53,241 shares to be issued to Mr. Wright upon consummation of the merger as compensation for Mr. Wright’s services as a director and officer of Murdock.
(10)	Includes (i) 3,995,947 shares of common stock beneficially owned by certain affiliates of Berthel for which Berthel shares voting and investment power, including 401,879 shares subject to exercise of warrants and 1,925,528 shares to be issued in exchange for promissory notes upon the consummation of the merger; and (ii) 3,328,973 shares directly owned by Berthel, including 2,851,258 shares subject to the exercise of warrants and 364,143 shares to be issued in exchange for promissory notes upon consummation of the merger.
(11)	Includes (i) 600,000 shares subject to exercise of warrants, (ii) 506,584 shares to be issued in exchange for promissory notes upon consummation of the merger and 54,910 shares of common stock to be issued to Mr. Cahill upon consummation of the merger, (iii) 828,529 shares, 2,616,629 shares subject to exercise of warrants and 243,454 shares to be issued in exchange for promissory notes upon consummation of the merger owned by a family limited liability company and (iv) 24,734 shares owned by two trusts of which Mr. Cahill is trustee.
(12)	Consists of shares subject to the exercise of currently outstanding warrants.

PLAN OF DISTRIBUTION

The selling stockholders or their pledgees, donees, transferees or other successors in interest may offer the shares from time to time. They may sell the shares in the over-the-counter market or otherwise, at prices and on terms then prevailing or related to the then-current market price, or in negotiated transactions. They may sell the shares using one or more of the following methods or other methods, or in any combination of such methods.

•	to broker-dealers acting as principals;

•	through broker-dealers acting as agents;

•	in underwritten offerings;

•	in block trades;

•	in agency placements;

•	in exchange distributions; and

•	in brokerage transactions.

The selling stockholders or the purchasers of the shares may pay compensation in the form of discounts, concessions or commissions to broker-dealers or others who act as agents or principals or both. The amounts of compensation may be negotiated at the time and may be in excess of customary commissions. Broker-dealers and any other persons participating in a distribution of the shares may be underwriters as that term is defined in the Securities Act, and any discounts, concessions or commissions may be underwriting discounts or commissions under the Securities Act. The selling stockholders may grant a security interest in shares owned by them. If the secured parties foreclose on the shares, they may be selling stockholders.

Any or all of the sales or other transactions involving the shares described above, whether completed by the selling stockholders, any broker-dealer or others, may be made using this prospectus. In addition, any shares that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than by using this prospectus. The shares may also be offered in one or more underwritten offerings, on a firm commitment or best efforts basis. We will not receive any proceeds from the sale of the shares by the selling stockholders. The shares may be sold in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. The prices will be determined by the selling stockholders or by agreement between the selling stockholders and their underwriters, dealers, brokers or agents.

If required under the Securities Act, the number of the shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any commission with respect to a particular offer will be set forth in a prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from selling stockholders or purchasers of the shares or both. In addition, sellers of shares may be underwriters as that term is defined in the Securities Act and any profits on the sale of shares by them may be discount commissions under the Securities Act. The selling stockholders may have other business relationships with us and our subsidiaries or affiliates in the ordinary course of business.

The selling stockholders also may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer the shares. The selling stockholders may also pledge the shares to a broker-dealer and the broker-dealer may sell those shares upon a default.

PRO FORMA COMBINED FINANCIAL STATEMENTS

The following pro forma combined financial statements represent Holding’s pro forma combined balance sheet as of March 31, 2003 and statements of operations for the three months ended March 31, 2003 and the year ended December 31, 2002.

The merger of MCC Merger Sub with and into Polar will be treated for accounting and financial reporting purposes as a reverse acquisition of Murdock by Polar, since the former Polar stockholders will control Holding after the reincorporation and merger. Under this accounting treatment, Polar is deemed for accounting purposes to be the acquiring entity and Murdock the acquired entity. The financial statements of Holding after the merger will reflect Polar on a historical basis and will include the results of operations of Murdock from the effective date of the merger. As Murdock has not pursued any revenue generating activity in the last six months, the merger will be treated as a recapitalization of Polar, with no goodwill recorded.

The following pro forma combined balance sheet gives effect to the transaction as if it occurred on March 31, 2003. The accompanying pro forma combined statements of operations give effect to the transaction as if it occurred at the beginning of the periods presented. The financial statements include adjustments directly attributable to the transaction and that are expected to have a continuing impact on the combined company.

The pro forma information is based on historical financial statements. The information has been prepared in accordance with the rules and regulations of the SEC and is provided for comparison and analysis purposes only. The pro forma information does not purport to be indicative of the results that actually would have occurred had the combination been effected at the beginning of the periods presented.

Polar Molecular Holding Corporation

Pro Forma Combined Balance Sheet

As of March 31, 2003

(Dollars in Thousands)

	Polar March 31, 2003	Murdock March 31, 2003		Pro Forma Adjustments	Combined March 31, 2003
ASSETS
Current Assets
Cash and cash equivalents	$3	$1	c	$1,409	$1,087
			d	(76)
			e	(250)
Accounts receivable	13	—		—	13
Inventory	9	—		—	9
Prepaid expenses	1	5		—	6

Total current assets	26	6		1,083	1,115
Property, Plant and Equipment, net	34	—		—	34
Other Assets	100	1		—	101
Patent and Trademark, net	77	—		—	77

Total Assets	$237	$7		$1,083	$1,327

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Current portion of long-term debt, and notes with no stated maturity	$2,736	$13,844	a	$(13,313)	$1,378
			b	(1,814)
			d	(75)
Accounts payable	1,130	1,083	a	310	2,523
Current portion of capital lease obligation	13	—		—	13
Deferred revenue	67	—		—	67
Accrued payroll and payroll taxes	943	—		—	943
Other accrued expenses	264	8,248	a	(7,748)	650
			b	(113)
			d	(1)

Total current liabilities	5,153	23,175		(22,754)	5,574
Notes Payable, net of current portion	2	—		—	2
Stockholder’s Deficit				—
Common stock	2	22,293	a	9,757	883
			f	(31,169)
Common stock Warrants	—	1,052		—	1,052
Treasury stock at cost	—	(94)		—	(94)
Additional paid-in capital	13,906	134	b	1,942	13,004
			c	1,409
			f	(4,387)
Accumulated deficit	(18,803)	(46,553	)a, b	10,979	(19,071)
			e	(250)
			f	35,556
Deferred stock-based compensation	(23)	—		—	(23)

Total Stockholders’ deficit	(4,918)	(23,168)		23,837	(4,249)

Total Liabilities and Stockholders’ Deficit	$237	$7		$1,083	$1,327

a	Conversion of Murdock notes and other liabilities ($20,751), for which agreements exist, for 5,040,336 shares of common stock. Such agreements are contingent upon the closing of the merger.
b	Conversion of Polar notes ($1,829), net of discount of $15 and accrued interest of $113 for 1,982,062 shares of common stock in accordance with the terms of the note conversion that will occur upon the closing of the merger.
c	Exercise of warrants to purchase 3,195,918 shares of common stock for which commitments exist.
d	Repayment of $75,000 note payable along with accrued interest of $1,000 upon closing of the merger.
e	Estimated remaining merger costs.
f	Recapitalization adjustments for merger of Polar and Murdock under the reverse acquisition method.
g	Elimination of interest on notes converted at the beginning of the period.

Polar Molecular Holding Corporation

Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2002

(Dollars in thousands except per share amounts)

	Polar		Polar		Murdock		Adjustment	Holding
	Nine Months December 31, 2002	Three Months March 31, 2002	Twelve Months Ended December 31, 2002					Twelve Months Ended December 31, 2002
Revenues	$184	$55	$239		$—		$—	$239
Cost of Revenues	52	27	79		—		—	79

Gross Profit	132	28	160		—		—	160
Other Operating Expenses
Officer’s salaries and bonuses	540	105	645		—		—	645
Travel and entertainment	50	(16)	34		—		—	34
Selling, general and administrative expenses	616	282	898		709		—	1,607
Allowance for advances to merger candidate	270	125	395		—		—	395
Expense for options issued for royalties		—	—		—		—	—
Expense for stock and options For Services	23	58	81		—		—	81
Depreciation and amortization expense	59	17	76		—		—	76

Total operating expenses	1,558	571	2,129		709		—	2,838

Loss From Operations	(1,426)	(543)	(1,969)		(709)		—	(2,678)
Other Income (Expenses)
Interest expense, net	(167)	(75)	(242)		(2,235	)g	1,701	(776)
Other income (debt forgiveness)	1	1	2		3		—	5

Total non-operating income (expense)	(166)	(74)	(240	)g	(2,232)		1,701	(771)

INCOME (LOSS) FROM CONTINUING OPERATIONS	$(1,592)	$(617)	$(2,209)		$(2,941)		$1,701	(3,449)

BASIC AND DILUTED NET LOSS PER COMMON SHARE			$(0.07)		$(0.24)			$(0.04)

'BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING			21,406,116		12,281,732			88,321,500

Polar Molecular Holding Corporation

Pro Forma Combined Statement of Operations

For the Three Months Ended March 31, 2003

(Dollars In thousands except per share amounts)

	Polar	Murdock			Holding
	Three Months Ended March 31, 2003			Adjustment	Year Ended March 31, 2002
Revenues	$47	$—		$—	$47
Cost of Revenues	17	—		—	17

Gross Profit	30	—		—	30
Other Operating Expenses
Officer’s salaries and bonuses	60	—		—	60
Travel and entertainment	1	—		—	1
Selling, general and administrative expenses	426	149		—	575
Allowance for advances to merger candidate	45	—		—	45
Expense for options issued for royalties	—	—		—	—
Expense for stock and options For Services	99	—		—	99
Depreciation and amortization expense	29	—		—	29

Total operating expenses	660	149		—	809

Loss From Operations	(630)	(149)		—	(779)
Other Income (Expenses)
Interest expense, net	(101)	(563	)(g)	597	(67)
Other income	266	1		—	267

Total non-operating income (expense)	165	(562)		597	200

INCOME (LOSS) FROM CONTINUING OPERATIONS	$(465)	$(711)		$597	$(579)

BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(0.02)	$(0.06)			$(0.01)

'BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	23,393,086	12,304,967			88,321,500

LEGAL MATTERS

The validity of the shares of Murdock common stock offered by this prospectus will be passed upon by Arenson & Zimmerman, PLC. James H. Arenson, a partner in Arenson & Zimmerman, PLC, holds $15,000 in principal amount of Polar’s convertible debt and a warrant exercisable for 30,612 shares of Polar’s common stock.

EXPERTS

The consolidated financial statements of Murdock as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is included herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Murdock’s ability to continue as a going concern) and has been included herein in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

The financial statements of Polar as of December 31, 2002 and March 31, 2002, the nine months ended December 31, 2002, and for the year ended March 31, 2002, included in this prospectus have been audited by Hein + Associates LLP, independent certified public accountants, as stated in their report, which is included herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Polar’s ability to continue as a going concern) and has been included herein in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 to register the securities offered by us and by the selling stockholders. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our securities. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

We, as a reporting company, are subject to the informational requirements of the Securities Exchange Act of 1934 and accordingly file our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the Securities and Exchange Commission. The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room. As an electronic filer, our public filings are maintained on the SEC’s Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov. We do not maintain a corporate website through which you may access the annual, quarterly and special reports, proxy statements and other information we file with the SEC.

INDEX TO FINANCIAL STATEMENTS

Page
POLAR
Independent Auditor’s Report	F-2
Balance Sheets – March 31, 2003 (unaudited) and December 31, 2002	F-3
Statements of Operations – For the Three Months Ended March 31, 2003 and 2002 (unaudited), For the Nine Months Ended December 31, 2002 and For the Year Ended March 31, 2002	F-4
Statement of Changes in Stockholders’ Deficit – For the Period from April 1, 2001 through March 31, 2003 (unaudited)	F-5
Statements of Cash Flows – For the Three Months Ended March 31, 2003 and 2002 (unaudited), For the Nine Months Ended December 31, 2002 and For the Year Ended March 31, 2002	F-6
Notes to Financial Statements	F-7
MURDOCK
Interim Consolidated Financial Statements:
Consolidated Balance Sheets (unaudited) as of March 31, 2003 and December 31, 2002	F-19
Consolidated Statements of Operations (unaudited) for the Three Months Ended March 31, 2003 and 2002	F-21
Consolidated Statements of Cash Flows (unaudited) for the Three Months Ended March 31, 2003 and 2002	F-22
Notes to Consolidated Financial Statements (unaudited)	F-23
Annual Consolidated Financial Statements:
Independent Auditors’ Report	F-31
Consolidated Balance Sheets as of December 31, 2002 and 2001	F-32
Consolidated Statements of Operations for the Years Ended December 31, 2002, 2001 and 2000	F-33
Consolidated Statements of Stockholders’ Equity (Deficiency) for the Years Ended December 31, 2002, 2001 and 2000	F-34
Consolidated Statements of Cash Flows for the Years Ended December 31, 2002, 2001 and 2000	F-35
Notes to Consolidated Financial Statements	F-36
Schedule—Valuation and Qualifying Accounts	F-56

INDEPENDENT AUDITOR’S REPORT

Board of Directors

Polar Molecular Corporation

Denver, CO

We have audited the accompanying balance sheet of Polar Molecular Corporation as of December 31, 2002, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the nine months ended December 31, 2002 and the year ended March 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Polar Molecular Corporation as of December 31, 2002 and the results of its operations and its cash flows for the nine months ended December 31, 2002 and the year ended March 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HEIN + ASSOCIATES LLP

Denver, Colorado

June 11, 2003

POLAR MOLECULAR CORPORATION

BALANCE SHEETS

$ in 000s, Except Share Data

	MARCH 31, 2003	DECEMBER 31, 2002
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3	$73
Accounts receivable	13	14
Inventory	9	9
Prepaid expenses	1	—

Total current assets	26	96
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of $74 and $70	34	38
NOTE RECEIVABLE, officer	100	—
PATENT AND TRADEMARK, net of accumulated amortization of $372 and $347	77	100

TOTAL ASSETS	$237	$234

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Current portion of long-term debt, and notes with no stated maturity	$2,736	$2,552
Current portion of capital lease obligation	13	12
Accounts payable	1,130	816
Deferred revenue	67	340
Accrued payroll and payroll taxes	943	924
Other accrued liabilities	264	204

Total current liabilities	5,153	4,848
LONG-TERM CAPITAL LEASE OBLIGATION, net of current portion	2	6
COMMITMENTS AND CONTINGENCIES (Note 7)
PREFERRED STOCK, Series B, 10,000,000 shares authorized for total preferred stock, none outstanding, mandatory redemption	—	—
STOCKHOLDERS’ DEFICIT:
Preferred stock, Series A, 10,000,000 shares authorized for total preferred stock, none outstanding	—	—
Common stock—$.0001 par value, 40,000,000 shares authorized, 24,495,201 and 21,643,900 shares issued and outstanding	2	2
Additional paid-in capital	13,906	13,721
Deferred stock-based compensation	(23)	(5)
Accumulated deficit	(18,803)	(18,338)

Total stockholders’ deficit	(4,918)	(4,620)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$237	$234

See accompanying notes to these financial statements.

POLAR MOLECULAR CORPORATION

STATEMENTS OF OPERATIONS

$ in 000s, except per share data

	FOR THE THREE MONTHS ENDED MARCH 31		FOR THE NINE MONTHS ENDED DECEMBER 31,	FOR THE YEAR ENDED MARCH 31,
	2003	2002	2002	2002
	(unaudited)	(unaudited)
REVENUES	$47	$55	$184	$162
Cost of revenues	17	27	52	42

GROSS PROFIT	30	28	132	120
OTHER OPERATING EXPENSES:
Officers’ salaries and bonuses	60	105	540	496
Travel and entertainment expenses	1	(16)	50	32
General and administrative	426	282	616	1,034
Allowance for advances to merger candidate	45	125	270	125
Expense for stock and options for services	99	58	23	208
Amortization and depreciation	29	17	59	74

Total other operating expenses	660	571	1,558	1,969

LOSS FROM OPERATIONS	(630)	(543)	(1,426)	(1,849)
OTHER INCOME (EXPENSE):
Interest expense	(101)	(75)	(167)	(99)
Other income	266	1	1	2

Total other income (expense)	165	(74)	(166)	(97)

NET LOSS	(465)	(617)	(1,592)	(1,946)
PREFERRED STOCK DIVIDENDS	—	—	—	(51)

NET LOSS AVAILABLE TO COMMON STOCKHOLDERS	$(465)	$(617)	$(1,592)	$(1,997)

BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(0.02)	$(0.03)	$(0.07)	$(0.12)

BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	23,393,086	20,654,799	21,406,116	16,696,459

See accompanying notes to these financial statements.

POLAR MOLECULAR CORPORATION

STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE PERIOD FROM APRIL 1, 2001 THROUGH DECEMBER 31, 2002 (unaudited) – $ in 000s, Except Share Data

	PREFERRED STOCK		COMMON STOCK		ADDITIONAL PAID-IN CAPITAL	ACCUMULATED DEFICIT	DEFERRED STOCK-BASED COMPENSATION	TOTAL
	SHARES	AMOUNT	SHARES	AMOUNT
BALANCES, April 1, 2001	8,000	$792	14,775,773	$1	$13,334	$(14,749)	$—	$(622)
Stock issued with debt	—	—	914,115	—	43	—	—	43
Stock issued for interest and extension of notes	—	—	211,111	—	11	—	—	11
Stock issued for preferred stock dividends	—	—	899,795	—	47	—	—	47
Stock options exercised	—	—	2,882,670	1	2	—	—	3
Stock issued for services	—	—	1,334,910	—	69	—	—	69
Stock cancelled	—	—	(2,889)	—	—	—	—	—
Stock options issued to employees and consultants	—	—	—	—	150	—	(11)	139
Warrants issued with Preferred Stock, Series B	—	—	—	—	10	—	—	10
Warrants issued with debt	—	—	—	—	2	—	—	2
Preferred stock dividends	—	8	—	—	—	(51)	—	(43)
Redemption of Series B preferred stock	(8,000)	(800)	—	—	—	—	—	(800)
Net loss	—	—	—	—	—	(1,946)	—	(1,946)

BALANCES, March 31, 2002	—	—	21,015,485	2	13,668	(16,746)	(11)	(3,087)
Stock issued with debt	—	—	200,000	—	10	—	—	10
Stock issued for interest and extension of notes	—	—	317,303	—	16	—	—	16
Stock issued for services	—	—	111,112	—	6	—	—	6
Warrants issued with debt	—	—	—	—	10	—	—	10
Stock options granted to employees and consultants	—	—	—	—	11	—	(8)	3
Net loss	—	—	—	—	—	(1,592)	14	(1,578)

BALANCES, December 31, 2002	—	—	21,643,900	2	13,721	(18,338)	(5)	(4,620)
Stock issued for services	—	—	1,738,894	—	90	—	—	90
Stock cancelled	—	—	(242,778)	—	—	—	—	—
Stock issued for interest	—	—	298,945	—	16	—	—	16
Stock options exercised	—	—	56,241	—	—	—	—	—
Conversion of notes	—	—	999,999	—	52	—	—	52
Warrants issued with debt	—	—	—	—	1	—	—	1
Stock options granted to employees and consultants	—	—	—	—	26	—	(18)	8
Net loss	—	—	—	—	—	(465)	—	(465)

BALANCES, March 31, 2003 (unaudited)	—	$—	24,495,201	$2	$13,906	$(18,803)	$(23)	$(4,918)

See accompanying notes to these financial statements.

POLAR MOLECULAR CORPORATION

STATEMENTS OF CASH FLOWS

$ in 000s

	FOR THE THREE MONTHS ENDED MARCH 31,		FOR THE NINE MONTHS ENDED, DECEMBER 31,	FOR THE YEAR ENDED MARCH 31,
	2003	2002	2002	2002
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(465)	$(617)	$(1,592)	$(1,946)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	29	18	59	74
Allowance for advances to merger candidate	45	125	270	125
Stock and warrants issued for interest	38	11	20	11
Common stock and options issued for services	98	21	19	208
Amortization of debt discount and issuance cost	4	55	8	85
Changes in operating assets and liabilities:
Accounts receivable	1	(17)	20	9
Inventory	—	2	—	1
Prepaid expenses	(1)	—	—	5
Accounts payable	314	165	15	600
Deferred revenue	(273)	(12)	(129)	(88)
Accrued liabilities	79	119	291	605

Net cash used in operating activities	(131)	(130)	(1,019)	(311)
CASH FLOWS FROM INVESTING ACTIVITIES:
Patent additions	(2)	(2)	(30)	(8)
Purchase of equipment	—	—	(16)	(2)
Advance to Officer	(100)	—	—	—

Net cash used in investing activities	(102)	(2)	(46)	(10)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash received from note borrowings	166	134	1,145	151
Cash paid on capital lease	(3)	(2)	(7)	(8)
Proceeds from options exercised	—	—	—	2

Net cash provided (used) by financing activities	163	132	1,138	145
INCREASE (DECREASE) IN CASH	(70)	—	73	(176)
CASH, at beginning of year	73	—	—	176

CASH, at end of year	$3	$—	$73	$—

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash payments for:
Interest	$—	$7	$18	$5

Income taxes	$—	$—	$—	$—

Non-cash financing activities:
Conversion of notes payable to stock	$52	$—	$—	$—

Redemption of preferred stock through notes	$—	$—	$—	$800

Advances to merger candidate	$(45)	$(125)	$(270)	$(125)

See accompanying notes to these financial statements.

POLAR MOLECULAR CORPORATION

NOTES TO FINANCIAL STATEMENTS

(Information for periods subsequent to December 31, 2002 is unaudited.)

1.	ORGANIZATION AND NATURE OF OPERATIONS:

Polar Molecular Corporation (the “Company”) was incorporated in 1984 and merged with SunCom, Inc., a Utah corporation, in 1986 in order to facilitate the marketability of the Company’s common stock. SunCom was incorporated in 1983 and had no significant operations and did not have any material assets as of the merger date. The Company became a public company in 1986 and was placed in bankruptcy in 1993. In 1994, the Company emerged from bankruptcy as a private company. The Company markets its proprietary petroleum additives for use in crude and refined petroleum products.

2.	SIGNIFICANT ACCOUNTING POLICIES:

Cash and Cash Equivalents – The Company considers all highly liquid debt securities purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable – No provision for uncollectible accounts was deemed necessary at March 31, 2003 and December 31, 2002. The Company recorded no bad debts during the quarter ending March 31, 2003 and December 31, 2002 and $3,000 of bad debts during the quarter and year ended March 31, 2002 for trade receivables.

Inventories – Inventories consist primarily of packaging materials and finished products. Inventories are stated at the lower of cost (first-in, first-out method) or market.

Income Taxes – The Company accounts for income taxes under the liability method, whereby current and deferred tax assets and liabilities are determined based on tax rates and laws enacted as of the balance sheet date. Deferred tax expense represents the change in the deferred tax asset/liability balance.

Property and Equipment – Property and equipment is stated at cost. Depreciation is computed principally using an accelerated method over 5 to 7 years.

Expenditures for maintenance and repairs which do not materially extend the useful lives of property and equipment are charged to earnings. When property or equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the respective accounts with the resulting gain or loss reflected in earnings.

	March 31, 2003	December 31, 2002
Property and Equipment:
Machinery and equipment	$94,000	$94,000
Furniture and fixtures	14,000	14,000

	108,000	108,000
Less accumulated depreciation and amortization	(74,000)	(70,000)

Property and equipment, net	$34,000	$38,000

POLAR MOLECULAR CORPORATION

NOTES TO FINANCIAL STATEMENTS

(Information for periods subsequent to December 31, 2002 is unaudited.)

Depreciation expense for the three months ended March 31, 2003 and 2002 and for the years ended December 31, 2002 and March 31, 2002 is $4,000; $4,000; $16,000 and $11,000, respectively.

Revenue Recognition – The Company recognizes revenue as its product is sold, collectibility is reasonably assured, and delivery has occurred.

Deferred Revenue – Deferred revenue consists of sales which were billed in advance. Deferred revenue is being recognized based on subsequent sales.

Use of Estimates – The preparation of the Company’s financial statements in conformity with generally accepted accounting principles requires the Company’s management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

Significant estimates include the life and realization of the Company’s capitalized costs associated with its patents and the fair value of stock and stock warrants. Due to lack of capital to adequately market its product, the lack of a market for the Company’s stock, and other uncertainties it is reasonably possible these estimates could materially change in the next year.

Stock-Based Compensation – The Company accounts for stock options using the intrinsic value method wherein compensation expense is recognized on stock options granted only for the excess of the market price of our common stock over the option exercise price on the day of grant.

Some companies also recognize compensation expense for the fair value of the option right itself. The Company has elected not to adopt this accounting method because it requires the use of subjective valuation models which the Company believes are not representative of the real value of the option to either the Company or the optionees. However, we are required to disclose the pro forma effect of accounting for stock options using such a valuation for all options granted. The fair value of the options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions:

	Three Months Ended March 31, 2003	Three Months Ended March 31, 2002	Year Ended December 31, 2002	Year Ended March 31, 2002
Expected volatility	100%	—	100%	100%
Risk-free interest rate	3.83%	—	3.07%–4.47%	3.49%–4.93%
Expected dividends	$ —	—	$ —	$ —
Expected terms (in years)	10	—	2-4	2-5

POLAR MOLECULAR CORPORATION

NOTES TO FINANCIAL STATEMENTS

(Information for periods subsequent to December 31, 2002 is unaudited.)

	Three Months Ended March 31, 2003	Three Months Ended March 31, 2002	Nine Months Ended December 31, 2002	Year Ended March 31, 2002
Net loss, as reported	$465,000	$617,000	$1,592,000	$1,946,000
Pro forma stock compensation expense, net of tax benefit	3,000	—	—	150,000
Employee stock compensation under the intrinsic method	(3,000)	—	—	(150,000)

Pro forma net loss	$465,000	$617,000	$1,592,000	$1,946,000

Net loss per share, basic and diluted:	$0.02	$0.03	$0.07	$0.12
As reported	—	—	—	—
Pro forma stock compensation expense	—	—	—	—

Pro forma	$0.02	$0.03	$0.07	$0.12

Impairment of Long-Lived Assets – In the event that facts and circumstances indicate that the cost of assets or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset’s carrying amount to determine if a write-down to market value or discounted cash flow value is required.

Fair Value of Financial Instruments – The Company estimates that the fair value of all of its financial instruments approximates the carrying value.

Research and Development Costs – These costs are expensed as incurred.

Trademarks and Patents – Trademarks and patents consist of legal costs incurred, as well as royalties paid, to obtain the trademark and patents. Patents are being amortized over 17 years.

Advertising – The Company expenses advertising costs as incurred. Marketing related expenses were approximately $27,000 and $34,000 for the nine months ended December 31, 2002 and the year ended March 31, 2002, respectively.

POLAR MOLECULAR CORPORATION

NOTES TO FINANCIAL STATEMENTS

(Information for periods subsequent to December 31, 2002 is unaudited.)

Impact of Recently Issued Accounting Pronouncements – In June 2001, the FASB also approved for issuance SFAS 143 “Asset Retirement Obligations.” SFAS 143 establishes accounting requirements for retirement obligations associated with tangible long-lived assets, including (1) the timing of the liability recognition, (2) initial measurement of the liability, (3) allocation of asset retirement cost to expense, (4) subsequent measurement of the liability and (5) financial statement disclosures. SFAS 143 requires that an asset retirement cost should be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method. The Company adopted the statement effective January 1, 2003, as required. Adoption of this statement did not have a material effect on its financial position, results of operations or cash flow.

In April 2002, the FASB also approved SFAS 145, Rescission of FASB No. 4, 44 and 64, Amendment of FASB 13, and Technical Corrections. This statement clarifies updates and simplifies existing accounting pronouncements related to gain and losses on extinguishments of debt and lease modifications, among other items. This statement is effective for fiscal years beginning after May 15, 2002 and the adoption of this statement has not had a material effect on its financial position, results of operations or cash flow.

In July 2002, the FASB issued Statements of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (SFAS 146). SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs cover by SFAS 146 include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company does not expect the adoption of this standard to have a material effect on its financial position, results of operations or cash flow.

In December 2002, the FASB issued Statements of Financial Accounting Standards No.148, Accounting for Stock-Based Compensation – Transition and Disclosure – An Amendment of FASB Statement 123 (SFAS 123). For entities that change their accounting for stock-based compensation from the intrinsic method to the fair value method under SFAS 123, the fair value method is to be applied prospectively to those awards granted after the beginning of the period of adoption (the prospective method). The amendment permits two additional transition methods for adoption of the fair value method. In addition to the prospective method, the entity can choose to either (i) restate all periods presented (retroactive restatement method) or (ii) recognize compensation cost from the beginning of the fiscal year of adoption as if the fair value method had been used to account for awards (modified prospective method). For fiscal years beginning December 15, 2003, the prospective method will no longer be allowed. The Company currently accounts for its stock-based compensation using the intrinsic value method as proscribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and plans on continuing using this method to account for stock options, therefore, it does not intend to adopt the transition requirements as specified in SFAS 148. The Company has adopted the new SFAS 148 disclosure requirements with these financial statements.

POLAR MOLECULAR CORPORATION

NOTES TO FINANCIAL STATEMENTS

(Information for periods subsequent to December 31, 2002 is unaudited.)

In May 2003, the FASB issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (“FAS 150”). FAS 150 requires that three classes of freestanding financial statements that embody obligations for entities be classified as liabilities. Generally, FAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The Company does not believe the adoption of FAS 150 will have a material impact on its financial position or results of operations.

Unaudited Information – The balance sheet as of March 31, 2003 and the statements of operations for the three month periods ended March 31, 2003 and 2002 were taken from the Company’s books and records without audit. However, in the opinion of management, such information includes all adjustments (consisting only of normal recurring accruals) which are necessary to properly reflect the financial position of the Company as of March 31, 2003 and the results of operations for the three months ended March 31, 2003 and 2002.

3.	CONTINUED OPERATIONS:

At March 31, 2003, the Company had a working capital deficit of $5,127,000, stockholders’ deficit of $4,918,000, and has incurred significant losses from operations since its inception. These factors indicate the Company may be unable to continue operations as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue operations. The Company has taken the following steps to improve its operations:

As the first step in the Company’s business strategy to sell DurAlt® FC to major oil and additive companies for bulk treatment of gasoline worldwide, in September 2001 the Company entered into a Marketing Agreement with TFEA, a business unit of TotalFinaELF (TFE), pursuant to which the Company has agreed to create and market a combined fuel additive package consisting of its DurAlt® FC and TFEA’s gasoline and diesel detergent additives. The agreement targets potential sales for the combined additive package in Europe, North and South America, Asia and Africa, and the Company anticipates that the first customer contracts will be concluded in 2003. The Company has not yet received a purchase order under this agreement.

4.	PROPOSED MERGER WITH MURDOCK COMMUNICATIONS CORPORATION:

The Company has entered into an Agreement and Plan of Merger dated December 19, 2001, with Murdock Communications Corporation (Murdock), an over-the-counter traded public shell corporation. Under the agreement, the Company would be merged with a wholly owned subsidiary of Murdock and would continue as the surviving corporation and as a wholly owned subsidiary of Murdock and Murdock’s name would change to Polar Molecular Holdings Corporation. Stockholders of the Company immediately prior to the merger would receive 80% of the outstanding common stock of Murdock immediately following the merger.

POLAR MOLECULAR CORPORATION

NOTES TO FINANCIAL STATEMENTS

(Information for periods subsequent to December 31, 2002 is unaudited.)

In relation to the merger, the Company advanced $125,000 to Murdock during the year ended March 31, 2002, $270,000 during the nine months ended December 31, 2002 and $45,000 during the three months ended March 31, 2003. In the event that the merger is successful, all advances will be converted to equity. However, as there can be no assurance that the merger will be successful, the Company has established a reserve for the full $440,000 as of March 31, 2003.

5.	PATENTS:

When the Company was founded in 1986, its principal stockholders assigned patents to the Company in return for certain licensing and royalty rights. In February 1993, the Company entered into bankruptcy. When it emerged in December of 1994, the Company qualified for fresh start accounting and the reorganized Company reaffirmed the patent assignments and royalty agreements with the original stockholders. The patents were assigned $325,000 of the reorganizational value. Upon emergence from bankruptcy, the Company began to amortize the cost over the average remaining life of all its patents at the reorganization date, which was 9 years. Subsequent to its emergence from bankruptcy, the Company capitalized an additional $122,000 through December 31, 2002 relating to the patents. These costs are also being amortized over their remaining life.

The Company recorded amortization of $25,000 and $14,000 during the quarters ended March 31, 2003 and March 31, 2002 and $48,000 and $58,000 for the nine months ended December 31, 2002 and the year ended March 31, 2002. The Company evaluates the realizability of its patents based on estimated cash flows to be generated from such assets. To the extent impairment is identified, the Company will recognize a write-down of the related assets. To date, no impairment has been identified.

6.	RELATED PARTY TRANSACTIONS:

As of March 31, 2003 and December 31, 2002, the Company had accrued compensation and expenses due to certain officers and directors in the amount of approximately $762,000 and $1,106,000, respectively, which were partially offset by advances to officers and directors of approximately $338,000 and $333,000, respectively. The Company also had payables for consulting services to two directors totaling $102,676 as of March 31, 2003. The total accrued compensation has been collateralized by a second priority lien on the Company’s patents.

During the quarter ended March 31, 2003, the Company advanced $100,000 to an officer and director in the form of a promissory note. The note matures in February 2007 and requires annual interest payments at the rate of the prime rate plus 1%.

POLAR MOLECULAR CORPORATION

NOTES TO FINANCIAL STATEMENTS

(Information for periods subsequent to December 31, 2002 is unaudited.)

7.	COMMITMENTS AND CONTINGENCIES:

Operating Leases – The Company is leasing office space in Denver, Colorado for approximately $5,000 per month. The agreement requires 90 days notice to terminate.

Rent expense for office space and equipment was $15,000; $28,000; $50,000 and $112,000 for the three months ended March 31, 2003 and 2002 and the years ended December 31, 2002 and March 31, 2002, respectively.

Future minimum lease payments under operating leases are as follows:

Years Ending December 31,	Amount
2003	$62,000
2004	62,000
2005	61,000
2006	35,000

Total	$220,000

Capital Leases – The Company leases fixed assets under capital leases. As of December 31, 2002, the Company had recorded fixed assets under capital leases of approximately $33,000 with accumulated depreciation of approximately $10,000. Depreciation expense for assets under capital leases was approximately $2,000; $2,000; $6,000 and $10,000 for the three months ended March 31, 2003 and 2002 and the years ended December 31, 2002 and March 31, 2002, respectively.

Future minimum lease payments under capital leases are as follows:

Years Ending March 31,	Principal	Interest	Total
2003	$12,000	$2,000	$14,000
2004	6,000	—	6,000

Total	18,000	$2,000	$20,000

Less current portion	(12,000)

Long-term capital lease obligation	$6,000

POLAR MOLECULAR CORPORATION

NOTES TO FINANCIAL STATEMENTS

(Information for periods subsequent to December 31, 2002 is unaudited.)

Consulting Agreements – The Company has entered into several agreements with outside consultants. The terms of the agreements generally require hourly or daily fees to be paid based on services provided.

Former Employee Dispute – A former employee has recently raised claims in the amount of $320,000 against the Company. The Company’s legal counsel has not yet had an opportunity to review these claims. Management believes the claims are without merit and intends to vigorously contest such amounts.

Litigation – The Company is from time to time subject to routine litigation incidental to its business. The Company believes that the results of pending legal proceedings will not have a material adverse effect on the financial condition, results of operation or liquidity of the Company.

8.	UNEARNED REVENUE/SIGNIFICANT CUSTOMERS:

In 1995, the Company received $1,275,000 advanced royalties from one customer. This advanced payment of royalties gives the customer the right to manufacture, sell and/or use 300,000 gallons of additives. The Company recently received a reconciliation of the number of gallons used by this customer, which differed significantly from what was previously provided and used to recognize revenue under the contract. Therefore, during the quarter ended March 31, 2003 the Company has recognized $265,000 in other income to reduce the deferred revenue to $67,000 to correspond to the remaining number of gallons to be sold under the contract of 15,669 as of March 31, 2003. This revenue will be recognized as income in the period the additives are sold or used. Revenue recognized in the nine months ended December 31, 2002 and the year ended March 31, 2002 associated with the agreement represents approximately 54% and 51% of total sales for each period, respectively.

9.	DEBT:

The Company has the following debt at March 31, 2003 and December 31, 2002:

	March 31, 2003	December 31, 2002
Bridge loan, collateralized by patents, interest at 12% plus 50,000 shares of common stock per month per extension terms, extended maturity of $75,000 due on the closing of the merger with Murdock and the balance on December 31, 2003, issued with 555,556 shares of common stock resulting in an original discount of approximately $28,000 with $0 unamortized.	$649,000	$574,000

Bridge loan, collateralized by patents, interest at 12% per annum, extended maturity of July 19, 2003, issued with 86,889 shares of common stock resulting in an original discount of approximately $5,000 that is fully amortized.	225,000	200,000

Notes payable, unsecured, interest at 12% per annum, which matured in December 2001 and are currently in default with 271,670 shares of common stock resulting in an original discount of approximately $11,000 that is fully amortized with $0 and $1,000 unamortized, respectively. During the three months ended March 31, 2003, 50% of the notes were converted to 999,999 shares of common stock which included $22,000 of interest expense.	30,000	60,000

POLAR MOLECULAR CORPORATION

NOTES TO FINANCIAL STATEMENTS

(Information for periods subsequent to December 31, 2002 is unaudited.)

	March 31, 2003	December 31, 2002

Convertible notes payable, collateralized by patents, convertible into common stock at $0.89 per share, interest at 10%, maturity the earlier of two years from issue date (i.e. 2004 to 2005) or the closing on the merger with Murdock, issued with warrants to purchase 3,732,653 and 2,936,752 shares of common stock, respectively at $0.49 resulting in original discounts of approximately $13,000 with $8,000 and $9,000 unamortized, respectively. Additionally, the Company granted 200,000 shares of common stock and warrants to purchase 152,051 shares of common stock at $1.40 per share to the underwriter involved in the raising of the notes, resulting in an original discount of approximately $10,000 with $7,000 and $10,000 unamortized, respectively.

	1,814,000	1,700,000
Notes payable with no specified maturity, interest payable at 12% per annum.	18,000	18,000

Total	$2,736,000	$2,552,000

10.	STOCKHOLDERS’ EQUITY:

Common Stock – In the three months ended March 31, 2003 and 2002 and the years ended December 31, 2002 and March 31, 2002, there were also 298,945, 211,111, 317,303 and 211,111 shares of common stock, respectively, issued for the payment of $16,000, $11,000, $17,000 and $11,000 of interest, respectively.

In the years ended December 31, 2002 and March 31, 2002, 56,241 and 2,882,670 shares, respectively, were issued for the exercise of stock options. Proceeds for the exercises totaled $3,000 and $68,000, respectively.

In the three months ended March 31, 2003 and 2002 and the years ended December 31, 2002 and March 31, 2002, 1,738,894, 619,887, 111,112 and 1,334,910 shares, respectively, were issued to officers, directors, and consultants for services valued at $98,000, $21,000, $6,000 and $69,000, respectively. The weighted average grant date fair value of the common stock was $0.052.

Preferred Stock – The Company has authorized the issuance of a total of 10,000,000 shares of preferred stock with a par value of $0.001.

During the year ended March 31, 2001, the Company issued 8,000 shares of Series B preferred stock for total proceeds of $800,000. The Series B preferred stock was issued along with warrants to purchase 440,115 shares of common stock at $0.7335 per share and underwriter warrants to purchase 878,475 shares of common stock at $0.7335 per share. The fair value of the warrants was accreted as dividends in total amount of approximately $26,000 with approximately $18,000 being recognized in the year ended March 31, 2001 and approximately $8,000 being recognized in the year ended March 31, 2002.

POLAR MOLECULAR CORPORATION

NOTES TO FINANCIAL STATEMENTS

(Information for periods subsequent to December 31, 2002 is unaudited.)

The Series B preferred stock was collateralized by all of the assets of the Company; contained a mandatory redemption feature of 90 days after closing; cumulative dividends of 10% per annum payable at redemption; and had a liquidation preference equal to the amount of the investment plus accrued and unpaid dividends.

During the year ended March 31, 2002, the Company issued additional warrants to purchase 527,084 shares of common stock at $0.7335 per share which were valued at approximately $11,000 as terms for a six month extension of the mandatory redemption date. The Series B preferred stock was later redeemed with proceeds of the two bridge loans (Note 9) and the Company issued a total of 899,795 shares of common stock in satisfaction of all unpaid dividends.

Anti-Dilution Agreement – In 1996, the Company sold 500,000 shares of its common stock for $0.50 a share in a private placement to a limited liability company (LLC). The Company granted the LLC a right of first refusal to participate in any future private placements of the Company’s common stock prior to any public offering. In addition, if the Company agreed that if it sold shares below $0.50, it would be required to issue shares at no cost sufficient to preserve the ownership of the Company by the LLC. In fiscal 1999, the Company issued 126,974 shares under this provision. The Company believes it has entered into an agreement in principle with the LLC to settle a recent claim of the LLC by providing 187,279 additional shares under the anti-dilution provision, plus $15,000, to LLC.

POLAR MOLECULAR CORPORATION

NOTES TO FINANCIAL STATEMENTS

(Information for periods subsequent to December 31, 2002 is unaudited.)

Stock Options and Warrants – The following is a table of options and warrants issued during the years ended March 31, 2002 and December 31, 2002 and the three months ended March 31, 2003:

	Number of Options/ Warrants	Weighted Average Exercise Price
Outstanding, April 1, 2001	3,289,440	$1.7300
Options and warrants granted	2,882,670	0.0001
Options and warrants granted	527,083	0.7335
Options and warrants granted	24,000	1.0000
Options and warrants granted	535,043	0.5850
Options and warrants granted	21,624	1.4000
Options and warrants exercised	(2,882,670)	0.0001

Outstanding, March 31, 2002	4,397,190	1.4700
Options and warrants granted	2,437,710	0.5850
Options and warrants granted	142,564	1.4000
Options and warrants granted	211,112	0.0001

Outstanding, December 31, 2002	7,188,576	1.1200
Options and warrants granted	189,743	0.5850
Options and warrants granted	9,487	1.4000
Options and warrants granted	750,000	0.0420
Options and warrants granted	606,202	0.4900

Outstanding, March 31, 2003	8,744,008	0.9446

In the three months ended March 31, 2003 and periods ended December 31, 2002 and March 31, 2002, the weighted average fair value for these options and warrants was $39,000, $11,000 and $150,000, respectively; 750,000, 211,112 and 2,882,670 options and warrants were granted below the market price of the Company’s stock, respectively, and the remaining 805,432, 2,580,274 and 1,107,750 options and warrants were at or above the market price of the Company’s stock, respectively, with a weighted fair value of $0.004. At March 31, 2003, 7,994,088 options and warrants were exercisable.

POLAR MOLECULAR CORPORATION

NOTES TO FINANCIAL STATEMENTS

(Information for periods subsequent to December 31, 2002 is unaudited.)

11.	INCOME TAXES:

Deferred tax assets (liabilities) are comprised of the following:

	December 31, 2002	March 31, 2002
Stock options	$8,000	$8,000
Accrued salaries	370,000	280,000
Merger related expenses, cost of debt issuance and other	444,000	183,000
Net operating loss	3,850,000	3,650,000
Less valuation allowance	(4,672,000)	(4,121,000)

Net deferred tax asset	$—	$—

At December 31, 2002, the Company has net operating loss carryforwards totaling approximately $10,000,000. These operating loss carryforwards expire in the years 2010 through 2023, and are likely to be subject to limitations due to changes in the common stock of the Company and Internal Revenue Code Section 382.

The valuation allowance increased by approximately $551,000 during the nine months ended December 31, 2002.

12.	SUBSEQUENT EVENTS:

Subsequent to March 31, 2003, the Company advanced an additional $120,000 to Murdock (Note 4).

Subsequent to March 31, 2003, the Company accepted into escrow $1,566,000 in warrant exercises related to the convertible notes payable (Note 9), pending the closing of the merger (Note 4). The Company has received an early distribution in the amount of $426,000 from the escrow, which will convert into a loan to be collateralized by the Company’s patents if the merger does not close by December 31, 2003.

The Company has also agreed to convert $279,000 of advances to an officer and director to a note receivable.

The Company has also granted 50,000 shares of common stock to an officer for services.

MURDOCK COMMUNICATIONS CORPORATION

CONSOLIDATED BALANCE SHEETS

March 31, 2003 and December 31, 2002

(Dollars in thousands)

(Unaudited)

	March 31, 2003	December 31, 2002*
ASSETS

Current assets
Cash	$1	$1
Prepaid expenses and other current assets	5	7

Total current assets	6	8

Other Assets
Other noncurrent assets	1	1

Total other assets	1	1

Total	$7	$9

* Note:	The consolidated balance sheet as of December 31, 2002 has been derived from the audited consolidated financial statements at that date.

See accompanying notes to consolidated financial statements.

MURDOCK COMMUNICATIONS CORPORATION

CONSOLIDATED BALANCE SHEETS (CONCLUDED)

March 31, 2003 and December 31, 2002

(Dollars in thousands)

(Unaudited)

	March 31, 2003	December 31, 2002*
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIENCY)

Current Liabilities
Notes payable	$7,186	$7,186
Notes payable with related parties	6,658	6,614
Accounts payable	1,085	960
Accrued interest	7,835	7,272
Other accrued expenses	413	436

Total current liabilities	23,177	22,468

Commitments and Contingencies

Shareholders’ Equity (Deficiency)
Common stock, no par or stated value: authorized – 40,000,000 shares; issued and outstanding: 2003 and 2002 – 12,554,967 shares	22,291	22,291
Common stock warrants: Issued and outstanding: 2003 – 10,889,478	1,052	1,052
Treasury stock at cost: 2003 and 2002 – 250,000 shares	(94)	(94)
Additional paid-in capital	134	134
Accumulated deficit	(46,553)	(45,842)

Total shareholders’ deficiency	(23,170)	(22,459)

Total	$7	$9

* Note:	The consolidated balance sheet as of December 31, 2002 has been derived from the audited consolidated financial statements at that date.

See accompanying notes to consolidated financial statements.

MURDOCK COMMUNICATIONS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

Three Months Ended March 31, 2003 and 2002

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31, 2003	March 31, 2002
REVENUES	$—	$—

COSTS OF SALES	—	—

GROSS PROFIT	—	—

OPERATING EXPENSES
Selling, general and administrative expenses	149	144

Total operating expenses	149	144

LOSS FROM OPERATIONS	(149)	(144)

NON-OPERATING INCOME (EXPENSE)
Interest expense, net	(563)	(553)
Other income	1	1

Total non-operating income (expense)	(562)	(552)

NET LOSS	$(711)	$(696)

BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(0.06)	$(0.06)

BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	12,304,967	12,264,967

See accompanying notes to consolidated financial statements.

MURDOCK COMMUNICATIONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Three Months Ended March 31, 2003 and 2002

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
NET LOSS	$(711)	$(696)

ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH FLOWS FROM OPERATING ACTIVITIES
Changes in operating assets and liabilities:
Other current assets	2	(4)
Accounts payable	125	11
Accrued expenses	540	559

NET CASH FLOWS FROM OPERATING ACTIVITIES	(44)	(130)

CASH FLOW FROM FINANCING ACTIVITIES:

Borrowings on notes payable	44	132

NET CASH FLOW FROM FINANCING ACTIVITIES	44	132

NET INCREASE IN CASH	—	2

CASH AT BEGINNING OF PERIOD	1	3

CASH AT END OF PERIOD	$1	$5

SUPPLEMENTAL DISCLOSURES
Cash paid during the period for interest	$—	$—
Cash paid during the period for income taxes	—	—

See accompanying notes to consolidated financial statements.

MURDOCK COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2003 and 2002

(Information as of and for the three months ended March 31, 2003 and 2002 is unaudited)

1.	Significant Accounting Policies

Basis of Presentation

The accompanying unaudited interim consolidated financial statements have been prepared by Murdock Communications Corporation (“MCC” or the “Company”) in accordance with accounting principles generally accepted in the United States of America for interim financial reporting and the regulations of the Securities and Exchange Commission for quarterly reporting. Accordingly, they do not include all information and footnotes required by generally accepted accounting principles for complete financial information. The foregoing unaudited interim consolidated financial statements reflect all adjustments which, in the opinion of management, are necessary to reflect a fair presentation of the financial position, the results of the operations and cash flows of the Company and its subsidiaries for the interim periods presented. All adjustments, in the opinion of management, are of a normal and recurring nature. Operating results for the three months ending March 31, 2003 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2003. Certain information and footnote disclosure normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been condensed or omitted pursuant to instructions, rules and regulations prescribed by the Securities and Exchange Commission (“SEC”). Although management believes that the disclosures provided are adequate to make the information presented not misleading, management recommends that you read these unaudited consolidated financial statements in conjunction with the audited consolidated financial statements and related footnotes included in the Company’s Annual Report on Form 10-K (Commission File # 000-21463) as filed with the Securities and Exchange Commission on April 16, 2003.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has an accumulated deficit of $46.6 million, and current liabilities exceed current assets by $23.2 million at March 31, 2003. The Company also is past due in the payment of approximately $15.1 million of principal and accrued interest on notes payable as of March 31, 2003. The Company was also past due with its trade vendors in the amount of approximately $1.2 million at March 31, 2003. If the creditors who hold the past due liabilities seek to enforce their payment rights, the Company would not be able to repay the liabilities. These factors, among others, indicate that the Company may be unable to continue as a going concern for a reasonable period of time.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis and to obtain additional financing and refinancing as may be required. Management’s plans to accomplish these objectives include, but are not limited to, the following:

•	The Company intends to continue to negotiate with its creditors to restructure indebtedness and obtain financing to fund operations. The Company believes that possible sources of funds will primarily consist of advances from Polar Molecular Corporation (“Polar”). If the Company is unsuccessful in this strategy, the Company may not be able to continue operating as a going concern.

•	The Company has an agreement with Polar to use the Company’s public shell as a reverse merger vehicle. On December 19, 2001 the Company and Polar entered into an Agreement and Plan of Merger (see Note 2). The merger is subject to a number of significant closing conditions, including, among others, approval by the shareholders of the parties, that shareholders owning no more than 1,000 shares of the Company’s or Polar’s common stock shall have exercised dissenters’ or appraisal rights with respect to the merger, the conversion of substantially all of the Company’s indebtedness into equity, and completion of the merger by July 31, 2003. If the merger is not completed for any reason, the Company will continue to be subject to a significant amount of past due debt and other liabilities, including the costs related to the proposed merger, without any source of operating cash flow to satisfy its liabilities. The Company also would not be able to continue to borrow from Polar, which has been the Company’s principal source of cash since the beginning of 2002. The Company can make no assurance that it would be able to identify another merger transaction if the merger is not completed, and in such event, the Company would not be able to continue as a going concern.

•	The Company retains an investment banker, Berthel Fisher and Company Financial Services, Inc. (“Berthel”), to assist the Company regarding the identification and investigation of strategic alternatives available to the Company. Berthel, including entities related to Berthel, is a significant shareholder of the Company.

Stock-Based Compensation

As permitted by Statement of Accounting Standard No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), the Company measures stock-based compensation using the intrinsic value method as prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” but is required to make pro forma disclosures in the footnotes to the financial statements as if the measurement provisions of SFAS 123 and SFAS No. 148 “Accounting for Stock-Based Compensation-Transition and Disclosure – an Amendment of SFAS 123” had been adopted. Under the intrinsic value method, compensation is measured as the difference between the market value of the stock on the grant date, less the amount required to be paid for the stock. The difference, if any, is charged to expense over the vesting period of the options. No options were granted for the quarters ended March 31, 2003 and 2002.

The following table illustrates the effect on net loss and net loss per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation.

		3 months ended	3 months ended
		March 31, 2003	March 31, 2002
Net loss attributable to	As reported	$(711)	$(696)
common shareholders	Pro forma	(711)	(696)
Net loss per common share	As reported	$(0.06)	$(0.06)
	Pro forma	(0.06)	(0.06)

Net Loss Per Common Share

Basic net loss per common share has been computed using the weighted average number of shares of the Company’s no par value common stock (the “Common Stock”) outstanding during the quarter. The warrants outstanding are anti-dilutive and are, therefore, excluded from the computation of loss per share. In the future, the warrants may become dilutive. Potential common shares excluded from the per share computation because they were antidilutive are as follows:

	Three Months Ended March 31,
	2003	2002
Options	—	—
Warrants	111,548	58,494

Total	111,548	58,494

The exercise prices on all outstanding options and warrants exceed the market price of the Common Stock at March 31, 2003 and 2002, except as noted above.

2.	Proposed Merger with Polar

On December 19, 2001, Polar and the Company entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”). Under the terms of the Merger Agreement, the outstanding shares of Polar’s common stock will be converted into the number of shares of Common Stock equal to 80% of the outstanding shares of the Common Stock as of the effectiveness of the merger and the Company’s shareholders will retain a 20% ownership. The outstanding warrants and options of the Company will remain outstanding after the completion of the merger and the outstanding warrants and options of Polar will be converted into warrants and options to purchase the Common Stock based on the exchange ratio in the merger.

Polar develops and markets fuel additives. Polar’s primary product, DurAlt®FC, is a patented fuel additive that has been proven effective at reducing combustion chamber deposits and reducing octane requirement increase in combustion engines. Polar had a stockholders’ deficit of

$4.6 million at December 31, 2002 and revenues for its fiscal year ended March 31, 2002 were $162,000.

One of the conditions to completing the proposed merger is that the Company must cause its creditors to forgive and/or convert into equity sufficient liabilities such that the Company’s liabilities, excluding loans from Polar and professional fees directly related to the merger, do not exceed its assets at the time of the merger. As of March 31, 2003, the Company’s liabilities exceeded its assets by approximately $22.5 million, excluding loans from Polar and professional fees directly related to the merger. As of May 12, 2003, the Company has reached agreements with the holders of the Company’s debt or other obligations in the aggregate amount of approximately $21.5 million for the satisfaction of such liabilities in exchange for approximately 5,398,000 shares Common Stock and the payment by the Company of approximately $821,000 in cash, contingent upon the close of the merger.

To satisfy the above mentioned closing condition, the Company must reach additional agreements with its creditors. Any conversions of liabilities to equity will dilute the outstanding Common Stock held by the current shareholders. The Company also must raise sufficient funds to make all of the payments that may be required under the agreements with the Company’s creditors, and there can be no assurance that such funds will be available from Polar or otherwise. If the Company is not able to satisfy the net worth test, Polar will have the right to terminate the merger agreement.

The Company filed an S-4 Registration Statement with the SEC in February 2003 in connection with the proposed merger. The Company filed an amendment to the S-4 Registration Statement with the SEC on May 13, 2003 and the S-4 Registration Statement was declared effective by the SEC on May 14, 2003.

If the merger is not completed for any reason, the Company will continue to be subject to a significant amount of past-due debt and other liabilities, including the costs related to the proposed merger, without any source of operating cash flow to satisfy its liabilities. The Company also would not be able to continue to borrow from Polar, which has been the Company’s principal source of cash since the beginning of 2002. Most of the agreements that the Company has reached with creditors to forgive debt or convert debt to equity are contingent on the completion of the merger with Polar. The Company can make no assurance that it would be able to identify another merger transaction or to reach new agreements with its creditors if the merger is not completed, and in such event the Company would not be able to continue as a going concern.

3.	Notes Payable and Long-Term Debt

The Company’s past due debt at March 31, 2003 includes approximately $13.1 million of notes and accrued interest which are believed to have been pledged by the holders of the notes to a bank as collateral for loans made by the bank to such holders. The Federal Deposit Insurance Company (“FDIC”) liquidated this bank during 2000. The Company was notified in December 2000 that the FDIC sold substantially all the loans and related collateral to Republic Credit Corporation I (“Republic”). In March 2001, the Company received a demand letter from Republic for approximately $575,000 of principal plus accrued interest on several of the notes, and on July 5, 2001 Republic obtained a default judgment against the Company for $781,252 plus interest at the rate of 18% per year from and after February 6, 2001. A settlement was reached on June 20, 2002 with Republic to settle approximately $11.4 million of principal and accrued interest related to the notes as of March 31, 2002 for $500,000. The terms of the settlement required $15,000 to be paid to Republic upon signing of the agreement and the remaining $485,000 would be due upon consummation of the Company’s pending merger transaction with Polar. The settlement initially provided that if the merger transaction with Polar was not completed for any reason on or before December 31, 2002, the agreement with Republic would be terminated except that Republic would retain the $15,000 paid by the Company. During November 2002, the Company entered into the first extension agreement with Republic. Under the terms of the first extension agreement the Company could request up to three additional one-month extensions of the original settlement deadline of December 31, 2002. Each one-month extension would be granted to the Company provided that the Company pay $10,000 prior to the first day of the month of any such extension to Republic. The Company made an extension payment of $10,000 for January 2003. During January 2003, the Company entered into the second extension agreement. Under the terms of the second extension agreement, the Company could request one additional one-month extension to April 30, 2003. Additionally, under the terms of the second extension agreement, the Company postponed payment of the February extension fee in exchange for an extension fee of $25,000 which was due prior to March 1, 2003 for the February and March extension fees. The Company was unable to make the $25,000 payment and received notification from Republic that the Company had defaulted on the agreement. On May 5, 2003 the Company entered into an amendment with Republic to cure the default. Under the terms of the amended settlement agreement, Republic agreed to accept payment of $235,000 in cash (including $35,000 paid upon signing the amendment), a note payable for $500,000 due one year from the closing of the proposed merger with Polar, and 350,000 shares of Common Stock in full satisfaction of all principal and interest due of approximately $11.4 million as of March 31, 2003, contingent upon closing of the proposed merger with Polar prior to October 31, 2003. Until such time as the Company satisfies all of the conditions of the settlement agreement, the notes and related interest will remain on the books of the Company and interest will continue to be accrued.

Buckeye Retirement Co., L.L.C. (“Buckeye”) acquired loans and related collateral from the FDIC and on September 1, 2002 agreed to accept payment of $100,000 in cash and 475,000 shares of Common Stock in full satisfaction of all principal and interest due under these notes which totaled $992,010 as of March 31, 2003. The shares to be received by Buckeye include 225,000 shares to be issued by the Company, 100,000 shares to be transferred by Guy O. Murdock, 75,000 shares to be transferred by Larry A. Cahill and 75,000 shares to be transferred by Wayne Wright. The terms of the settlement required $25,000 to be paid to Buckeye upon signing the agreement and $75,000 and the shares are due upon consummation of the Company’s pending merger transaction with Polar. The terms of the settlement provided that if the merger transaction with Polar was not completed for any reason on or before March 31, 2003, the agreement with Buckeye would be terminated except that Buckeye would retain the $25,000 paid by the Company. As the merger transaction with Polar was not completed by March 31, 2003, the settlement agreement with Buckeye terminated. An extension agreement has been signed to extend the settlement agreement to the closing date of the merger. Until such time as the Company satisfies all of the conditions of the settlement agreement, the notes and related interest will remain on the books of the Company and interest will continue to be accrued.

The total principal amount owed to MCCIC at March 31, 2003 is $577,316. The borrowings are past due and currently bear interest at 12%.

During the first quarter of 2003, the Company borrowed $44,753 from Polar. The borrowings are one-year note bearing interest at 10% and are due January 16, 2004 and February 4, 2004. The total principal amount owed to Polar at March 31, 2003 is $439,540.

4.	Commitments and Contingencies

At March 31, 2003 the Company’s only operating lease is a month to month lease of office space with a related party in the amount of $500 per month.

In December 1999, Berthel entered into a Standstill Agreement with the Company. Under the Standstill Agreement, Berthel indicated its intention to form a creditors committee to represent the interests of Berthel and other creditors of the Company. The Company agreed to provide the creditors committee with access to information regarding the Company and its business and to advise the creditors committee in advance regarding certain significant corporate developments. The creditors committee may also demand that the Company take certain actions with respect to the Company’s assets and business. As of March 31, 2003, the Company and Berthel are the only parties to the Standstill Agreement and Berthel is the only member of the creditors committee.

The Company has guaranteed a facility lease between Actel Integrated Communications, Inc. (“Actel”) and a third party. The lease expires in September 2009 and total remaining noncancellable lease payments were $765,000 at December 31, 2000. Actel was current on its lease payments as of December 31, 2000. However, on April 11, 2001 Actel filed for Chapter 11 bankruptcy protection and on September 14, 2001 Actel’s bankruptcy case was converted to a case under Chapter 7. The Company has not received any notification from the bankruptcy trustee or the third party regarding the guarantee as of March 31, 2003. No loss, if any, has been recorded in the financial statements with respect to this matter.

The Company was notified by the FDIC of discrepancies between the amount of the Company’s notes payable pledged as collateral by a note holder and the amount of notes payable recorded by the Company. The FDIC notified the Company on May 10, 2000, that the discrepancies total only $770,000. Also, in July 2001, the Company was notified that Peoples Bank had obtained a judgement against a Company director and shareholder in the amount of $350,000, and that the collateral was a Company promissory note in the principal amount of $350,000. Another party has asserted that he is entitled to $500,000 allegedly outstanding under a note payable. Management believes that no funds were received by the Company with respect to these notes and that it has other defenses. No assurance can be given that the Company’s defenses are valid or that the Company will not be liable for any part or all of the amounts allegedly due under these notes. No loss, if any, has been recorded in the consolidated financial statements with respect to these matters.

On November 23, 2001 three individuals, one of which was a former officer and director of the Company, and the purchasers of Incomex, filed suit against the Company, several former officers and directors of the Company and several related parties. These lawsuits allege that the named individuals and entities devised a scheme to defraud the three plaintiffs to personally borrow funds from a financial institution, invest the proceeds in the Company as a note payable with the promise of stock options and repayment of the notes, and give the financial institution a security interest in the notes under the Uniform Commercial Code. Unspecified damages sought by the plaintiffs include actual, punitive, and treble damages and court costs and attorney costs. The Company’s Director and Officer (“D&O”) insurance carrier has notified the Company that because one of the plaintiffs was a former director of the Company, that the D&O policy will not provide coverage for claims by that plaintiff. The Company believes that its D&O policy will provide coverage, up to the policy limit, in this lawsuit related to the other two plaintiffs. In November 2002, the Company entered into a settlement agreement providing for the issuance by the Company of 517,000 shares of Common Stock to the three plaintiffs and one other individual who did not file suit. The effectiveness of the settlement is contingent on the closing of the proposed merger with Polar. No loss, if any, has been recorded in the consolidated financial statements with respect to these matters.

As of March 31, 2003 the Company had been notified by several state taxing authorities that approximately $46,000 of past due taxes and penalties is allegedly owed. Some of the states have assigned the alleged amounts due to collection agencies or filed tax warrants. Management believes that it has meritorious defenses against these amounts. No assurance can be given that the Company’s defenses are valid or that the Company will not be liable for any part of the amounts. No loss, if any, has been recorded in the consolidated financial statements with respect to these matters.

As of March 31, 2003 the Company had been notified by several vendors that approximately $45,600 is owed. Management believes that it has meritorious defenses against these amounts. No loss, if any, has been recorded in the consolidated financial statements with respect to these matters.

The Company has divested certain of its businesses during 2000 and 2001. As a result of such divestitures, there may be lawsuits, claims or proceedings instituted or asserted against the Company related to the period that the businesses were owned by the Company. No loss, if any, has been recorded in financial statements with respect to these matters.

5.	Subsequent Events

As of May 19, 2003, the Company has borrowed an additional $66,000 from Polar and $7,170 from MCCIC subsequent to March 31, 2003.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of

Murdock Communications Corporation

Cedar Rapids, Iowa

We have audited the accompanying consolidated balance sheets of Murdock Communications Corporation and subsidiaries (the “Company”) as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders’ equity (deficiency) and cash flows for each of the three years in the period ended December 31, 2002. Our audits also included the financial statement schedule listed in the Index. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Murdock Communications Corporation and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s recurring losses, negative working capital, and shareholders’ deficiency raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/    DELOITTE & TOUCHE LLP

Cedar Rapids, Iowa

March 7, 2003

MURDOCK COMMUNICATIONS CORPORATION

CONSOLIDATED BALANCE SHEETS

December 31, 2002 and 2001 (Dollars in Thousands)

	2002	2001
ASSETS
CURRENT ASSETS:
Cash	$1	$3
Accounts receivable, less allowances for doubtful accounts: 2002—$179; 2001—$179	2	—
Prepaid expenses and other current assets	5	11

Total current assets	8	14

OTHER ASSETS	1	1

TOTAL	$9	$15

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
Notes payable with related parties (Note 5)	$7,186	$2,721
Notes payable, others (Note 5)	6,614	6,045
Accounts payable	960	614
Accrued interest	7,272	5,036
Other accrued expenses	436	489

Total current liabilities	22,468	14,905
LONG-TERM LIABILITIES:
Long-term debt with related parties (Note 5)	—	4,063
Long-term debt, others (Note 5)	—	569

Total liabilities	22,468	19,537

COMMITMENTS AND CONTINGENCIES (Note 10)
SHAREHOLDERS’ EQUITY (DEFICIENCY):
Common stock, no par or stated value (Note 8):
Authorized—40,000,000 shares
Issued and outstanding: 2002—12,554,967 shares; 2001—12,514,967 shares	22,291	22,287
Common stock warrants (Note 7):
Issued and outstanding: 2002—10,889,478; 2001—10,875,312	1,052	1,052
Treasury stock at cost: 2002 and 2001—250,000 shares	(94)	(94)
Additional paid-in capital	134	134
Accumulated deficit	(45,842)	(42,901)

Total shareholders’ deficiency	(22,459)	(19,522)

TOTAL	$9	$15

See notes to consolidated financial statements.

MURDOCK COMMUNICATIONS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2002, 2001 and 2000 (Dollars in Thousands Except Share Data)

	2002	2001	2000
CONTINUING OPERATIONS:
REVENUES:
Call processing	$—	$19	$135
Other revenue	—	3	56

Total revenues	—	22	191

COST OF SALES:
Call processing	—	—	330
Other cost of sales	—	—	5

Total cost of sales	—	—	335

GROSS PROFIT (LOSS)	—	22	(144)

OPERATING EXPENSES:
Selling, general and administrative expense	709	742	575
Depreciation and amortization expense	—	6	36
Impairment of assets (Note 4)	—	—	1,682
AcNet bad debt and acquisition expenses (Note 4)	—	—	990

Total operating expenses	709	748	3,283

LOSS FROM OPERATIONS	(709)	(726)	(3,427)

NONOPERATING INCOME (EXPENSE):
Interest expense	(2,235)	(2,304)	(3,431)
Other income (expense) (Note 6)	3	(3)	7,001

Total nonoperating income (expense)	(2,232)	(2,307)	3,570

INCOME (LOSS) BEFORE INCOME TAXES	(2,941)	(3,033)	143
INCOME TAX BENEFIT (Note 9)	—	—	9

INCOME (LOSS) FROM CONTINUING OPERATIONS	(2,941)	(3,033)	152

DISCONTINUED OPERATIONS (Note 3):
Loss from operations	—	(95)	(4,844)
Gain (loss) on disposition	—	1,314	(332)

Total discontinued operations	—	1,219	(5,176)

LOSS BEFORE EXTRAORDINARY ITEM	(2,941)	(1,814)	(5,024)
EXTRAORDINARY ITEM—GAIN ON EXTINGUISHMENT OF DEBT (Note 5)	—	—	722

NET LOSS	(2,941)	(1,814)	(4,302)
DIVIDENDS AND ACCRETION ON 8% SERIES A CONVERTIBLE PREFERRED STOCK	—	—	(125)

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(2,941)	$(1,814)	$(4,427)

BASIC AND DILUTED NET LOSS PER COMMON SHARE
Income (loss) from continuing operations	$(0.24)	$(0.25)	$—
Income (loss) from discontinued operations	—	0.10	(0.48)

Loss before extraordinary item	(0.24)	(0.15)	(0.48)
Extraordinary item—gain on extinguishment of debt	—	—	0.07

Net loss	$(0.24)	$(0.15)	$(0.41)

BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	12,281,732	12,264,967	10,869,511

See notes to consolidated financial statements.

MURDOCK COMMUNICATIONS CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIENCY)

Years Ended December 31, 2002, 2001 and 2000 (Dollar and Share Data in Thousands)

	8% Series A Convertible Preferred Stock		Common Stock		Common Stock Warrants		Treasury Stock
	Number of Shares	Issued	Number of Shares	Issued	Number of Warrants	Issued	Number of Shares	Issued	Additional Paid-In Capital	Accumulated Deficit	Shareholders’ Equity (Deficiency)
BALANCES AT JANUARY 1, 2000	19	$1,868	10,576	$20,259	5,867	$635	—	$—	$134	$(36,660)	$(13,764)
Issuance of warrants in connection with termination of employment agreements	—	—	—	—	150	—	—	—	—	—	—
Issuance of warrants in connection with debt financing with lender	—	—	—	—	5,199	472	—	—	—	—	472
Cancellation of warrants	—	—	—	—	(495)	(99)	—	—	—	—	(99)
Conversion of common stock warrants into common stock	—	—	19	35	(25)	(1)	—	—	—	—	34
Accretion to conversion price of 8% Series A Convertible Preferred Stock	—	23	—	—	—	—	—	—	—	(23)	—
Conversion of preferred stock into common stock	(19)	(1,891)	1,684	1,891	—	—	—	—	—	—	—
Accrued dividends on 8% Series A Convertible Preferred Stock paid in common stock	—	—	236	102	—	—	—	—	—	(102)	—
Treasury stock acquired—Incomex sale	—	—	—	—	—	—	250	(94)	—	—	(94)
Net loss for 2000	—	—	—	—	—	—	—	—	—	(4,302)	(4,302)

BALANCES AT DECEMBER 31, 2000	—	—	12,515	22,287	10,696	1,007	250	(94)	134	(41,087)	(17,753)

BALANCES AT JANUARY 1, 2001	—	—	12,515	22,287	10,696	1,007	250	(94)	134	(41,087)	(17,753)
Issuance of warrants in connection with debt financing	—	—	—	—	179	45	—	—	—	—	45
Net loss for 2001	—	—	—	—	—	—	—	—	—	(1,814)	(1,814)

BALANCES AT DECEMBER 31, 2001	—	—	12,515	22,287	10,875	1,052	250	(94)	134	(42,901)	(19,522)
Issuance of warrants in connection with debt financing	—	—	—	—	14	—	—	—	—	—	—
Issuance of common stock for the extinguishment of an accrued expense	—	—	40	4	—	—	—	—	—	—	4
Net loss for 2002	—	—	—	—	—	—	—	—	—	(2,941)	(2,941)

BALANCES AT DECEMBER 31, 2002	—	$—	12,555	$22,291	10,889	$1,052	250	$(94)	$134	$(45,842)	$(22,459)

See notes to consolidated financial statements.

MURDOCK COMMUNICATIONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2002, 2001 and 2000 (Dollars in Thousands)

	2002	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,941)	$(1,814)	$(4,302)
Adjustments to reconcile net loss to net cash flows from operating activities of continuing operations:
Impairment of assets	—	—	1,682
AcNet bad debt and acquisition expenses	—	—	990
Depreciation and amortization	—	64	719
Gain on sale of property and equipment	—	—	(102)
Noncash interest expense	—	45	464
Gain on debt restructuring plan	—	—	(6,946)
Loss on discontinued operations	—	95	4,844
(Gain) loss on disposition of discontinued operations	—	(1,314)	332
Extraordinary gain on extinguishment of debt	—	—	(722)
Changes in operating assets and liabilities:
Receivables	(2)	—	490
Other current assets	6	34	139
Other noncurrent assets	—	—	11
Outstanding checks in excess of available balances	—	—	(10)
Accounts payable and accrued expenses	2,533	2,421	1,016
Other liabilities	—	—	(22)

Net cash flows from operating activities of continuing operations	(404)	(469)	(1,417)
Net cash flows from discontinued operations	—	148	(357)

Net cash flows from operating activities	(404)	(321)	(1,774)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of investments	—	—	4,948
Proceeds from sale of subsidiary	—	100	—
Proceeds from sale of property and equipment	—	—	489
Payments received on note receivable	—	—	500

Net cash flows from investing activities	—	100	5,937

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on capital lease obligation with a related party	—	(1)	(472)
Borrowings on notes payable	402	158	656
Payments on notes payable	—	(100)	(2,772)
Payments on long-term debt with related parties	—	—	(429)
Payments on long-term debt, others	—	—	(1,042)

Net cash flows from financing activities	402	57	(4,059)

NET INCREASE (DECREASE) IN CASH	(2)	(164)	104
CASH AT BEGINNING OF YEAR	3	167	63

CASH AT END OF YEAR	$1	$3	$167

SUPPLEMENTAL DISCLOSURE:
Cash paid during the year for interest, principally to a related party	$—	$—	$853
Cash paid during the year for income taxes	—	—	6

See notes to consolidated financial statements.

MURDOCK COMMUNICATIONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2002, 2001 and 2000—(Concluded)

SUPPLEMENTAL DISCLOSURES OF 2002 NONCASH INVESTING AND FINANCING ACTIVITIES:

The Company issued 40,000 shares of common stock in exchange for the extinguishment of an accrued expense.

SUPPLEMENTAL DISCLOSURES OF 2001 NONCASH INVESTING AND FINANCING ACTIVITIES:

In connection with the sale of the Priority International Communications, Inc. subsidiary, the Company received a note receivable for $96,000 and assigned it to MCC Investment Company, LLC to repay outstanding debt and accrued interest.

During the year the Company issued 179,600 common stock warrants and recorded a $45,000 increase to common stock warrants and deferred financing costs which costs were recorded as interest expense due to the past due status of the underlying debt.

SUPPLEMENTAL DISCLOSURES OF 2000 NONCASH INVESTING AND FINANCING ACTIVITIES:

The Company recorded an increase to the carrying value of the Company’s 8% Series A Convertible Preferred Stock and a charge to accumulated deficit of $23,000 representing the current period accretion to its conversion price of $1,891,000. These shares were converted into 1,683,880 shares of common stock.

During the year, common stock warrants were exercised by individuals, increasing common stock by $35,000 (18,941 shares) in a cashless exercise through the exchange of debt.

The Company issued stock dividends of $102,000 representing 236,129 shares of common stock recorded as an increase to common stock and an increase in accumulated deficit.

The Company recorded $94,000 representing treasury stock received in the cashless sale of the Incomex subsidiary, representing 250,000 shares of common stock, and the net assets of the Company decreased by $1,648,000 related to the sale.

During the year the Company issued 5,199,121 common stock warrants and recorded a $472,000 increase to common stock warrants and deferred financing costs.

The Company transferred 1,063,584 shares of Actel Integrated Communications, Inc. Preferred Stock, reducing the cost basis of the investment by $729,910, and $4,600,000 of new notes payable were issued in connection with the transaction in exchange for the cancellation of approximately $9,200,000 of outstanding indebtedness related to the Debt Refinancing Plan.

In December of 2000, the Company cancelled warrants with a recorded value of $99,000.

See notes to consolidated financial statements.

MURDOCK COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2002, 2001 and 2000

1.    BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business—Murdock Communications Corporation (individually, or collectively with its wholly-owned subsidiaries discussed below, referred to herein as the “Company”) had been engaged in recent years in the business of providing operator services and call processing to North American payphones, hotels and institutions, database profit management services and telecommunications billing and collection services for the hospitality industry and outsourced operator services for the telecommunications industry. The Company operated its business under three business units prior to the sales discussed below. At December 31, 2002 and 2001 the Company had no operating activities and no reportable segments. The Company continues to exist as a public shell for use as a reverse merger vehicle.

MTS—Murdock Technology Services (“MTS”) was created in 1998 to meet the needs of the hospitality telecommunications management market by providing database profit management services and other value added telecommunication services. The division’s main product, the MCC Telemanager ™, was a proprietary software and hardware product, created to help manage telecommunication installations and services in the hospitality market.

In February 2000, the Company entered into a Rental Agreement with Telemanager.net providing for the lease of MCC Telemanager ™ technology by Telemanager.net in exchange for monthly rental payments to the Company. On December 20, 2000, the Company sold all the primary assets which were subject to the Rental Agreement to Telemanager.net. Telemanager.net is owned by former executives of the Company.

Incomex—On February 13, 1998, the Company purchased Incomex, Inc. (“Incomex”), the Company’s second business unit. Incomex was primarily engaged in the business of providing billing and collection services to the hospitality industry from Mexico to the United States. The Company sold 100% of the stock of Incomex to three of the former shareholders of Incomex with an effective closing date of June 30, 2000 (see Note 3).

PIC—On October 31, 1997, the Company purchased Priority International Communications, Inc. (“PIC”). PIC was primarily engaged in the business of providing long-distance telecommunications services to patrons of hotels, public and private payphone owners and aggregators of operator service traffic with which PIC had contracts to provide such services. Services included, but were not limited to, credit card billing services, live operator services, automated collection and messaging delivery services, voice mail services and telecommunications consulting.

Also, on October 31, 1997, the Company purchased PIC Resources Corp. (“PIC-R”). PIC-R, operating through its wholly-owned subsidiary ATN Communications, Incorporated (“ATN”) was merged into PIC in January 1999. ATN was primarily engaged in the business of providing carrier services for long-distance telecommunications companies throughout the United States. ATN handled incoming operator assisted calls with their operators on location. Unless otherwise indicated, references in this report to “PIC” include the historical operations of ATN.

Effective July 31, 2001 the Company sold 100% of the stock of PIC to a third party who is related to a director, executive officer and shareholder of the Company (see Note 3).

Basis of Presentation—The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has an accumulated deficit of $45.8 million and current liabilities exceed current

MURDOCK COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2002, 2001 and 2000

assets by $22.5 million at December 31, 2002. The Company also is past due in the payment of approximately $14.6 million in principal and accrued interest payable. If the creditors who hold the past due debt seek to enforce their payment rights, the Company would not be able to repay the debt. These factors, among others, indicate that the Company may be unable to continue as a going concern for a reasonable period of time. Management’s plans are discussed below.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis and to obtain additional financing and refinancing as may be required. Management’s plans to accomplish these objectives include, but are not limited to, the following:

•	The Company intends to continue to negotiate with its creditors to restructure indebtedness and obtain financing to fund operations. The Company believes that possible sources of funds will primarily consist of advances from Polar Molecular Corporation (“Polar”). If the Company is unsuccessful in this strategy, the Company may not be able to continue operating as a going concern.

•	The Company has an agreement with Polar to use the Company’s public shell as a reverse merger vehicle. On December 19, 2001 the Company and Polar entered into an Agreement and Plan of Merger (see Note 2). The merger is subject to a number of significant closing conditions, including, among others, approval by the shareholders of the parties, that shareholders owning no more than 1,000 shares of the Company’s or Polar’s common stock shall have exercised dissenters’ or appraisal rights with respect to the merger, the conversion of substantially all of the Company’s indebtedness into equity, and completion of the merger by May 15, 2003. If the merger is not completed for any reason, the Company will continue to be subject to a significant amount of past due debt and other liabilities, including the costs related to the proposed merger, without any source of operating cash flow to satisfy its liabilities. The Company also would not be able to continue to borrow from Polar, which has been the Company’s principal source of cash since the beginning of 2002. The Company can make no assurance that it would be able to identify another merger transaction if the merger is not completed, and in such event, the Company would not be able to continue as a going concern.

•	The Company retains an investment banker, Berthel Fisher & Company Financial Services, Inc. (“Berthel”), to assist the Company regarding the identification and investigation of strategic alternatives available to the Company. Berthel, including entities related to Berthel, is a significant shareholder of the Company.

Discontinued Operations—The accompanying statements of operations have been reclassified for the dispositions of the Incomex subsidiary (see Note 3) and the PIC subsidiary (see Note 3) so that the results for each subsidiary’s operations are classified as discontinued operations for all periods presented. The statements of cash flows and related notes to the consolidated financial statements have also been reclassified to conform to the discontinued operations presentation.

Principles of Consolidation—The consolidated financial statements included the accounts of the Company and the accounts of its wholly-owned subsidiaries, PIC and Incomex (prior to their sale). Significant intercompany accounts and transactions have been eliminated in consolidation.

MURDOCK COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2002, 2001 and 2000

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

Revenue Recognition—Revenue was recognized as calls were placed and processed. Revenue recognized on the sale of hardware occurred at the time of delivery and revenues for other services was recognized at the time the services were rendered.

Furniture and Equipment—Furniture and equipment were stated at cost. For financial reporting purposes, depreciation and amortization were computed on these assets using the straight-line method over their estimated useful lives of five years. For income tax purposes, accelerated methods were used. Furniture and equipment were fully depreciated and written off in 2001.

Intangible Assets—Intangible assets relate to deferred financing and lease and loan restructuring costs. Financing and lease and loan restructuring costs incurred were deferred and were amortized over the new or restructured lease and loan agreement terms using the effective interest method. All amounts were fully amortized at December 31, 2001.

Impairment of Long-Lived Assets—The Company reviewed long-lived assets for impairment whenever events or changes in circumstances indicated the carrying amount of these assets may not be recoverable. See Note 3 for impairments recorded in 2000.

Investments—The Company owned convertible preferred stock of Actel Integrated Communications, Inc. (“Actel”) which was not readily marketable. This investment was accounted for at cost. This investment experienced a decline in value that was other than temporary in 2000 due to Actel filing for bankruptcy in April 2001. The Company recorded an impairment loss of $1.6 million in 2000 which was equal to the stock’s cost basis at December 31, 2000.

Income Taxes—Deferred income taxes are provided for the tax consequences in future years of temporary differences between the tax basis of assets and liabilities and their financial reporting amounts, based on enacted tax laws and tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable for the year and the change during the period in deferred tax assets and liabilities.

Accretion on Preferred Stock—Up to September 30, 2000, the date of conversion, the Company accreted the carrying value of the 8% Series A Convertible Preferred Stock (net of offering costs incurred) to the conversion price by the effective interest method.

Cumulative Dividends on Preferred Stock—Up to September 30, 2000, the date of conversion, cumulative dividends on the Company’s 8% Series A Convertible Preferred Stock were recorded as a charge to accumulated deficit as the dividends were earned by the holders and an accrued liability was recorded.

Stock-Based Compensation—At December 31, 2002 the Company has two stock-based employee compensation plans which are more fully described in Note 8. As permitted by Statement of Accounting

MURDOCK COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2002, 2001 and 2000

Standard No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), the Company measures compensation using the intrinsic value based method as prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” but is required to make pro forma disclosures in the footnotes to the financial statements as if the measurement provisions of SFAS 123 and SFAS No. 148 “Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of SFAS 123” had been adopted. Under the intrinsic value method, compensation is measured as the difference between the market value of the stock on the grant date, less the amount required to be paid for the stock. The difference, if any, is charged to expense over the vesting period of the options. No compensation expense was recorded in connection with the grant of options for the years ended December 31, 2002, 2001 and 2000, respectively, as all options granted under the plans had an exercise price greater than or equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation.

		2002	2001	2000
Net loss attributable to common shareholders	As reported	$(2,941)	$(1,814)	$(4,427)
	Pro forma	(2,941)	(1,837)	(4,731)
Net loss per common share	As reported	$(0.24)	$(0.15)	$(0.41)
	Pro forma	(0.24)	(0.15)	(0.44)

The weighted average fair values at date of grant for options granted during 2000 were estimated to be $45,000. The Company’s calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions: ten year expected life; stock volatility of 221% in 2000; risk-free interest rate of 5.2% in 2000; and no dividends during the expected term. No options were granted during 2002 or 2001 and the pro forma amounts reflect options vesting during the year.

Net Loss Per Common Share—Basic net loss per common share has been computed using the weighted average number of shares of common stock outstanding during the year. The warrants outstanding are anti-dilutive and are, therefore, excluded from the computation of loss per share. In the future, the warrants may become dilutive. Potential common shares excluded from the per share computation because they were antidilutive are as follows:

	Years Ended December 31,
	2002	2001	2000
Options	—	—	—
Warrants	73,484	45,454	—

Total	73,484	45,454	—

The exercise prices on all outstanding options and warrants exceed the market price of the Company’s common stock at December 31, 2002, 2001 and 2000, except as noted above.

Reclassifications—Certain amounts in the 2001 and 2000 consolidated financial statements have been reclassified to conform with the 2002 presentation.

MURDOCK COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2002, 2001 and 2000

Impact of New Accounting Pronouncements—In April 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Accounting Standard No. 145 (“SFAS 145”), Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This statement, among other things, significantly limits the situations whereby the extinguishment of debt is treated as an extraordinary item in the statement of operations. This statement requires reclassification of all prior period extraordinary items related to debt extinguishments. The provisions of this statement are effective for fiscal years beginning after May 15, 2002.

2.    PROPOSED MERGER WITH POLAR

On December 19, 2001 the Company and Polar entered into an Agreement and Plan of Merger (as amended, the “Agreement”). Under the terms of the Agreement, the outstanding shares of Polar’s common stock will be converted into the number of shares of the Company’s no par value common stock (the “Common Stock”) equal to 80% of the outstanding shares of the Common Stock as of the effectiveness of the merger and the Company’s shareholders will retain a 20% ownership. The outstanding warrants and options of the Company will remain outstanding after the completion of the merger and the outstanding warrants and options of Polar will be converted into warrants and options to purchase Common Stock based on the exchange ratio in the merger.

Polar develops and markets fuel additives. Polar’s primary product, DurAlt®FC, is a patented fuel additive that has been proven effective at reducing combustion chamber deposits and reducing octane requirement increase in combustion engines. Polar had a stockholders’ deficit of $4.2 million (unaudited) at September 30, 2002 and revenues for its fiscal year ended March 31, 2002 were $162,000 (unaudited).

One of the conditions to completing the merger is that the Company must cause its creditors to forgive and/or convert into equity sufficient liabilities such that the Company’s liabilities, excluding loans from Polar and professional fees directly related to the merger, do not exceed its assets at the time of the merger. As of December 31, 2002, the Company’s liabilities exceeded its assets by approximately $21.9 million, excluding loans from Polar and professional fees directly related to the merger. As of December 31, 2002, the Company has reached agreements with the holders of the Company’s debt or other obligations in the aggregate amount of approximately $21.0 million for the satisfaction of such liabilities in exchange for approximately 4,570,000 shares of the Company’s common stock and the payment by the Company of approximately $570,000 in cash. However, as of March 7, 2003 the Company is in default on the terms of one of these settlement agreements for $11.2 million requiring a cash payment of $485,000. Also see Note 16. All of the agreements are contingent on the closing of the merger and/or the cash payment.

To satisfy the above mentioned closing condition, the Company must reach additional agreements with its creditors. Any conversions of liabilities to equity will dilute the outstanding common stock held by the current shareholders. The Company also must raise sufficient funds to make all of the payments that may be required under the agreements with the Company’s creditors, and there can be no assurance that such funds will be available from Polar or otherwise. If the Company is not able to satisfy the net worth test, Polar will have the right to terminate the merger agreement.

The Company filed an S-4 Registration Statement with the Securities and Exchange Commission in February 2003 in connection with the proposed merger.

MURDOCK COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2002, 2001 and 2000

3.    DISCONTINUED OPERATIONS

Effective June 30, 2000 the Company sold all the shares of Incomex to three of the former shareholders of Incomex for (a) the transfer to the Company by the purchasers of 250,000 shares of the Company’s common stock originally issued by the Company pursuant to the Company’s acquisition of Incomex, (b) cancellation and forgiveness of all amounts outstanding under promissory notes in the aggregate principal amount of $684,919, and related accrued interest, originally issued by the Company to the shareholders of Incomex, and (c) the cancellation of all employment compensation and employment contracts between the Company and the purchasers. The parties also executed mutual releases relating to liabilities between the Company and Incomex and claims that the Company may have against the former shareholders of Incomex.

Summary operating results of the discontinued operations of Incomex are as follows for the year ended December 31, 2000 (amounts expressed in thousands):

2000
Revenues	$2,987
Expenses	(4,162)

Loss from discontinued operations	$(1,175)

The loss from discontinued operations includes goodwill and fixed asset impairment charges of approximately $4.3 million for 2000.

Effective July 31, 2001, the Company sold all the shares of PIC to Dartwood, LLC for a total purchase price of $196,000, comprised of $100,000 cash and a noninterest bearing promissory note of $96,000 payable in 24 monthly installments of $4,000. A director, executive officer and significant shareholder of the Company is related to the owner of Dartwood, LLC.

Summary operating results of the discontinued operations for PIC are as follows for the years ended December 31, 2001 and 2000 (amounts expressed in thousands):

	2001	2000
Revenues	$2,438	$8,246
Expenses	2,533	11,915

Loss from discontinued operations	$(95)	$(3,669)

The loss from discontinued operations includes charges (credits) related to the following items for the year ended December 31, 2000 (amounts expressed in thousands):

2000
Goodwill impairment	$3,300
USF fees	(894)
Telecommunications equipment impairment	600

Total	$3,006

In December 1999, ATN received notice from the Universal Service Administrative Company (“USAC”) that Universal Service Fund (“USF”) fees were due. A carrier of interstate/intrastate calls is required to pay a USF fee

MURDOCK COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2002, 2001 and 2000

based on a percentage of total call revenue. The USF fee is applicable to all calls carried after January 1, 1997. The notice was the first time that management became aware of any liability to this agency. It was management’s belief that these USF fees had been charged to the end-user and remitted to USAC by its prior billing and collection firm. The prior billing and collection firm’s position was that they had collected the USF fees and remitted them to ATN. As ATN is legally responsible for USF fees, in December 1999 it recorded an estimated liability of $1.7 million. During the first two months of 2001, ATN received credit memos from USAC which reflected a balance due to USAC of $806,000. Accordingly, ATN recorded a $894,000 credit for USF fees in the fourth quarter of 2000 based on the new information from USAC. The Company reached a settlement agreement with the prior billing and collection firm on January 25, 2001, which released the firm from any claims that ATN may have related to USF fees. Any liability related to USF fees was transferred to the purchaser of PIC.

4.    INVESTMENTS

During 1998, the Company reached an agreement to invest in Actel. Actel, based in Mobile, Alabama, was a facilities-based competitive local exchange carrier of advanced voice and data communications services to small and medium sized enterprises. As of June 21, 1999 the Company had invested $3.0 million in Actel. Effective June 21, 1999, the Company and Actel entered into an agreement to amend the terms of the original investment agreement with respect to the Company’s investment in Actel. This agreement amended certain provisions of the investment agreement including limiting the Company’s investment in Actel to $3.0 million. During the third quarter of 1999, the $3.0 million investment was converted into 4,371,428 shares of Actel’s Series A Convertible Preferred Stock as allowed by the investment agreement. Each share of Series A Convertible Preferred Stock accrued a cumulative 10% dividend per annum through March 10, 2002 and was convertible into 3 shares of Actel’s common stock at any time at the option of the Company, subject to certain restrictions. The share and conversion information have been retroactively restated for a stock split of the Series A Convertible Preferred Stock and common stock by Actel during 2000.

During the second quarter of 2000, the Company undertook a Debt Restructuring Plan which resulted in the Company selling or exchanging 2,213,198 shares of Actel Series A Convertible Preferred Stock in private placements. Following these transactions, the Company held 2,158,230 shares of Actel Series A Convertible Preferred Stock.

During late 2000, Actel began experiencing cash flow difficulties and on April 11, 2001, Actel filed for bankruptcy protection under Chapter 11. On September 14, 2001 the bankruptcy proceeding was converted to Chapter 7. The Company recorded an impairment charge of approximately $1.6 million in 2000, due to the uncertainty of ultimate recovery of the investment.

During 1998, the Company reached an initial lending/investment agreement with AcNet S.A. de C.V. of Mexico (“AcNet Mexico”). The initial agreement was revised in June 1999, whereby the Company entered into two agreements providing the Company with separate options to acquire (i) Intercarrier Transport Corporation (“ITC”), the holder of approximately 99% of the outstanding shares of AcNet Mexico, and (ii) AcNet USA, Inc. (“AcNet USA”), an affiliate of AcNet Mexico, for an aggregate of 2,325,000 shares of the Company’s common stock, $200,000 in closing costs and an additional $550,000 to pay off certain debt and accounts payable. The option with ITC expired on August 31, 2001 and the option with AcNet USA expired on December 31, 1999. As of December 31, 2000, the Company had loaned $3.7 million to the AcNet entities, recorded $264,000 of interest and incurred $729,000 of costs either related to the acquisition or paid on behalf of the AcNet entities.

MURDOCK COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2002, 2001 and 2000

In light of the Company’s liquidity issues and other issues involving the AcNet entities, the Company did not pursue the options to acquire the AcNet entities. As a result and due to cash flow difficulties being experienced by the AcNet entities, the Company recorded asset write-downs of $3,703,000 in 1999 and $990,000 in the second quarter of 2000 due to the write-off of costs associated with the proposed acquisition and the uncertainty of ultimate recovery of the investment. The Company commenced legal action against the AcNet entities in April 2000 to collect its advances and interest. On March 29, 2001, AcNet USA filed for bankruptcy protection and the Company has been informed that AcNet Mexico is in receivership.

On May 31, 2001, the AcNet entities filed a motion with the Iowa state court seeking permission to untimely file a counter-claim against the Company, and asked for damages against the Company of approximately $20 million plus punitive damages. The AcNet entities alleged the Company breached an oral agreement, committed fraudulent misrepresentation, and the AcNet entities also filed counts for common counts, action for account stated, and negligent misrepresentation. On September 6, 2001, the Company entered into a Compromise Settlement Agreement and Full and Final Release with the AcNet entities. Under the terms of the Agreement, the AcNet entities paid a nominal consideration to the Company and both parties exchanged releases on all claims against the other party.

5.    NOTES PAYABLE

Notes payable as of December 31, 2002 and 2001, consisted of the following:

	2002	2001
	(Dollars in thousands)
Past due notes payable to individuals, $200,000 of which has been provided by related parties, bearing interest at the default rate of 18%, due March 5, 1999. Warrants to purchase 300,000 shares of the Company's common stock were issued, 200,000 of which were issued to related parties, at an exercise price of $1.44 per share which expire, if unexercised, on March 31, 2004.	$300	$300

Past due notes payable to individuals, $25,000 of which has been provided by related parties, bearing interest at the default rate of 18%, due March 31, 1999. Warrants to purchase 275,000 shares of the Company's common stock were issued, 25,000 of which were issued to related parties, at an exercise price of $1.75 per share which expire, if unexercised, on March 31, 2004.	275	275

Past due notes payable to individuals, $1,725,000 of which has been provided by related parties, bearing interest at the default rate of 18%, due November 30, 1999. Warrants to purchase 984,000 shares of the Company's common stock were issued, 230,000 of which were issued to related parties. The warrants were issued at exercise prices ranging from $2.50 to $3.53 and, if unexercised, expire on dates ranging from November 2003 to December 2003.	6,895	6,895

Past due note payable to consultant bearing interest at the default rate of 18%, due March 31, 1999. Warrants to purchase 25,000 shares of the Company's common stock were issued at an exercise price of $1.75 per share which expire, if unexercised, on March 31, 2004.	25	25

Past due note payable to an individual, bearing interest at the default rate of 18%, due May 19, 2001.	500	500

MURDOCK COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2002, 2001 and 2000

	2002	2001
	(Dollars in thousands)
Past due note payable to Murdock Communications Corporation Investment Company ("MCCIC") bearing interest at 12%, due June 21, 2001. Warrants to purchase 4,289,897 shares of the Company's common stock were issued at a weighted average exercise price of $2.00 per share which, if unexercised, expire between December 2004 and April 2005. The note is collateralized by substantially all assets of the Company (see additional terms below).	388	388

Past due revolving promissory note payable to MCCIC bearing interest at 12%, due June 21, 2001. In 2002 warrants to purchase 14,166 shares of the Company's common stock were issued at a weighted average exercise price of $.14 per share which, if unexercised, expire between January 2007 and March 2007. In 2001 warrants to purchase 179,600 shares of the Company's common stock were issued at a weighted average exercise price of $.13 per share which, if unexercised, expire between August 2006 and December 2006. In 2000 warrants to purchase 909,224 shares of the Company's common stock were issued at a weighted average exercise price of $1.94 per share which, if unexercised, expire between December 2004 and April 2005. The note is collateralized by substantially all assets of the Company (see additional terms below).

	190	183

Past due notes payable to various Berthel entities, bearing interest at 12% due June 21, 2001.	200	200

Uncollateralized convertible notes payable to individuals, bearing interest at 12% due May 29, 2003 (see Note 6 for conversion terms). Warrants to purchase 978,724 shares of the Company's common stock were issued at an exercise price of $1.75 per share which, if unexercised, expire March 31, 2004.	569	569

Uncollateralized convertible notes payable to related party individuals, bearing interest at 12% due May 29, 2003 (see Note 6 for conversion terms).	1,142	1,142

Uncollateralized convertible notes payable to Berthel, bearing interest at 12% due May 29, 2003 (see Note 6 for conversion terms).	2,921	2,921

Uncollateralized one year notes payable to Polar, bearing interest at 10%.	395	—

Total notes payable	13,800	13,398
Past due or current portion of notes payable	(13,800)	(8,766)

Long-term debt	$—	$4,632

On June 17, 1999, the Company completed a bridge financing in the amount of $2.0 million with New Valley Corporation (“New Valley”). Pursuant to the bridge financing, the Company issued a note in the principal amount of $2.0 million (the “Note”). This principal and all unpaid accrued interest at 12% per annum were due July 21, 1999. The Company was past due on this note effective July 21, 1999. Warrants to purchase 250,000 shares of the Company’s common stock were issued in connection with the Note at an exercise price of $3.50 per share and may be exercised at anytime through June 21, 2009. Because the Company did not repay the Note on or prior to September 21, 1999, the warrants may be exercised to purchase a total of 500,000 shares of the Company’s common stock. On December 17, 1999, the Company amended the terms of the agreement with New Valley. The amendment reset the interest rate to 12% since inception (14% upon default) and the note was due in 5 monthly payments of $200,000 beginning January 17, 2000 with a final payment of $1.0 million on June 17, 2000. Waivers of any prior

MURDOCK COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2002, 2001 and 2000

violations were included as part of the amendment. The Note was convertible into shares of common stock of the Company at the option of New Valley at any time up to the maturity date. The number of shares in the conversion was to be obtained by dividing the principal amount of the Note converted by the conversion price of $3.00.

The January, February and March 2000 payments under the Note were paid on behalf of the Company by MCCIC, a company owned by Berthel and another significant shareholder of the Company. On April 6, 2000, the entire interest of New Valley in this loan was purchased by MCCIC. The terms of the note and warrant purchase agreement with MCCIC, bearing interest at 12%, was amended on June 22, 2000 with payment of all remaining principal and interest due on June 21, 2001.

During 2000, the Company also entered into a Revolving Promissory Note with MCCIC, bearing interest at 12% with payment of all remaining principal and all accrued interest due on June 21, 2001.

The Company reached a Compromise Settlement Agreement and Mutual Release with the FDIC on October 19, 2000 to pay $300,000 in settlement of two notes payable with a financial institution with combined principal of $900,000. As a result, the Company recorded a $722,000 extraordinary gain on extinguishment of debt, including interest, in the fourth quarter of 2000 when the settlement was paid.

6.    DEBT RESTRUCTURING PLAN

During the second quarter of 2000, the Company undertook a plan (“the Debt Restructuring Plan”) designed to restructure a significant portion of the Company’s principal amount of debt and accrued interest under the Company’s past due debt. In connection with the Debt Restructuring Plan, the Company recorded a pre-tax gain of approximately $7.0 million as a result of the sale of shares of Actel’s Series A Convertible Preferred Stock for cash and cancellation of debt as discussed below.

The Debt Restructuring Plan consisted of (i) a private offering (the “Actel Share Offering”) by the Company of shares of Series A Convertible Preferred Stock (the “Actel Shares”) of Actel for cash, and (ii) a private offering (the “Unit Offering”) by the Company to certain holders of outstanding indebtedness of the Company of units consisting of Actel Shares and convertible notes of the Company (the “Convertible Notes”).

During the second quarter of 2000, the Company sold 1,149,614 Actel Shares for gross proceeds of $4.9 million in the Actel Share Offering, resulting in a gain of approximately $3.7 million. Proceeds were partially used to (i) reduce a total of $2.2 million of the amounts owed to MCCIC under the Company’s bridge loan originally obtained from New Valley and the Company’s Revolving Promissory Note from MCCIC, (ii) reduce $1.0 million of past due notes and lease payables to Berthel, (iii) pay placement fees and other offering expenses of $444,000, and (iv) pay $479,000 to certain note holders upon conversion in the Unit Offering in partial payment of amounts owed to such note holders. The remaining proceeds were used for general working capital.

During the second quarter of 2000, the Company transferred 1,063,584 Actel Shares and issued Convertible Notes in an aggregate principal amount of $4.6 million in the Unit Offering in exchange for the cancellation of outstanding indebtedness in the amount of $9.2 million, resulting in a gain of approximately $3.3 million. The Convertible Notes accrue interest at the rate of 12% annually, with principal and accrued interest due on May 29, 2003, and are convertible into shares of the Company’s no par value common stock at a conversion price of $3.03 per share (330 shares for each $1,000 due under the Convertible Notes). The Convertible Notes are uncollateralized obligations of the Company.

MURDOCK COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2002, 2001 and 2000

7.    COMMON STOCK WARRANTS

A summary of common stock warrant activity during the years ended December 31, 2002, 2001 and 2000 is as follows:

	Warrant Shares	Warrant Price Per Share	Weighted Average Warrant Price Per Share	Expiration Date
Balance at January 1, 2000	5,866,591	$1.12–9.75	$3.05	2002–2009
Warrants issued with termination of employment agreements	150,000	1.00	1.00	2003
Warrants issued with notes payable to MCCIC (Note 5)	5,199,121	0.94–2.44	1.99	2004–2005
Warrants exercised	(25,000)	1.75	1.75
Warrants cancelled	(495,000)	3.50–4.13	3.88

Balance at December 31, 2000	10,695,712	1.127–9.75	2.44	2002–2009
Warrants issued in connection with MCCIC advances (Note 5)	179,600	0.05–0.38	0.13	2006

Balance at December 31, 2001	10,875,312	0.05–9.75	2.40	2002–2009
Warrants issued in connection with MCCIC advances (Note 5)	14,166	0.08–0.17	0.14	2007

Balance at December 31, 2002	10,889,478	0.05–9.75	2.40	2003–2009

The weighted average remaining life of the warrants was 1.9, 2.3 and 3.1 years at December 31, 2002, 2001 and 2000, respectively.

Warrants outstanding and exercisable at December 31, 2002 were as follows:

Exercise Price	Warrants
$0.05–$0.38	193,766
0.94	435,467
1.00	150,000
1.12	229,279
1.25	200,000
1.31	884,804
1.44	21,000
1.50	100,000
1.75	1,918,228
2.09	499,600
2.19	40,000
2.25	831,467
2.44	2,207,783
2.50–3.00	90,000
3.01–3.25	1,798,084
3.26–3.60	1,210,000
9.75	80,000

10,889,478

MURDOCK COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2002, 2001 and 2000

On March 22, 2001, the Company extended the expiration date of 1,939,228 warrants from March 31, 2001 to March 31, 2002. On March 21, 2002 these warrants were extended to March 31, 2003. Subsequently, on March 5, 2003 these warrants were extended to March 31, 2004.

8.    STOCK OPTION PLANS

The Company adopted the 1993 Stock Option Plan (the “1993 Plan”) whereby options may be granted to employees to purchase up to an aggregate of 272,529 shares of the Company’s common stock. The 1993 Plan is administered by the Board of Directors, which determines to whom options will be granted. The 1993 Plan provides for the grant of incentive stock options (as defined in Section 422 of the Internal Revenue Code) to employees of the Company. The exercise price of stock options granted under the 1993 Plan is established by the Compensation Committee or the Board of Directors, but the exercise price may not be less than the fair market value of the common stock on the date of grant of each option. Each option shall be for a term not to exceed ten years after the date of grant, and a participant’s right to exercise an option vests at the rate of twenty percent on the date of grant and each anniversary date until the option is fully vested.

A summary of stock option activity under the 1993 Plan during the years ended December 31, 2002, 2001 and 2000, is summarized as follows:

	Options Outstanding	Option Price Per Share	Weighted Average Option Price Per Share	Options Exercisable	Weighted Average Option Price Per Share
Balance at January 1, 2000	221,101	$1.88–2.25	$2.06	182,564	$2.02
Cancelled	(20,299)	1.88
Cancelled	(15,523)	1.88
Cancelled	(5,000)	2.25
Cancelled	(8,836)	2.00

Balance at December 31, 2000	171,443	1.88–2.25	2.09	171,443	2.09
Cancelled	(67,899)	1.88
Cancelled	(8,836)	2.00
Cancelled	(94,708)	2.25

Balance at December 31, 2001 and 2002	—	—	—	—	—

At December 31, 2002, 253,029 shares were available for future grants. The Company has reserved 253,029 shares of common stock in connection with the 1993 Plan.

The Company has adopted the 1997 Stock Option Plan (the “1997 Stock Option Plan”). During 1998, the Company amended the 1997 Stock Option Plan to increase the number of shares authorized to 1,727,471. The 1997 Stock Option Plan is also administered by the Compensation Committee or the Board of Directors which determines to whom the options will be granted. The 1997 Stock Option Plan provides for the grant of incentive stock options (as defined in Section 422 of the Internal Revenue Code) or nonqualified stock options to executives or other key employees of the Company. The exercise price of the stock options granted under the 1997 Stock Option Plan is established by the Compensation Committee or the Board of Directors, but the exercise price may not be less than the fair market value of the common stock on the date of the grant of each

MURDOCK COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2002, 2001 and 2000

option for incentive stock options. Each option shall be for a term not to exceed ten years after the date of grant for non-employee directors and five years for certain shareholders. Options cannot be exercised until the vesting period, if any, specified by the Compensation Committee or the Board of Directors has expired.

A summary of stock option activity under the 1997 Stock Option Plan for the years ended December 31, 2002, 2001 and 2000, is as follows:

	Options Outstanding	Option Price Per Share	Weighted Average Option Price Per Share	Options Exercisable	Weighted Average Option Price Per Share
Balance at January 1, 2000	1,289,957	$2.00–4.16	$2.64	1,106,259	$2.63
Cancelled	(323,236)	2.25–2.75
Cancelled	(600,000)	2.25–3.50
Cancelled	(1,164)	2.00
Cancelled	(15,000)	3.13–4.16
Cancelled	(15,000)	3.13–4.16
Cancelled	(10,000)	3.13
Cancelled	(2,000)	3.88
Cancelled	(5,500)	2.56
Cancelled	(4,500)	2.75
Granted at market	20,000	2.25

Balance at December 31, 2000	333,557	2.00–2.81	2.58	323,557	2.58
Cancelled	(1,164)	2.00
Cancelled	(102,393)	2.25
Cancelled	(135,000)	2.75

Balance at December 31, 2001	95,000	2.25–2.81	2.69	95,000	2.69
Cancelled	(75,000)	2.81

Balance at December 31, 2002	20,000	2.25	2.25	20,000	2.25

At December 31, 2002, 1,707,471 shares were available for future grants and the remaining life of the options outstanding was eight years. The Company has reserved 1,727,471 shares of common stock in connection with the 1997 Stock Option Plan.

9.    INCOME TAXES

The provision for (benefit from) income taxes consisted of the following for the years ended December 31, 2002, 2001 and 2000 (dollars in thousands):

	2002	2001	2000
Continuing operations
Current, state	$—	$—	$(9)

MURDOCK COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2002, 2001 and 2000

The provision for (benefit from) income taxes from continuing operations for the years ended December 31, 2002, 2001 and 2000 is less than the amounts computed by applying the statutory federal income tax rate of 35% to the income (loss) before income taxes from continuing operations due to the following items (dollars in thousands):

	2002	2001	2000
Computed expected amount	$(1,029)	$(1,062)	$50
Amortization and write-down of goodwill	—	—	1,313
State income taxes, net of federal tax benefit	—	—	(9)
Change in valuation allowance	1,029	1,062	(1,363)

Income tax provision (benefit)	$—	$—	$(9)

At December 31, 2002 the Company has net operating loss carryforwards for federal income tax purposes of approximately $40 million to use to offset future taxable income. These net operating losses will expire between 2008 and 2022.

Certain restrictions under the Tax Reform Act of 1986, caused by a change in ownership resulting from sales of common stock, limit the annual utilization of net operating loss carryforwards. The initial public offering of the Company’s common stock during 1996 resulted in such a change in ownership. The Company estimates that the post-change taxable income that may be offset with the pre-change net operating loss carryforward of approximately $4.5 million will be limited annually to approximately $600,000.

Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2002 and 2001 are as follows (dollars in thousands):

	2002	2001
Deferred tax assets:
Current:
Allowance for doubtful accounts receivable	$63	$62

Noncurrent:
Interest and other accruals	1,033	1,521
Carryforward of net operating loss	13,862	13,224

	14,895	14,745

Total deferred tax assets	14,958	14,807
Valuation allowance for deferred tax assets	(14,958)	(14,807)

Net deferred tax assets	$—	$—

A valuation allowance for the entire balance of deferred tax assets has been recorded because management believes it is more likely than not that such assets will not be realized due to the Company’s history of operating losses.

10.    COMMITMENTS AND CONTINGENCIES

At December 31, 2002 the Company’s only operating lease is a month to month lease of office space with a related party in the amount of $500 per month. Rent expense under operating leases for the years ended December 31, 2002, 2001 and 2000 was $6,000, $20,000 and $95,000, respectively.

MURDOCK COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2002, 2001 and 2000

The Company guaranteed a facility lease between Actel and a third party. The lease expires in June 2009 and total remaining noncancellable lease payments were $765,000 at December 31, 2000. Actel was current on its lease payments as of December 31, 2000. However, on April 11, 2001 Actel filed for Chapter 11 bankruptcy protection which was subsequently converted to Chapter 7. The Company has not received any notification from the bankruptcy trustee or the third party regarding the guarantee during 2001 or 2002. No loss, if any, has been recorded in the consolidated financial statements with respect to this matter.

The Company was notified by the FDIC of discrepancies between the amount of the Company’s notes payable pledged as collateral by a note holder and the amount of notes payable recorded by the Company. The FDIC notified the Company on May 10, 2000, that the discrepancies total $770,000. Also, in July 2001, the Company was notified that Peoples Bank had obtained a judgment against a Company director and shareholder in the amount of $350,000, and that the collateral was a Company promissory note in the principal amount of $350,000. Another party has asserted that he is entitled to $500,000 allegedly outstanding under a note payable. Management believes that no funds were received by the Company with respect to these notes and that it has other defenses. No assurance can be given that the Company’s defenses are valid or that the Company will not be liable for any part or all of the amounts allegedly due under these notes. No loss, if any, has been recorded in the consolidated financial statements with respect to these matters.

On November 23, 2001 three individuals, one of which was a former officer and director of the Company, filed suit against the Company, several former officers and directors of the Company and several related parties. These lawsuits allege that the named individuals and entities devised a scheme to defraud the three plaintiffs to personally borrow funds from a financial institution, invest the proceeds in the Company as a note payable with the promise of stock options and repayment of the notes, and give the financial institution a security interest in the notes under the Uniform Commercial Code. Unspecified damages sought by the plaintiffs include actual, punitive, and treble damages and court costs and attorney costs. The Company’s Director and Officer (“D&O”) insurance carrier has notified the Company that because one of the plaintiffs was a former director of the Company, that the D&O policy will not provide coverage for the claims by that plaintiff. The Company believes that its D&O policy will provide coverage, up to the policy limit, in this lawsuit related to the other two plaintiffs. In November 2002, the Company entered into a settlement agreement providing for the issuance by the Company of 517,000 shares of the Company’s common stock to the three plaintiffs and one other individual who did not file suit. The effectiveness of the settlement is contingent on the closing of the proposed merger with Polar. No loss, if any, has been recorded in the consolidated financial statements with respect to these matters.

As of December 31, 2002 the Company had been notified by several state taxing authorities that approximately $46,000 of past due taxes and penalties is allegedly owed. Some of the states have assigned the alleged amounts due to collection agencies or filed tax warrants. Management believes that it has meritorious defenses against these amounts. No assurance can be given that the Company’s defenses are valid or that the Company will not be liable for any part of these amounts. No loss, if any, has been recorded in the consolidated financial statements with respect to these matters.

As of December 31, 2002 the Company had been notified by several vendors that approximately $45,600 is owed. Management believes that it has meritorious defenses against these amounts. No loss, if any, has been recorded in the consolidated financial statements with respect to these matters.

The Company has divested certain of its businesses during 2001 and 2000. As a result of such divestitures, there may be lawsuits, claims or proceedings instituted or asserted against the Company related to the period that the businesses were owned by the Company. No loss, if any, has been recorded in the consolidated financial statements with respect to these matters.

MURDOCK COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2002, 2001 and 2000

On November 16, 1998 the Company entered into an Employment Agreement with Paul C. Tunink, Chief Financial Officer. The Employment Agreement had a term through November 30, 1999 and renewed automatically from year to year thereafter, unless terminated by either party, and provided for a base salary of not less than $128,000. The Employment Agreement contained a provision restricting competition with the Company for a period of one year following termination of employment. Mr. Tunink’s Employment Agreement provided that if his employment was terminated by the Company for any reason other than cause, Mr. Tunink would be entitled to receive severance at an annual rate of $128,000 for one year and continuation of health insurance coverage for one year. During the fourth quarter of 2001, Mr. Tunink’s employment was terminated in an effort to control costs. As of December 31, 2001, the Company recorded a payable of approximately $146,000 related to this severance agreement.

11.    RELATED PARTY TRANSACTIONS

The Company conducts a significant amount of business with Berthel and other affiliated entities. Berthel provided lease and other financing services, including investment banking, to the Company. Other affiliated entities provided financing, consulting and miscellaneous services to the Company. See Note 5 for the disclosure of the various related party financing agreements.

In December 1999, Berthel entered into a Standstill Agreement with the Company. Under the Standstill Agreement, Berthel indicated its intention to form a creditors committee to represent the interests of Berthel and other creditors of the Company. The Company agreed to provide the creditors committee with access to information regarding the Company and its business and to advise the creditors committee in advance regarding certain significant corporate developments. The creditors committee may also demand that the Company take certain actions with respect to the Company’s assets and business. The creditors committee agreed to forbear from taking actions to collect past due debt owed by the Company in the absence of the unanimous approval of the creditors committee. As of December 31, 2002, the Company and Berthel are the only parties to the Standstill Agreement and Berthel is the only member of the creditors committee.

In January 2000, the Company retained Berthel to assist the Company regarding the identification and investigation of strategic alternatives that might be available to the Company. Various fees were paid to Berthel under the Placement Agreement including a monthly retainer and placement fees. The Company paid Berthel total fees of $536,000 during 2000. This agreement was revised on July 1, 2001 for a period of 12 months with annual renewal options. The agreement allows for a monthly retainer fee of $20,000 and other success fees defined in the agreement based on the strategic event that occurs. The expenses related to the previous agreement and the revised agreement for 2002 and 2001 were $248,131 and $218,980, respectively. As of December 31, 2002 the Company owes Berthel $442,111 under both agreements.

The Company has subleased office space from Berthel Fisher & Company Management Corp., an affiliate of Berthel, since October 2001 on a month-to-month basis. The expense related to this sublease agreement for 2002 and 2001 was $6,000 and $1,500, respectively. The Company owes Berthel Fisher & Company Management Corp. approximately $7,500 in rental payments as of December 31, 2002.

On July 1, 1994, the Company entered into an agreement with a minority shareholder to provide telecommunication services to hotels owned and managed by Larken, Inc., a company 50% owned by the minority shareholder. Revenues of $0, $0 and $109,000 were generated from such agreement for the years ended December 31, 2002, 2001 and 2000, respectively. The agreement provided for a fixed payment of $30,000 per month in commissions to be paid to the minority shareholder. This agreement was terminated in June 2000.

MURDOCK COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2002, 2001 and 2000

In January 2000, the Company entered into a letter agreement with Pirinate Consulting Group, LLC (“Pirinate”), an entity controlled by Eugene I. Davis, for the personal services of Mr. Davis as the Company’s Interim Chairman of the Board and Interim Chief Executive Officer. Pirinate received $15,000 a month plus out-of-pocket expenses for these services. In May 2000 Mr. Davis became the Chairman of the Board and Chief Executive Officer of the Company. Mr. Davis resigned on October 9, 2001 as Chief Executive Officer and remained on the Board of Directors.

The Company entered into an agreement dated August 1, 2002, as amended, with Pirinate, whereby Pirinate agreed to provide the services of Eugene I. Davis to serve as Chairman of the Board and Chief Executive Officer effective August 1, 2002. Under the agreement, the Company issued 40,000 shares of the Company’s common stock to Pirinate in satisfaction of unpaid fees for Mr. Davis’ past services and the Company agreed to pay Pirinate $3,000 per month during the term of Mr. Davis’ services. The Company also agreed to contingent compensation of 4,000 shares of the Company’s common stock per month, contingent upon the closing of the proposed merger with Polar.

On December 24, 2000, the Company signed a consulting services letter agreement with Prentice Services LTD (“Prentice”), an entity controlled by Wayne Wright, a member of the Company’s Board of Directors and a significant shareholder. The agreement provided that Mr. Wright would serve as President of PIC and would provide consulting services to PIC, as directed by the Company’s Chief Executive Officer. Prentice received $15,000 a month, plus out-of-pocket expenses, for these services. Also, at the sole discretion of the Company’s Board of Directors, Prentice would receive additional success fees and bonuses. The Company paid $105,000 and $15,000 under this agreement in 2001 and 2000, respectively.

During 2002, Mr. Wright served as the Company’s Interim Principal Accounting Officer and received compensation of $4,000 per month.

A summary of transactions with related parties for the years ended December 31, 2002, 2001 and 2000 is as follows (dollars in thousands):

	2002	2001	2000
Consulting expense—Prentice (included in discontinued operations)	$—	$105	$15
Consulting expense—director	48	—	—
Consulting expense—Pirinate	15	121	181
Interest expense on related party notes payable	542	539	1,620
Interest expense on notes payable to Berthel	375	372	243
Interest expense on notes payable to MCCIC	69	68	36
Interest expense on notes payable to Polar	20	—	—
Commissions to minority shareholder	—	—	180
Investment banking and placement fees to Berthel	248	219	536
Lease payments to Berthel	—	—	840
Rent expense on lease with Berthel	6	2	—

Certain parties were considered related parties in 2000 but not in 2001 or 2002 due to the disposition of assets.

MURDOCK COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2002, 2001 and 2000

12.    PROFIT SHARING PLAN

The Company had a profit sharing plan under Section 401(k) of the Internal Revenue Code. Employees were eligible to participate in the plan after completing three months of service. There were no contributions required and no discretionary contributions made to the plan for the year ended December 31, 2000.

Effective November 15, 2000, the Company terminated the plan due to low participation and high administrative expenses.

13.    FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value amounts disclosed below are based on estimates prepared by the Company utilizing valuation methods appropriate in the circumstances. The carrying amount for financial instruments included among cash, receivables, notes payable, and other short-term payables approximates their fair value because of the short maturity of those instruments. The estimated fair value of other significant financial instruments are based principally on discounted future cash flows at rates commensurate with the credit and interest rate risk involved and the timing of when the instruments were entered into.

The estimated fair values of the Company’s other significant financial instruments at December 31, 2002 and 2001 are as follows (dollars in thousands):

	2002		2001
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Long-term debt	$—	$—	$4,632	$—

14.    SUBSEQUENT EVENT

During the period from January 1, 2003 through March 7, 2003, the Company borrowed $44,753 from Polar. The notes are payable on January 16, 2004 and February 4, 2004 and bear interest at 10%.

MURDOCK COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2002, 2001 and 2000

15.    QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of the quarterly results of operations for the years ended December 31, 2002 and 2001 (dollars in thousands except per share data). These quarterly results have been reclassified from those previously reported in form 10-Q’s filed with the Securities and Exchange Commission to reflect the results of operations for PIC, that was sold effective July 31, 2001, as discontinued operations for all periods presented.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total
2002
Revenues	$—	$—	$—	$—	$—
Gross profit	—	—	—	—	—
Loss from continuing operations	(696)	(733)	(763)	(749)	(2,941)
Net loss	(696)	(733)	(763)	(749)	(2,941)
Basic and diluted net loss per common share	$(0.06)	$(0.06)	$(0.06)	$(0.06)	$(0.24)
2001
Revenues	$21	$1	$—	$—	$22
Gross profit	21	1	—	—	22
Loss from continuing operations	(733)	(776)	(546)	(978)	(3,033)
Net income (loss)	(832)	(858)	854	(978)	(1,814)
Basic and diluted net income (loss) per common share	$(0.07)	$(0.07)	0.07	$(0.07)	$(0.15)

The third quarter of 2001 includes a $1,314,000 gain on the sale of PIC in net income. The fourth quarter of 2001 includes a $146,000 severance accrual in loss from continuing operations (see Note 10).

Per share information is calculated for each quarterly and annual period using average outstanding shares for the period. Therefore, the sum of the quarterly per share amounts will not necessarily equal the annual per share amounts presented.

16.    SUBSEQUENT EVENT (UNAUDITED)

On March 31, 2003, a settlement agreement that the Company had entered into with a financial institution in which the financial institution agreed to accept payment of $100,000 in cash ($25,000 of which has already been paid as of December 31, 2002) and 475,000 shares of the Company’s common stock in full satisfaction of all principal and interest due of approximately $964,000 as of December 31, 2002, expired.

On May 7, 2003 the above-mentioned settlement agreement was extended to the closing of the proposed merger with Polar.

On May 5, 2003 the Company entered into an amendment to a settlement agreement with a holder of the Company’s debt to cure a default. Under the terms of the amended settlement agreement, the holder of the Company’s debt agreed to accept payment of $235,000 in cash, a note payable for $500,000 due one year from the closing of the proposed merger with Polar and 350,000 shares of the Company’s common stock in full satisfaction of all principal and interest due of approximately $11.2 million as of December 31, 2002.

*  *  *  *  *

MURDOCK COMMUNICATIONS CORPORATION

SCHEDULE—VALUATION AND QUALIFYING ACCOUNTS

Years Ended December 31, 2002, 2001 and 2000

	Balance at Beginning of Year	Net Charges to Costs and Expenses	Deductions	Balance at End of Year
Year ended December 31, 2002
Allowance for doubtful accounts	$179	$—	$—	$179
Year ended December 31, 2001
Allowance for doubtful accounts	225	(46)	—	179
Year ended December 31, 2000
Allowance for doubtful accounts	152	98	25	225

Until             , 2003, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Murdock Communications Corporation

18,290,762 Shares

Common Stock

PROSPECTUS

Dated             , 2003

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the various expenses payable by the registrant in connection with the sale and distribution of the securities offered hereby, other than underwriting discounts and commissions. All of the amounts shown are estimated except the registration fee.

Registration fee	$1,035.81
Printing expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Blue Sky filing fees and expenses	*
Miscellaneous expenses	*

Total	*

*	to be filed by amendment.

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Murdock Communications Corporation (“Murdock”) is incorporated in the State of Iowa. Section 490.851 of the Iowa Business Corporation Act (the “IBCA”) provides that a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if: (a) the person conducted himself or herself in good faith; and (b) the person reasonably believed: (i) in the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation’s best interests; and (ii) in all other cases, that his or her conduct was at least not opposed to the corporation’s best interests; and (c) in the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful, all subject to certain limitations and conditions provided therein. Section 490.851 further provides that no indemnification may be made: (i) in connection with a proceeding by or in the right of the registrant in which the person was adjudged liable to the registrant; or (ii) in connection with any other proceedings charging that the person derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the person was judged liable on the basis that he derived an improper personal benefit, unless and only to the extent the court in which such action was brought or another court of competent jurisdiction determines upon application that, despite such adjudication, but in view of all relevant circumstances, the person is fairly and reasonably entitled to indemnity for reasonable expenses as the court deems proper. Section 490.852 of the IBCA provides that a corporation, unless limited by its articles of incorporation, shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding. Section 490.854 of the IBCA provides that, unless otherwise provided in the articles of incorporation of the corporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction and the court may order indemnification of such person under certain circumstances as provided therein. Section 490.856 of the IBCA provides that a corporation may indemnify an officer of the corporation to the same extent as a director of the corporation.

The Restated Articles of Incorporation of Murdock contain provisions that require such registrant to indemnify its officers and directors to the fullest extent permitted by the IBCA. In addition to the available indemnification, the Restated Articles of Incorporation of Murdock limit the personal liability of the members of its board of directors for monetary damages with respect to claims by such registrant or its stockholders, except for liability for any breach of the director’s duty of loyalty to Murdock or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful distributions or any transaction from which the director derived an improper personal benefit.

MCC Merger Sub Corporation (“MCC Merger Sub”), Polar Molecular Corporation (“Polar”) and Polar Molecular Holding Corporation (“Holding”) are incorporated in the state of Delaware. Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides in relevant part that a corporation may indemnify any officer or director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Under Section 145(b) of the DGCL, such eligibility for indemnification may be further subject to the adjudication of the Delaware Court of Chancery. The certificates of incorporation of MCC Merger Sub, Polar and Holding provide that such registrant indemnifies its officers and directors to the maximum extent allowed by Delaware law.

Furthermore, Section 102(b)(7) of the DGCL provides that a corporation may in its certificate of incorporation eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: for any breach of the director’s duty of loyalty to the corporation or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; under Section 174 of the DGCL (pertaining to certain prohibited acts including unlawful payment of dividends or unlawful purchase or redemption of the corporation’s capital stock); or for any transaction from which the director derived an improper personal benefit. The certificates of incorporation of MCC Merger Sub, Polar and Holding eliminate such personal liability of such registrant’s directors.

The certificates of incorporation or bylaws of MCC Merger Sub, Polar and Holding provide that such registrant may purchase and maintain insurance on behalf of its directors, officers, employees, fiduciaries and agents against liability asserted against or incurred by such persons in any such capacity.

Holding’s bylaws require Holding to indemnify its directors against liabilities which may be incurred in connection with the administration of the stock option plans, other than with respect to liabilities resulting from certain types of conduct. Each of Murdock’s stock option plans requires Murdock to indemnify its directors against liabilities which may be incurred in connection with the administration of the stock option plans, other than with respect to liabilities resulting from certain types of conduct.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES

The following information relates to securities issued or sold by the registrant within the last three years. During that time, the registrant has issued unregistered securities in the transactions described below. Securities issued in each such transaction were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act, relating to sales by an issuer not involving any public offering. The sales of securities were made without the use of an underwriter and the certificates evidencing the shares bear a restrictive legend permitting the transfer thereof only upon registration of the shares or an exemption under the Act.

During 2001, Murdock issued warrants to purchase a total of 179,600 shares of Murdock’s common stock to Murdock Communications Corporation Investment Company, L.L.C. (“MCCIC”) in connection with advances obtained from MCCIC. The warrants were issued at exercise prices ranging from $0.05 per share to $0.38 per share with five year terms.

During 2002, Murdock issued warrants to purchase a total of 14,166 shares of Murdock’s common stock to MCCIC in connection with advances obtained from MCCIC. The warrants were issued at exercise prices ranging from $0.08 per share to $0.17 per share with five year terms.

The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about the registrant or had access, through employment or other relationships, to information about the registrant.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)  Exhibits.

Exhibit Number	Document Description

2.1	Agreement and Plan of Merger, dated as of December 19, 2001, among Murdock Communications Corporation, MCC Merger Sub Corporation and Polar Molecular Corporation. (15)

2.2	First Amendment to Agreement and Plan of Merger, dated as of August 1, 2002, among Murdock Communications Corporation, MCC Merger Sub Corporation and Polar Molecular Corporation. (15)

2.3	Second Amendment to Agreement and Plan of Merger, dated as of November 26, 2002, among Murdock Communications Corporation, MCC Merger Sub Corporation and Polar Molecular Corporation. (15)

2.4	Third Amendment to Agreement and Plan of Merger effective as of January 30, 2003, among Murdock Communications Corporation, MCC Merger Sub Corporation and Polar Molecular Corporation. (15)

2.5	Fourth Amendment to Agreement and Plan of Merger dated as of May 12, 2003, among Murdock Communications Corporation, MCC Merger Sub Corporation and Polar Molecular Corporation. (15)

3.1	Restated Articles of Incorporation of Murdock Communications Corporation. (1)

3.2	First Amendment to Restated Articles of Incorporation of Murdock Communications Corporation. (2)

3.3	Second Amendment to Restated Articles of Incorporation of Murdock Communications Corporation. (2)

3.4	Third Amendment to Restated Articles of Incorporation of Murdock Communications Corporation. (15)

3.5	Amended and Restated By-Laws of Murdock Communications Corporation. (3)

3.6	Certificate of Incorporation of Polar Molecular Corporation. (15)

3.7	Bylaws of Polar Molecular Corporation. (15)

3.8	Certificate of Incorporation of Polar Molecular Holding Corporation. (15)

3.9	Bylaws of Polar Molecular Holding Corporation. (15)

4.1	Form of Common Stock Purchase Warrant Agreement between Murdock Communications Corporation and Firstar Trust Company. (1)

4.2	Form of Redeemable Warrant. (1)

4.3	First Amendment to Common Stock Purchase Warrant Agreement, dated as of September 30, 1999, between Murdock Communications Corporation and Firstar Trust Company. (7)

4.4	Second Amendment to Common Stock Purchase Warrant Agreement, dated as of April 14, 2000, between Murdock Communications Corporation and Firstar Bank, N.A. (15)

4.5	Third Amendment to Common Stock Purchase Warrant Agreement, dated as of October 9, 2000, between Murdock Communications Corporation and Firstar Bank, N.A. (15)

4.6	Fourth Amendment to Common Stock Purchase Warrant Agreement, dated as of October , 2001, between Murdock Communications Corporation and Firstar Bank, N.A. (15)

4.7	Fifth Amendment to Common Stock Purchase Warrant Agreement and Joinder Agreement, dated as of October 18, 2002, between Murdock Communications Corporation and Computershare Trust Company, Inc. (15)

5.1	Opinion of Arenson & Zimmerman, PLC *

Exhibit Number	Document Description

10.1	Murdock Communications Corporation 1993 Stock Option Plan. (1)

10.2	Murdock Communications Corporation 1997 Stock Option Plan, as amended. (4)

10.3	Employment Agreement, dated as of November 16, 1998, by and between Murdock Communications Corporation and Paul C. Tunink. (4)

10.4	Note and Warrant Purchase Agreement, dated as of June 21, 1999, by and among Murdock Communications Corporation, Priority International Communications, Inc., Incomex, Inc., MCC Acquisition Corp., and New Valley Corporation. (5)

10.5	Stock Purchase Warrant dated June 21, 1999 from Murdock Communications Corporation to New Valley Corporation. (5)

10.6	Registration Rights Agreement, dated as of June 21, 1999, between Murdock Communications Corporation and New Valley Corporation. (5)

10.7	Amendment to Investment Agreement, dated as of June 21, 1999, among ACTEL Integrated Communications, Inc., Murdock Communications Corporation, John Beck and Richard Courtney. (6)

10.8	Letter Agreement dated December 22, 1999, between Murdock Communications Corporation and Berthel Fisher & Company Financial Services, Inc. (15)

10.9	Letter Agreement dated July 1, 2001, between Murdock Communications Corporation and Berthel Fisher & Company Financial Services, Inc. (15)

10.10	Letter Agreement dated November 4, 2002 between Murdock Communications Corporation and Berthel Fisher & Company Financial Services, Inc. (15)

10.11	Waiver and First Amendment to Note and Warrant Purchase Agreement, dated as of December 17, 1999, among Murdock Communications Corporation, Priority International Communications, Inc., ATN Communications, Inc., Incomex, Inc., MCC Acquisition Corp. and New Valley Corporation. (7)

10.12	Stockholders Agreement, dated as of April , 2000, among Actel Integrated Communications, Inc., Murdock Communications Corporation and the other stockholders of Actel Integrated Communications, Inc. (8)

10.13	First Amendment to Stockholders Agreement and Consent to Permitted Transferees, dated as of June 13, 2000, among Actel Integrated Communications, Inc., Murdock Communications Corporation and the other stockholders of Actel Integrated Communications, Inc. (8)

10.14	Form of Convertible Note of Murdock Communications Corporation due May 29, 2003 (8)

10.15	Purchase Agreement, dated as of June 23, 2000, among Murdock Communications Corporation, MCC Acquisition Corp., John Rance, Michael Upshaw, Fernando Ficachi and the other former shareholders of Incomex, Inc. (9)

10.16	Addendum to Employment Agreement for Paul C. Tunink. (11)

10.17	Stock Purchase Agreement, dated as of July 31, 2001, among Murdock Communications Corporation, MCC Acquisition Corporation, Priority International Communications, Inc. and Dartwood, LLC. (12)

10.18	Compromise, Settlement and Mutual Release Agreement, dated as of June 20, 2002, among Republic Credit Corporation I, Murdock Communications Corporation and Silent Woman, L.L.C. (13)

10.19	Compromise, Settlement and Mutual Release Agreement, dated as of August 1, 2002, between Murdock Communications Corporation and Buckeye Retirement Co., L.L.C. (14)

10.20	Compensation Agreement, dated August 1, 2002, between Murdock Communications Corporation and Pirinate Consulting Group, L.L.C. (14)

Exhibit Number	Document Description

10.21	First Amendment to Compensation Agreement between Murdock and Pirinate Consulting Group, L.L.C., dated January 3, 2003. (15)

10.22	Amendment, Modification and Extension Agreement, dated as of November 16, 2002, among Republic Credit Corporation I, Murdock Communications Corporation and Silent Woman, L.L.C. (15)

10.23	Second Amendment, Modification and Extension Agreement, dated January 28, 2003, among Republic Credit Corporation I, Murdock Communications Corporation and Silent Woman, L.L.C. (15)

10.24	Letter Agreement between Murdock and Dave Kirkpatrick for conversion of service fees to equity, dated January 27, 2003. (15)

10.25	Letter Agreement between Murdock and Wayne Wright for conversion of service fees to equity, dated January 27, 2003. (15)

10.26	Letter Agreement between Murdock and Berthel Fisher & Company for settlement of outstanding fees, dated January 9, 2003. (15)

10.27	Letter Agreement between Murdock and MCC Investment Company re outstanding debt, dated January 3, 2003. (15)

10.28	Mutual Settlement and Release Agreement, dated November 7, 2002, among John S. Rance, Steven E. Rance, Robert M. Upshaw, Fernando Ficachi and Berthel Fisher & Company, Thomas J. Berthel, Ronald O. Brendengen, Eugene I. Davis, Thomas E. Chaplin, Guy O. Murdock, Steven J. Ehlert and Murdock Communications Corporation and any and all of its current and former directors, officers, agents and employees. (15)

10.29	Form of Lock-up Agreement. (15)

10.30	Investors’ Rights Agreement among Polar, various investors and APS Financial Corporation dated as of January 30, 2001. (15)

10.31	Investor Rights Agreement between Polar and Affiliated Investments, L.L.C. dated as of October 25, 2001. (15)

10.32	Purchase Agreement between Polar and Lockhart Holdings, Inc. dated as of October 19, 2001. (15)

10.33	Convertible Promissory Note of Polar in favor of Lockhart Holdings, Inc. in the principal amount of $200,000, dated as of October 19, 2001, and Extension Agreement dated as of January 17, 2003. (15)

10.34	Security Agreement between Polar and Lockhart Holdings, Inc. dated as of October 24, 2001. (15)

10.35	Purchase Agreement between Polar and Affiliated Investments, L.L.C. dated as of October 25, 2001. (15)

10.36	Promissory Note of Polar in favor of Affiliated Investments, L.L.C. in the principal amount of $600,000 dated as of October 25, 2001. (15)

10.37	Security Agreement between Polar and Affiliated Investments, L.L.C. dated as of October 25, 2001. (15)

10.38	License Agreement between Polar and Amway Corporation dated as of May 23, 1995. (15)

10.39	Bridge Securities Purchase Agreement by and among Polar and certain investors dated as of January 30, 2001. (15)

Exhibit Number	Document Description

10.40	Placement Agreement between Polar and Berthel Fisher & Company Financial Services, Inc. dated as of December 21, 2001, as amended by Amendment A dated as of December 21, 2001, by Amendment B dated as of February 28, 2002, by Amendment C dated as of March 27, 2002, by Amendment D dated as of April 30, 2002, by Amendment E dated as of May 15, 2002, by Amendment F dated as of June 13, 2002, by Amendment G dated as of July 12, 2002, by Amendment H dated as of August 30, 2002, by Amendment I dated as of September 30, 2002, by Amendment J dated as of September 30, 2002 and by Amendment K dated as of January 20, 2003. (15)

10.41	Consulting Agreement between Polar and Gilbert Chapelet dated as of July 1, 2002. (15)

10.42	Consulting Agreement between Polar and Jim Clarke dated as of June 21, 2002. (15)

10.43	Letter Agreement between Polar and Houlihan Smith & Company, Inc. for due diligence update dated as of September 24, 2001. (15)

10.44	Security Agreement among Polar and Holme Roberts & Owen LLP, Mark L. Nelson, Chandra Prakash, Alan L. Smith, Melissa Polich, Gerard Gorman, Deborah Pilkington, Delores Coy-DeJongh, and Reising Ethington Barnes Kisselle Learman & McCullogh, P.C. dated December 18, 2001, as amended. (15)

10.45	Reaffirmation of Assignments of United States and Foreign Patents between Polar and Otis L. Nelson, Jr., Mark L. Nelson, and A. Richard Nelson dated as of October 19, 2001. (15)

10.46	Engagement Agreement dated as of September 13, 2001 between Polar and Kennedy Partners. (15)

10.47	Loan Extension and Release and Waiver Agreement between Polar and Affiliated Investments L.L.C. dated as of February 28, 2002. (15)

10.48	First Amendment to the Loan Extension and Release and Waiver Agreement between Polar and Affiliated Investments L.L.C. dated as of May 31, 2002. (15)

10.49	Second Amendment to the Loan Extension and Release and Waiver Agreement between Polar and Affiliated Investments L.L.C. dated as of October 1, 2002. (15)

10.50	Third Amendment to the Loan Extension and Release and Waiver Agreement between Polar and Affiliated Investments L.L.C. dated as of January 31, 2003. (15)

10.51	Fourth Amendment to the Loan Extension and Release and Waiver Agreement between Polar and Affiliated Investments L.L.C. dated as of June 20, 2003.

10.52	First Amendment to the Loan Extension Agreement between Polar and Lockhart Holdings, Inc. dated as of January 31, 2003. (15)

10.53	Promissory Note of Mark L. Nelson in favor of Polar in the principal amount of $100,000 dated as of February 7, 2003. (15)

10.54	Stock Purchase Agreement between Polar and Gerald A. Goray, Trustee under a trust agreement dated as of June 16, 1997. (15)

10.55	Engagement Agreement between Polar and APS Financial Corporation dated January 16, 2001. (15)

10.56	Termination Agreement between Polar and APS Financial dated November 1, 2001. (15)

10.57	Consulting Agreement between Polar and Chuck Eisenstein dated August 1, 2002. (15)

10.58	Amended and Restated Security Agreement dated as of February 4, 2003, by and among Polar and each of the Lenders set forth on Schedule I thereto. (15)

10.59	Exclusive Aftermarket Distributorship Of PMC Products in the Republic of South Korea dated as of October 11, 2002 between Polar and Pacific Crest, L.L.C. (15)

Exhibit Number	Document Description

10.60	Amendment to Compromise, Settlement and Mutual Release Agreement, dated as of September 1, 2002, among Buckeye Retirement Co., L.L.C., Ltd., Murdock Communications Corporation and Guy O. Murdock. (15)

10.61	Third Amendment to Compromise Settlement and Mutual Release Agreement, dated as of May 12, 2003, among Republic Credit Corporation I, Murdock Communications Corporation and Silent Woman, L.L.C. (15)

10.62	Form of Polar Molecular Holding Corporation Equity Incentive Plan. (15)

10.63	Second Amendment to Compensation Agreement between Murdock Communications Corporation and Pirinate Consulting Group, L.L.C., dated June 24, 2003. (16)

10.64	Second Amendment to Compromise, Settlement and Mutual Release Agreement, dated as of June 27, 2003, among Buckeye Retirement Co., L.L.C., Murdock Communications Corporation and Guy O. Murdock

10.65	First Amendment to Mutual Settlement and Release Agreement, dated as of June 27, 2003, among John S. Rance, Steven E. Rance, Robert M. Upshaw, Fernando Ficachi and Berthel Fisher & Company, Thomas J. Berthel, Ronald O. Brendengen, Eugene I. Davis, Thomas E. Chaplin, Guy O. Murdock, Steven J. Ehlert and Murdock Communications Corporation and any and all of its current and former directors, officers, agents and employees.

10.66	Fourth Amendment to Compromise, Settlement and Mutual Release Agreement, dated as of June 30, 2003, among Republic Credit Corporation I, Murdock Communications Corporation and Silent Woman, L.L.C.

10.67	Agreement Regarding Dispersal of Escrow Funds and Further Security Interest dated as of June 20, 2003 between Polar and Affiliated Investments, L.L.C.

10.68	Registration Rights Agreement, dated as of June 30, 2003, among Polar Molecular Holding Corporation, Murdock Communications Corporation, Daniel C. Cadle, Republic Credit Corporation, John S. Rance, Steven E. Rance, Robert M. Upshaw, Fernando Ficachi and Buckeye Retirement Co., L.L.C.

21	Subsidiaries.

23.1	Consent of Deloitte & Touche LLP (Murdock Communications Corporation).

23.2	Consent of Hein + Associates LLP (Polar Molecular Corporation).

23.3	Consent of Arenson & Zimmerman, PLC (included as part of Exhibit 5.1). *

24	Power of Attorney (included as part of the signature page hereof).

*	To be filed by amendment.
(1)	Filed as an exhibit to Murdock’s Registration Statement on Form SB-2 (File No. 333-05422C) and incorporated herein by reference.
(2)	Filed as an exhibit to Murdock’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997 (File No. 000-21463) and incorporated herein by reference.
(3)	Filed as an exhibit to Murdock’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997 (File No. 000-21463) and incorporated herein by reference.
(4)	Filed as an exhibit to Murdock’s Annual Report on Form 10-KSB for the year ended December 31, 1998 (File No. 000-21463) and incorporated herein by reference.
(5)	Filed as exhibit to Murdock’s registration statement on Form SB-2 (File No. 333-78399) and incorporated herein by reference.
(6)	Filed as an exhibit to Murdock’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 1999 (File No. 000-21463) and incorporated herein by reference.
(7)	Filed as an exhibit to Murdock’s Annual Report on Form 10-KSB for the year ended December 31, 1999 (File No. 000-21463) and incorporated herein by reference.
(8)	Filed as an exhibit to Murdock’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 (File No. 000-21463) and incorporated herein by reference.
(9)	Filed as an exhibit to Murdock’s Current Report on Form 8-K (File No. 000-21463) filed with the Securities and Exchange Commission on August 30, 2000 and incorporated herein by reference.
(10)	Filed as an exhibit to Murdock’s Current Report on Form 8-K (File No. 000-21463) filed with the Securities and Exchange Commission on December 26, 2001 and incorporated herein by reference.

(11)	Filed as an exhibit to Murdock’s Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 000-21463) and incorporated herein by reference.
(12)	Filed as an exhibit to Murdock’s Current Report on Form 8-K (File No. 000-21463) filed with the Securities and Exchange Commission on July 31, 2001 and incorporated herein by reference.
(13)	Filed as an exhibit to Murdock’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 (File No. 000-21463) and incorporated herein by reference.
(14)	Filed as an exhibit to Murdock’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 (File No. 000-21463) and incorporated herein by reference.
(15)	Filed as an exhibit to Murdock’s Registration Statement on Form S-4 (File No. 333-103167) and incorporated by reference.
(16)	Filed as an exhibit to Murdock’s Registration Statement on Form S-8 (File No. 333-106635) and incorporated by reference.

ITEM 17.  UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by a final adjudication of such issue.

(d)  The undersigned registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form

S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marion, State of Iowa, on the 30th day of June, 2003.

MURDOCK COMMUNICATIONS CORPORATION

By:  /s/    EUGENE I. DAVIS

        Eugene I. Davis

        Chief Executive Officer and Chairman

        of the Board of Directors

POWER OF ATTORNEY

Each person whose signature appears below hereby appoints Eugene I. Davis and Wayne Wright, and each of them individually, his true and lawful attorney-in-fact, with power to act with or without the other and with full power of substitution and resubstitution, in any and all capacities, to sign any or all amendments (including post-effective amendments or any abbreviated Registration Statement, and any amendments thereto, filed pursuant to Rule 462(b) under the Securities Act of 1933) to the Registration Statement and file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated on the 30th day of June, 2003.

Name	Title

/s/ EUGENE I. DAVIS Eugene I. Davis	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)

/s/ WAYNE WRIGHT Wayne Wright	Principal Accounting Officer and Director

/s/ DAVID KIRKPATRICK David Kirkpatrick	Director

/s/ GUY O. MURDOCK Guy O. Murdock	Director